Filed Pursuant to Rule 424(b)(4) Registration No. 333-272343

T Stamp Inc.

Up to 1,573,330 Shares of Class A Common Stock

This prospectus relates to the resale from time to time of up to an aggregate of 1,573,330 shares of our Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) issuable upon the exercise of Class A Common Stock purchase warrants (the “Warrants”) sold to a certain investor (the “Selling Stockholder”) in a private placement offering consummated on April 18, 2023. We are registering these shares as required by the Securities Purchase Agreement that we entered into with the Selling Stockholder on April 14, 2023 (the “SPA”). The Selling Stockholder may offer and sell their shares in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price, or at negotiated prices.

As provided by Rule 416 of the Securities Act of 1933, as amended, this prospectus also covers any additional shares of Class A Common Stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Warrants issued to the Selling Stockholders by reason of stock splits, stock dividends, and other events described therein.

The Selling Stockholder may sell all or a portion of shares through underwriters, broker-dealers, or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder, the purchasers of the shares, or both. See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold. We will not receive any of the proceeds from the sale of any of the 1,573,330 shares by the Selling Stockholder. However, upon exercise of the Warrants for cash, the Selling Stockholder would pay us an exercise price of $3.30 per share of Class A Common Stock, subject to any adjustment pursuant to the terms of the Warrants, or an aggregate of approximately $5,191,989 if the Warrants are exercised in full for cash. The Warrants are also exercisable on a cashless basis under certain circumstances, and if the Warrants are exercised on a cashless basis, we would not receive any cash payment from the Selling Stockholder upon any such exercise of the Warrants. We have agreed to bear the expenses (other than underwriting discounts, commissions or agent’s commissions and legal expenses of the Selling Stockholder) in connection with the registration of the Class A Common Stock being offered under this prospectus by the Selling Stockholder.

We will pay the expenses of registering these shares, but all selling and other expenses incurred by the Selling Stockholder will be paid by the Selling Stockholder. See “Plan of Distribution.”

We are an “emerging growth company” and a “smaller reporting company” as such terms are defined under federal securities laws, and, as such have elected to take advantage of certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

Our Class A Common Stock is quoted on The NASDAQ Capital Market under the symbol “IDAI.” On August 11, 2023, the last reported sale price of our Class A Common Stock on The NASDAQ Capital Market was $2.73 per share.

You should read this prospectus carefully before you invest in any of our securities.

Investing in securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 14, 2023

ABOUT THIS PROSPECTUS

The registration statement on Form S-1, of which this prospectus forms a part and that we have filed with the Securities and Exchange Commission (the “SEC”), includes exhibits that provide more detail of the matters discussed in this prospectus.

Additionally, we incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under the section of this prospectus entitled “Where You Can Find More Information.” You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and in any free writing prospectus prepared by or on behalf of us. We have not, and the Selling Stockholder has not, authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any related free writing prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we nor the Selling Stockholder are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the Selling Stockholder have done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus and any free writing prospectus related to this Offering are required to inform themselves about and to observe any restrictions relating to this Offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

Unless the context otherwise requires, the terms “T Stamp,” “Trust Stamp”, the “Company,” “we,” “us” and “our” refer to T Stamp Inc. and its subsidiaries on a collective basis.

This prospectus includes industry and market data and other information, which we have obtained from, or is based upon, market research, independent industry publications or other publicly available information. Although we believe each such source to have been reliable as of its respective date, we have not independently verified the information contained in such sources. Any such data and other information is subject to change based on various factors, including those described below under the heading “Risk Factors” and elsewhere in this prospectus.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

THIS PROSPECTUS MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE”, “PROJECT”, “BELIEVE”, “ANTICIPATE”, “INTEND”, “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the related notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A Common Stock discussed under “Risk Factors”, “The Company’s Business”, and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy our Class A Common Stock

Overview

Trust Stamp was incorporated under the laws of the State of Delaware on April 11, 2016 as “T Stamp Inc.” T Stamp Inc. and its subsidiaries (“Trust Stamp”, “we”, or the “Company”) develop and market identity authentication software for enterprise and government partners and peer-to-peer markets.

Trust Stamp develops proprietary artificial intelligence-powered identity and trust solutions at the intersection of biometrics, privacy, and cybersecurity, that enable organizations to protect themselves and their users, while empowering individuals to retain ownership of their identity data and prevent fraudulent activity using their identity.

Trust Stamp tackles industry challenges including data protection, regulatory compliance, and financial accessibility, with cutting edge technology including biometric science, cryptography, and machine learning. Our core technology irreversibly transforms identity information to create tokenized identifiers that enable accurate authentication without the need to store or share sensitive data. By retaining the usefulness of biometric-derived data while minimizing the risk, we allow businesses to adopt biometrics and other anti-fraud initiatives while protecting personal information from hacks and leaks.

Trust Stamp’s key sub-markets are identity authentication for the purpose of account opening, access and fraud detection, the creation of tokenized digital identities to facilitate financial and societal inclusion, and in-community case management software for alternatives to detention and other governmental uses.

As biometric solutions proliferate, so does the need to protect biometric data. Stored biometric images and templates represent a growing and unquantified financial, security and PR liability and are the subject of governmental, media and public scrutiny, since biometric data cannot be “changed” once they are hacked, as they are directly linked to the user’s physical features and/or behaviors. Privacy concerns around biometric technology have led to close attention from regulators, with multiple jurisdictions placing biometrics in a special or sensitive category of personal data and demanding much stronger safeguards around collection and safekeeping.

To address this unprecedented danger and increased cross-industry need to establish trust quickly and securely in virtual environments, Trust Stamp has developed its Irreversibly Transformed Identity Token, or IT2TM, solutions, which replace biometric templates with a cryptographic hash that can never be rebuilt into the original data and cannot be used to identify the subject outside the environment for which it is designed.

Trust Stamp’s data transformation and comparison technology is vendor and modality agnostic, allowing organizations including other biometric services providers to benefit from the increased protection, efficiency, and utility of our proprietary tokenization process. With online and offline functionality, Trust Stamp technology is effective in even the most remote locations in the world.

Trust Stamp also offers end-to-end solutions for multi-factor biometric authentication for account access and recovery, KYC/AML compliance, customer onboarding, and more, which allow organizations to approve more genuine users, keep bad actors from accessing systems and services, and retain existing users with a superior user experience.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” and accordingly may provide less public disclosure than larger public companies, including the inclusion of only two years of audited financial statements, and unaudited interim financial statements for the three months ended March 31, 2023. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined under the Securities Act of 1933, as amended (the “Securities Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;
●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (or the Sarbanes-Oxley Act);
●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1.07 billion or more in annual gross revenues; (ii) the end of fiscal year 2026; (iii) our issuance, in a three year period of more than $1 billion in non-convertible debt; and (iv) the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million on the last business day of our second fiscal quarter.

We have elected to take advantage of certain of the reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than the information you might receive from other public reporting companies in which you hold equity interests.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, after we cease to qualify as an “emerging growth company,” certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (2) scaled executive compensation disclosures; and (3) the ability to provide only two years of audited financial statements, instead of three years.

Going Concern

Our auditors included an “Emphasis of Matter Regarding Liquidity” note in each of their reports on our consolidated financial statements for the fiscal years ended December 31, 2022 and 2021. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

The unaudited condensed consolidated financial statements for the three months ended March 31, 2023 and 2022 also have been prepared on a going concern basis, expressing substantial doubt about our ability to continue as an ongoing business for the next twelve months.

If we cannot secure the financing needed to continue as a viable business, our shareholders may lose some or all of their investment in us.

Recent Developments

Securities Purchase Agreement and Private Placement

On April 14, 2023, the Company entered into a Securities Purchase Agreement (the “SPA”) with a certain institutional investor (the “Selling Stockholder”). Pursuant to the terms of the SPA, the Company agreed, at the closing of the SPA (the “Closing”), to sell and issue to the Selling Stockholder (i) in a registered direct offering, 563,380 shares of Class A Common Stock at a price of $3.30 per share, and pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,009,950 shares of Class A Common Stock, at an exercise price of $0.001 per share of Class A Common Stock, and (ii) in a concurrent private placement (the “Private Placement”) warrants to exercisable for an aggregate of 1,573,330  shares of Class A Common Stock of the Company at an exercise price of $3.30 per share (the “Warrants”)

The securities to be issued in the registered direct offering were offered pursuant to the Company’s shelf registration statement on Form S-3 (File 333-271091) (the “Shelf Registration Statement”), initially filed by the Company with the SEC under the Securities Act on April 3, 2023 and declared effective on April 12, 2023.

On April 18, 2023 (the “Closing Date”), the Closing of the SPA occurred, and the Company sold 563,380 shares of Class A Common Stock to the Selling Stockholder for total proceeds $1,859,154. Additionally, on same date, the Selling Stockholder purchased and exercised the 1,009,950 Pre-Funded Warrants, for total proceeds to the Company of $3,332,835, resulting in an aggregate issuance by the Company of 1,573,330 shares of Class A Common Stock for net proceeds of $4,778,550 from the registered direct offering after deducting placement fee and legal expense of $363,439 and $50,000, respectively, payable to Maxim Group LLC, who acted as the sole placement agent for that offering pursuant to a Placement Agent Agreement dated as of April 14, 2023. The Private Placement also closed on the Closing Date, whereby the Selling Stockholder purchased the Warrants to purchase 1,573,330 shares of Class A Common Stock on the Closing Date.

Under the SPA, the Company is required within 45 days of April 14, 2023 to file a registration statement on Form S-1 or other appropriate form if the Company is not then S-1 eligible registering the resale of the shares of Class A Common Stock issued and issuable upon the exercise of the Warrants. The Company is required to use commercially reasonable efforts to cause such registration to become effective within 181 days of the closing date of the offering, and to keep the registration statement effective at all times until no investor owns any Warrants or shares issuable upon exercise thereof.

Pursuant to the terms of the SPA, from April 18, 2023 until 75 days thereafter, subject to certain exceptions, we may not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents, or file any registration statement or any amendment or supplement thereto, other than a prospectus supplement for the Shelf Registration Statement. In addition, until October 18, 2023, we are prohibited from effecting or entering into an agreement to effect any issuance of common stock or common stock equivalents involving a variable rate transaction (as defined in the SPA).

Also in connection with the offering, on April 14, 2023, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with Maxim Group LLC (the “Placement Agent”). Pursuant to the terms of the Placement Agency Agreement, the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of the securities under the SPA, including the shares of Class A Common Stock, Pre-Funded Warrants, and Warrants. The Company will pay the Placement Agent a cash fee equal to 7.0% of the gross proceeds generated from such sales, and will reimburse the Placement Agent for certain of its expenses in an aggregate amount up to $50,000.

The Placement Agency Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Placement Agent, including for liabilities under the Securities Act, other obligations of the parties, and termination provisions.

In addition, pursuant to certain “lock-up” agreements (each, a “Lock-Up Agreement”) that were required to be entered into as a condition to the closing of the SPA, our officers and directors have agreed, for a period of 60 days from April 14, 2023, not to engage in any of the following, whether directly or indirectly, without the consent of the purchaser under the SPA: offer to sell, sell, contract to sell pledge, grant, lend, or otherwise transfer or dispose of our common stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock (the “Lock-Up Securities”); enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities; make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Lock-Up Securities; enter into any transaction, swap, hedge, or other arrangement relating to any Lock-Up Securities subject to customary exceptions; or publicly disclose the intention to do any of the foregoing.

Warrants

The Warrants (and the shares of Class A Common Stock issuable upon the exercise of the Warrants) were not registered under the Securities Act, and were offered pursuant to an exemption from the registration requirements of the Securities Act provided under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act (the “Private Placement”). The Warrants are immediately exercisable upon issuance, will expire five years from the date of issuance, and in certain circumstances may be exercised on a cashless basis. If we fail for any reason to deliver shares of Class A Common Stock upon the valid exercise of the Warrants, subject to our receipt of a valid exercise notice and the aggregate exercise price, by the time period set forth in the Warrants, we are required to pay the Selling Stockholder, in cash, as liquidated damages as set forth in the Warrants. Warrants also include customary buy-in rights in the event we fail to deliver shares of common stock upon exercise thereof within the time periods set forth in the Warrants.

Under the terms of the Warrants, a holder will not be entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of common stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended) would exceed, for the Pre-Funded Warrants, 9.99%; and, for the Warrants, 4.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant, which percentage may be increased at the holder’s election upon 61 days’ notice to the Company subject to the terms of such warrants, provided that such percentage may in no event exceed 9.99%.

The Warrants have an exercise price of $3.30 per share, with such exercise price being subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Class A Common Stock that occur while the Warrants are outstanding.

The Warrants also allow for a “cashless exercise” if, at any time after the six (6) month anniversary of the issue date of the Warrants there is no effective registration statement registering the resale of the Class A Common Stock issuable pursuant to the Warrants. In such a case, then Warrants may also be exercised, in whole or in part, by means of a cashless exercise in which the Selling Stockholder will be entitled to receive a number of shares of Class A Common Stock as described in the Warrants.

The Warrants may be exercised at any time by the Selling Stockholder starting on the issuance date (i.e. April 18, 2023) until the five (5) year anniversary thereafter.

The foregoing does not purport to be a complete description of each of the Placement Agency Agreement, the Pre-Funded Warrants, the Warrants, and the SPA and is qualified in its entirety by reference to the full text of each of such document, which are filed as Exhibits 1.1, 4.1, 4.2, and 10.1, respectively, to the Company’s Current Report on Form 8-K/A filed with the SEC on April 20, 2023 and are incorporated herein by reference.

Corporate Information

Our principal executive office is located at 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305, United States of America, which serves as our headquarters. Our telephone number is (404) 806-9906. Our website address is www.truststamp.ai. Information contained on our website that can be accessed through our website is not incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us are available to the public free of charge at www.sec.gov. Copies of certain information filed by us with the SEC are also available in the investors section of our website at www.truststamp.ai. You may also read and copy any document we file with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330.

This prospectus omits some information contained in the registration statement of which this prospectus forms a part in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

THE OFFERING

This prospectus relates to the resale from time to time by the Selling Stockholder identified herein of up to 1,573,330 shares of our Class A Common Stock. We are not directly offering any shares for sale under the registration statement of which this prospectus is a part.

Class A Common Stock outstanding prior to this prospectus (as of June 1, 2023):	6,709,365

Class A Common Stock offered by the Selling Stockholder hereunder:	1,573,330 (2)

Class A Common Stock to be outstanding after this prospectus:	8,282,695 (1)

Use of Proceeds:

We will not receive any proceeds from the sale of our Class A Common Stock offered by the Selling Stockholder under this prospectus. However, in the case of the Warrants issued to the Selling Stockholder on April 18, 2023 being exercised by the Selling Stockholder for cash, the Selling Stockholder would pay us an exercise price of $3.30 per share of Class A Common Stock, subject to any adjustment pursuant to the terms of the Warrants, or an aggregate of approximately $5,191,989 if the Warrants are exercised in full for cash. The Warrants are also exercisable on a cashless basis, and if the Warrants are exercised on a cashless basis, we would not receive any cash payment from the Selling Stockholder upon any such exercise of the Warrants. We note that, as of the date of this prospectus, the last closing price of our Class A Common Stock on the Nasdaq Capital Market was $2.73 per share. Unless (and until) this price increases over $3.30, it is unlikely any of the Warrants would be exercised for cash.

Offering Price:	The Selling Stockholder may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Risk Factors:	Investing in our securities involves a high degree of risk and purchasers may lose their entire investment. See the disclosure under the heading “Risk Factors” beginning on page 13 of this prospectus.

NASDAQ Trading Symbol:	IDAI

(1)	The above discussion is based on 6,709,365 shares of Class A Common Stock outstanding as of June 1, 2023, but excludes the following (calculated as of March 31, 2023):
●	Restricted Stock Units (“RSUs”) (276,590 shares),
●	stock options (387,770 shares), and
●	warrants (1,673,968 shares), and
●	stock grants (70,641 shares).
(2)	Assumes 1,573,330 shares of Class A Common Stock underlying the Warrants exercised by the Selling Stockholder.

SUMMARY CONSOLIDATED FINANCIAL DATA

You should read the following summary consolidated financial data together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. We have derived the statements of operations data for the three months ended March 31, 2023 and 2022 and balance sheet data as of March 31, 2023 from our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus, and we have derived the consolidated statements of operations data for the years ended December 31, 2022 and 2021 from our audited consolidated financial statements appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future, and our results for any interim period are not necessarily indicative of results that may be expected for any full year.

Statements of Operations Data:	For the years ended December 31,		For the three months ended March 31,
			(Unaudited)	(Unaudited)
	2022	2021	2023	2022
Net revenue	$5,385,077	$3,677,896	$453,633	$2,821,044
Operating expenses:	(17,464,000)	(12,568,888)	(3,038,383)	(4,462,164)
Operating loss	(12,078,923)	(8,890,992)	(2,579,750)	(1,641,120)
Total other expense, net	8,459	(167,914)	32,300	(50,942)
Net loss before taxes	(12,070,464)	(9,058,906)	(2,547,450)	(1,692,062)
Income tax expense	(21,076)	—	—	—
Net loss including noncontrolling interest	(12,091,540)	(9,058,906)	(2,547,450)	(1,692,062)
Net loss attributable to noncontrolling interest	—	(1,743)	—	—
Net loss attributable to T Stamp Inc. (2)	$(12,091,540)	$(9,057,163)	$(2,547,450)	$(1,692,062)
Basic and diluted net loss per share attributable to T Stamp Inc. (1)	$(2.55)	$(2.40)	$(0.50)	$(0.37)

(1)	See Note 1 to our consolidated financial statements for the years ended December 31, 2022 and 2021 and for the three months ended March 31, 2023 and 2022 for an explanation of the method used to compute basic and diluted net loss per share.
(2)	We have provided the reconciliations between the net losses and Adjusted EBITDA under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Balance Sheet Data:	As of December 31,		As of March 31,
			(Unaudited)	(Unaudited)
	2022	2021	2023	2022
Cash and cash equivalents	$1,254,494	$3,475,695	$773,114	$5,836,151
Total Assets	$6,411,918	$8,664,654	$5,160,818	$11,053,540
Total Liabilities	$5,786,774	$3,630,938	$7,119,788	$3,637,168
Total Stockholders' Equity (Deficit)	$625,144	$5,033,716	$(1,958,970)	$7,416,372

RISK FACTORS

An investment in our Class A Common Stock involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Class A Common Stock to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our securities if you can bear the risk of loss of your entire investment.

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events, and technological developments (such as cyber-attacks and the ability to prevent such attacks). Additionally, early-stage companies are inherently riskier than more developed companies, and the risk of business failure and complete loss of your investment capital is present. You should consider general risks as well as specific risks when deciding whether to invest.

Below is a summary of material risks, uncertainties and other factors that could have a material effect on the Company and its operations:

●	We are a comparatively early-stage company that has incurred operating losses in the past, expect to incur operating losses in the future, and may never achieve or maintain profitability.
●	Our technology continues to be developed, and there is no guarantee that we will ever successfully develop the technology that is essential to our business to a point at which no further development is needed.
●	We may be subject to numerous data protection requirements and regulations.
●	We operate in a highly competitive industry that is dominated by a number of exceptionally large, well-capitalized market leaders and the size and resources of some of our competitors may allow them to compete more effectively than we can.
●	We rely on third parties to provide services essential to the success of our business.
●	We currently have three customers that account for substantially all of our revenues.
●	We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses.
●	Our auditor has included an “Emphasis of Matter Regarding Liquidity” note in its report on our consolidated financial statements for the year ended December 31, 2022. Additionally, the accompanying unaudited condensed consolidated financial statements for the quarter ended March 31, 2023 have been prepared on a going concern basis. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.
●	As the vast majority of our revenue is US Dollar denominated and a significant percentage of our expenses are incurred in other currencies, we are subject to risks relating to foreign currency fluctuations.

Risks Related to Our Company

We have a limited operating history upon which you can evaluate our performance and have not yet generated profits. Accordingly, our prospects must be considered in light of the risks that any new company encounters. Our Company was incorporated under the laws of the State of Delaware on April 11, 2016, and we have not yet generated profits. The likelihood of our creation of a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of our technology and products. We anticipate that our operating expenses will increase for the near future, and there is no assurance that we will be profitable in the near future. You should consider our business, operations, and prospects in light of the risks, expenses and challenges faced as an emerging growth company.

We have historically operated at a loss, which has resulted in an accumulated deficit. For the fiscal year ended December 31, 2022, we incurred a net loss of $12.09 million, compared to a net loss of $9.06 million for the fiscal year ended December 31, 2021. For the quarter ended March 31, 2023, we incurred a net loss of $2.55 million. There can be no assurance that we will ever achieve profitability. Even if we do, there can be no assurance that we will be able to maintain or increase profitability on a quarterly or annual basis. Failure to do so would continue to have a material adverse effect on our accumulated deficit, would affect our cash flows, would affect our efforts to raise capital and is likely to result in a decline in our Class A Common Stock price.

Our consolidated financial statements have been prepared on a going concern basis. We have not yet generated profits and have an accumulated deficit of $39.30 million as of December 31, 2022, and $41.85 million as of March 31, 2023. We may not have enough funds to sustain the business until it becomes profitable. Even if we raise additional funding through future financing efforts, we may not accurately anticipate how quickly we may use such funds and whether such funds would be sufficient to bring the business to profitability. The Company’s ability to continue as a going concern in the next twelve months following the date of the consolidated financial statements is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results.

Our cash could be adversely affected if the financial institutions in which we hold our cash fail. The Company maintains domestic cash deposits in Federal Deposit Insurance Corporation (“FDIC”) insured banks. The domestic bank deposit balances may exceed the FDIC insurance limits. In addition, given the foreign markets we serve, we maintain cash deposits in foreign banks, some of which are not insured or partially insured by the FDIC or other similar agency. These balances could be impacted if one or more of the financial institutions in which we deposit monies fails or is subject to other adverse conditions in the financial or credit markets.

Our technology continues to be developed, and it is unlikely that we will ever develop our technology to a point at which no further development is required. Trust Stamp is developing complex technology that requires significant technical and regulatory expertise to develop, commercialize and update to meet evolving market and regulatory requirements. While we constantly monitor and adapt our products and technology as criminal methods of breaching cybersecurity advance, there is no guarantee we will consistently be able to develop technology that can effectively counteract such criminal efforts. If we are unable to successfully develop and commercialize our technology and products, it will significantly affect our viability as a company.

If our security measures are breached or unauthorized access to individually identifiable biometric or other personally identifiable information is otherwise obtained, our reputation may be harmed, and we may incur significant liabilities. In the ordinary course of our business, we may collect and store sensitive data, including protected health information (“PHI”), personally identifiable information (“PII”), owned or controlled by ourselves or our customers, and other parties. We communicate sensitive data, including patient data, electronically, and through relationships with multiple third-party vendors and their subcontractors. These applications and data encompass a wide variety of business-critical information, including research and development information, patient data, commercial information, and business and financial information. We face a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, inappropriate modification, and the risk of our being unable to adequately monitor, audit, and modify our controls over our critical information. This risk extends to the third-party vendors and subcontractors we use to manage this sensitive data. As a custodian of this data, Trust Stamp therefore inherits responsibilities related to this data, exposing itself to potential threats. Data breaches occur at all levels of corporate sophistication (including at companies with significantly greater resources and security measures than our own) and the resulting fallout stemming from these breaches can be costly, time-consuming, and damaging to a company’s reputation. Further, data breaches need not occur from malicious attack or phishing only. Often, employee carelessness can result in sharing PII with a much wider audience than intended. Consequences of such data breaches could result in fines, litigation expenses, costs of implementing better systems, and the damage of negative publicity, all of which could have a material adverse effect on our business operations and financial condition.

We are subject to substantial governmental regulation relating to our technology and will continue to be for the lifetime of our Company. By virtue of handling sensitive PII and biometric data, we are subject to numerous statutes related to data privacy and additional legislation and regulation should be anticipated in every jurisdiction in which we operate. Examples of federal (US) and European statutes we could be subject to are:

●	Health Insurance Portability and Accountability Act (HIPAA)
●	Health Information Technology for Economic and Clinical Health Act (HITECH)

Any such access, breach, or other loss of information could result in legal claims or proceedings, liability under federal or state laws that protect the privacy of personal information under HIPAA and/or “HITECH”. Notice of breaches must be made to affected individuals, the Secretary of the Department of Health and Human Services (“HHS”), and for extensive breaches, notice may need to be made to the media or state attorneys general. Penalties for violations of these laws vary. For instance, penalties for failure to comply with a requirement of HIPAA and HITECH vary significantly, and include significant civil monetary penalties and, in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment. A person who knowingly obtains or discloses individually identifiable health information in violation of HIPAA may face a criminal penalty of up to $50,000 and up to one-year imprisonment. The criminal penalties increase if the wrongful conduct involves false pretenses or the intent to sell, transfer or use identifiable health information for commercial advantage, personal gain, or malicious harm.

Further, various states, such as California, have implemented similar privacy laws and regulations, such as the California Confidentiality of Medical Information Act, that impose restrictive requirements regulating the use and disclosure of health information and other personally identifiable information. Where state laws are more protective, we have to comply with the stricter provisions. In addition to fines and penalties imposed upon violators, some of these state laws also afford private rights of action to individuals who believe their personal information has been misused. California’s patient privacy laws, for example, provide for penalties of up to $250,000 and permit injured parties to sue for damages. The interplay of federal and state laws may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and data we receive, use and share, potentially exposing us to additional expense, adverse publicity, and liability. Further, as regulatory focus on privacy issues continues to increase and laws and regulations concerning the protection of personal information expand and become more complex, these potential risks to our business could intensify. Changes in laws or regulations associated with the enhanced protection of certain types of sensitive data, such as PII or PHI, along with increased customer demands for enhanced data security infrastructure, could greatly increase our cost of providing our services, decrease demand for our services, reduce our revenues and/or subject us to additional liabilities.

Compliance with U.S. and international data protection laws and regulations could cause us to incur substantial costs or require us to change our business practices and compliance procedures in a manner adverse to our business. Moreover, complying with these various laws could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. We rely on our customers to obtain valid and appropriate consents from data subjects whose biometric samples and data we process on such customers’ behalf. Given that we do not obtain direct consent from such data subjects and we do not audit our customers to ensure that they have obtained the necessary consents required by law, the failure of our customers to obtain consents that are in compliance with applicable law could result in our own non-compliance with privacy laws. Such failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include civil or criminal penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time consuming to defend, could result in adverse publicity and could have a material adverse effect on our business, financial condition and results of operations.

We anticipate sustaining operating losses for the foreseeable future. It is anticipated that we will sustain operating losses into 2023 as we continue with research and development, and strive to gain new customers for our technology and market share in our industry. Our ability to become profitable depends on our ability to expand our customer base, consisting of companies willing to license our technology. There can be no assurance that this will occur. Unanticipated problems and expenses are often encountered in offering new products which may impact whether the Company is successful. Furthermore, we may encounter substantial delays and unexpected expenses related to development, technological changes, marketing, regulatory requirements and changes to such requirements or other unforeseen difficulties. There can be no assurance that we will ever become profitable. If the Company sustains losses over an extended period of time, it may be unable to continue in business.

If our products do not achieve broad acceptance both domestically and internationally, we will not be able to achieve our anticipated level of growth. Our revenues are derived from licensing our identity authentication solutions. We cannot accurately predict the future growth rate or the size of the market for our technology. The expansion of the market for our solutions depends on a number of factors, such as

●	the cost, performance and reliability of our solutions and the products and services offered by our competitors;
●	customers’ perceptions regarding the benefits of biometrics and other authentication solutions;
●	public perceptions regarding the intrusiveness of these solutions and the manner in which organizations use biometric and other identity information collected;

●	public perceptions regarding the confidentiality of private information;
●	proposed or enacted legislation related to privacy of information
●	customers’ satisfaction with biometrics solutions; and
●	marketing efforts and publicity regarding biometrics solutions.

Even if our technology gains wide market acceptance, our solutions may not adequately address market requirements and may not continue to gain market acceptance. If authentication solutions generally or our solutions specifically do not gain wide market acceptance, we may not be able to achieve our anticipated level of growth and our revenues and results of operations would suffer.

We operate in a highly competitive industry that is dominated by multiple very large, well-capitalized market leaders and is constantly evolving. New entrants to the market, existing competitor actions, or other changes in market dynamics could adversely impact us. The level of competition in the identity authentication industry is high, with multiple exceptionally large, well-capitalized competitors holding a majority share of the market. Currently, we are not aware of any direct competitors of the Company able to offer our main technological offering. Nonetheless, many of the companies in the identity authentication market have longer operating histories, larger customer bases, significantly greater financial, technological, sales, marketing, and other resources than we do. At any point, these companies may decide to devote their resources to creating a competing technology solution which will impact our ability to maintain or gain market share in this industry. Further, such companies will be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or client requirements, more quickly develop new products or devote greater resources to the promotion and sale of their products and services than we can. Likewise, their greater capabilities in these areas may enable them to better withstand periodic downturns in the identity management solutions industry and compete more effectively on the basis of price and production. In addition, new companies may enter the markets in which we compete, further increasing competition in the identity management solutions industry.

We believe that our ability to compete successfully depends on a number of factors, including the type and quality of our products and the strength of our brand names, as well as many factors beyond our control. We may not be able to compete successfully against current or future competitors, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand the development and marketing of new products, any of which would adversely impact our results of operations and financial condition.

We face competition from companies with greater financial, technical, sales, marketing, and other resources, and, if we are unable to compete effectively with these competitors, our market share may decline, and our business could be harmed. We face competition from well established companies. Many of our competitors have longer operating histories, larger customer bases, significantly greater financial, technological, sales, marketing, and other resources than we do. As a result, our competitors may be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or client requirements, more quickly develop new products or devote greater resources to the promotion and sale of their products and services than we can. Likewise, their greater capabilities in these areas may enable them to better withstand periodic downturns in the identity management solutions industry and compete more effectively on the basis of price and production. In addition, new companies may enter the markets in which we compete, further increasing competition in the identity management solutions industry.

We believe that our ability to compete successfully depends on a number of factors, including the type and quality of our products and the strength of our brand names, as well as many factors beyond our control. We may not be able to compete successfully against current or future competitors, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand the development and marketing of new products, any of which would adversely impact our results of operations and financial condition.

The Company may be unable to effectively protect its intellectual property. To date, the Company has been issued thirteen patents related to its products and technology in the current year. The Company has many more pending patent applications as of the date of this prospectus. There is no guarantee that the Company will ever be issued patents on the applications it has submitted. In addition, in order to control costs, we have filed patent applications only in the United States. This may result in our having limited or no protection in other jurisdictions. Our success depends to a significant degree upon the protection of our products and technology. If we are unable to secure patents for our products and technology, or are otherwise are unsuccessful at protecting our technology, other companies with greater resources may copy our technology and/or products, or improve upon them, putting us at a disadvantage to our competitors.

Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. We believe our products and technology may be highly disruptive to a very large and growing market. Our competitors are well capitalized with significant intellectual property protection and resources and they (and/or patent trolls) may initiate infringement lawsuits against our Company. Such litigation could be expensive and could also prevent us from selling our products, which would significantly harm our ability to grow our business as planned.

Our failure to attract and retain highly qualified personnel in the future could harm our business. As the Company grows, it will be required to hire and attract additional qualified professionals, additional staff for research and development, regulatory professionals, sales and marketing professionals, accounting, legal, and finance experts. The Company may not be able to locate or attract qualified individuals for such positions, which will affect the Company’s ability to grow and expand its business.

We rely on third party service providers. Our third-party partners provide a variety of essential business functions, including hosting, contract labor, and others. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. If we encounter problems with one or more of these parties and they fail to perform to expectations, it could have a material adverse impact on the Company.

We currently have three customers that account for substantially all of our current revenues. During the Company’s development, we have focused on developing strong relationships with a few significant partners and customers. As such, our historical financial results identify that for a number of years we generated substantially all of our revenue from two customers – which increased to three customers in 2021 with the addition of the ICE Contract, which ended in August of 2022. In September of 2022, we entered into a long-term technology contract with a new customer restoring the number of significant revenue-generating customers to three as of the date of this prospectus.

In the opinion of our management, we would be able to continue operations without our current customers. However, the unanticipated loss of the Company’s current customers could have an adverse effect on the company’s financial position.

We face risks related to distributing our products and services through channel partnerships, such as our partnership with FIS. When selling our products and services through indirect sales channels, such as through FIS, we are reliant on the efforts of those channel partners to successfully market and sell our products to end-customers. To the extent that FIS is unsuccessful at selling our products and services, our results of operations may suffer. Further, as of the date of this prospectus, our only active channel partnership is with FIS, which may increase the risk of harm to our Company if FIS is unsuccessful in selling our products and services. While we may seek to attract and retain additional indirect channel partners that will be able to market our products effectively and provide timely and cost-effective customer support and services, we may not succeed in doing so, and this could limit our ability to grow revenues and achieve profitability. Selling through channel partnerships is also a relatively new endeavor for us. Historically, we have generated a majority of sales through direct sales. Managing indirect sales channels may require more management attention than managing our direct sales force. If the indirect sales channels grow, management attention may be diverted, impairing our ability to execute other parts of our strategy.

We face risks related to our target customers. The majority of the customers that we are targeting are large organizations with complex and expansive operations. These kinds of companies often have long and often unpredictable enterprise sales cycles, which can result in significant time and effort to close a deal with those companies (which there is no guarantee that a deal will occur). This can make sales forecasting difficult for our Company, which can lead to operational challenges. For example, we often need to hire staff ahead of closing on a new client contract to be ready to perform if and when the contract closes. If we are unable to effectively forecast sales, we may incur unnecessary or avoidable expenses, or exhaust our cash reserves, which could have a material negative impact on our Company’s financial condition and results of operations.

Our future success is dependent on the continued service of our small management team. Seven directors and four executive officers provide leadership to Trust Stamp. Four of the directors are also executive officers. Our success is dependent on their ability to manage all aspects of our business effectively. Because we are relying on our small management team, we lack certain business development resources that may hurt our ability to grow our business. Any loss of key members of our executive team could have a negative impact on our ability to manage and grow our business effectively. We do not maintain a key person life insurance policy on any of the members of our senior management team. As a result, we would have no way to cover the financial loss if we were to lose the services of our directors or officers.

We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses. In order to fund future growth and development, the Company will likely need to raise additional funds in the future by offering shares of its Common or Preferred Stock and/or other classes of equity, or debt that convert into shares of common or Preferred Stock, any of which offerings would dilute the ownership percentage of investors in this offering. In order to issue sufficient shares in this regard, we may be required to amend our certificate of incorporation to increase our authorized capital stock, which would be require us to obtain consent of a majority of our shareholders. Furthermore, if the Company raises capital through debt, the holders of our debt would have priority over holders of common and Preferred Stock and the Company may be required to accept terms that restrict its ability to incur more debt. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results, or prospects.

We are and may continue to be significantly impacted by the worldwide economic downturn due to the COVID-19 pandemic. In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified and the U.S., Europe and Asia have implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the operations of the Company, which could negatively impact your investment in our securities.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect our business, results of operations or financial condition.

The extent to which COVID-19 affects our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

We are subject to risks related to foreign currency exchange rates. We operate on a global basis. We have operations (through our subsidiaries and/or directly) in many foreign countries and territories, including, but not limited to, United Kingdom, Poland, Rwanda, Denmark and the Republic of Malta. The translation from any currencies to United States Dollars for financial statement presentation resulted in a foreign currency loss of $32 thousand for the three months ended March 31, 2023, $105 thousand for the year ended December 31, 2022, and $183 thousand loss for the year ended December 31, 2021. Such foreign currency translation losses, coupled with varying inflation rates across the countries we operate in, could have a material adverse effect on our business.

We are an emerging growth company, and the reduced reporting requirements applicable to emerging growth companies could make our Class A Common Stock less attractive to investors. We are an emerging growth company, as defined in the Jumpstart Our Business Startups (JOBS) Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved, and an exemption from compliance with the requirement of the PCAOB regarding the communication of critical audit matters in the auditor’s report on the financial statements. We could be an emerging growth company for up to five years following the year in which we completed our IPO, although circumstances could cause us to lose that status earlier. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the closing of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our common stock that are held by non-affiliates to exceed $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We cannot predict if investors will find our Class A Common Stock less attractive because we may rely on the reporting exemptions and the extended transition period for complying with new or revised accounting standards. If some investors find our Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Common Stock and our share price may be more volatile.

Management identified certain material weaknesses relating to corporate finance and accounting, resulting in the Company not maintaining effective internal controls over financial reporting as of the year ended December 31, 2022. Management identified certain material weaknesses relating to corporate finance and accounting, resulting in the Company not maintaining effective internal controls over financial reporting as of the year ended December 31, 2022. As a result, the Company has not maintained effective internal controls over financial reporting as required for a public company. The resulting material weaknesses relate to insufficient management review and approval of each journal entry prior to its posting for preparation of the financial statements and disclosures. Additionally, it was concluded that we had inadequate controls over the management information systems related to program changes, segregation of duties, and access controls. As a result, it would be possible that the Company’s business process controls that depend on the accuracy and completeness of data or financial reports generated by these information technology systems could be adversely affected due to the lack of operating effectiveness of information technology controls. The failure to establish effective internal controls could result in improperly accounting for transactions accurately, reliability in compiling financial information, and could significantly impair our ability to prevent error and detect fraud.

Risks Related to the Securities in this Offering

Sales of large numbers of shares could adversely affect the price of our Class A Common Stock Most of our shares of Class A Common Stock that are currently outstanding were issued as “restricted securities” as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. In addition to the shares being registered for resale by virtue of this filing, all outstanding shares of Class A Common Stock are currently or will be eligible for resale in the public markets at various times within the next six months with respect to affiliates, subject to compliance with the volume and manner of sale requirements of Rule 144 under the Securities Act of 1933, as amended, and with respect to all restricted securities held by affiliates.

In general, under Rule 144 as currently in effect, any affiliate (or persons whose shares are aggregated for purposes of Rule 144) who beneficially owns restricted securities with respect to which at least six months has elapsed since the later of the date the shares were acquired from us, or from an affiliate of ours, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our Class A Common Stock or the average weekly trading volume in our Class A Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 by affiliates also are subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about us. A person who is not an affiliate, who has not been an affiliate within three months prior to sale, and who beneficially owns restricted securities with respect to which at least six months has elapsed since the later of the date the shares were acquired from us, or from an affiliate of ours, is entitled to sell such shares under Rule 144 without regard to any of the volume limitations or other requirements described above. Sales of substantial amounts of Class A Common Stock in the public market could adversely affect prevailing market prices.

The value of your investment will be diluted if the Company issues stock, options, or other equity awards to employees, contractors, advisors, or Board members. The Company may (with the approval of the Board of Directors) issue stock or options to employees, contractors, advisors, or Board members as an element of their compensation package. Any such issuance will dilute your investment.

The Company has a significant amount of authorized but unissued Series A Preferred Stock. No shareholder consent is required to issue these authorized shares. As such, the Company may issue additional Series A Preferred Stock in a future round without first receiving the consent of shareholders of the Company, which could lead to changes in voting control of the Company, or dilution of existing shareholders.

We may fail to comply with certain continued listing requirements on Nasdaq, which could result in our Class A Common Stock being delisted from Nasdaq.

The Company has previously received notifications from Nasdaq that it was not in compliance with Nasdaq's continued listing rules, specifically with respect to the minimum stockholders' equity and closing bid price minimum requirements on Nasdaq. While we have subsequently remedied these deficiencies, there is no guarantee that we will continue to be in compliance with all Nasdaq listing rules. In the event that our Class A Common Stock is delisted from Nasdaq, as a result of our failure to comply with either the stockholders' equity requirement, or due to our failure to continue to comply with any other requirement for continued listing on Nasdaq, and our Class A Common Stock is not eligible for listing on another exchange, trading in the shares of our Class A Common Stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Class A Common Stock, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our Class A Common Stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our Class A Common Stock offered by the Selling Stockholder under this prospectus. However, if the Selling Stockholder exercises the Warrants for cash, the Selling Stockholder would pay us an exercise price of $3.30 per share of Class A Common Stock, subject to any adjustment pursuant to the terms of the Warrants, or an aggregate of $5,191,989 if the Warrants are exercised in full for cash. The proceeds to us of such Warrant exercises, if any, are expected to be used for working capital and general corporate purposes. We note that, as of the date of this prospectus, the last closing price of our Class A Common Stock on the Nasdaq Capital Market was $2.73 per share. Unless (and until) this price increases over $3.30, it is unlikely any of the Warrants would be exercised for cash. If there is no effective registration statement registering the resale of the Class A Common Stock issuable pursuant to the Warrants within six-months of the issuance of the Warrants, the Warrants will become exercisable on a cashless basis, and if the Warrants are exercised on a cashless basis, we would not receive any cash payment from the Selling Stockholder upon any such exercise of the Warrants.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Currently, our Class A Common Stock is traded on the Nasdaq Capital Market under the symbol “IDAI”.

Holders

As of May 31, 2023, there were approximately 2,802 registered holders of record of our Class A Common Stock and the last reported sale price of our Class A Common Stock on the Nasdaq Capital Market was $2.54 per share on May 31, 2023.

The number of shares of our Class A Common Stock that are freely tradeable as of May 31, 2023 was 3,919,458.

The following tables sets forth, for the periods indicated the high and low sales prices for our Class A Common Stock on the Nasdaq Capital Market.

Period
Fiscal Year 2022	High*	Low*
First Quarter (January 1, 2022 – March 31, 2022)	$36.75	$10.50
Second Quarter (April 1, 2022 – June 30, 2022)	$40.25	$6.05
Third Quarter (July 1, 2022 – September 30, 2022)	$9.85	$4.00
Fourth Quarter (October 1, 2022 – December 31, 2022)	$5.10	$2.00

*

On February 15, 2023, the Board of Directors of the Company unanimously approved a reverse stock split of the Company’s Class A Common Stock. Following approval by the Board, on February 20, 2023, the Company received approval from a majority of the stockholders of the Company by written consent, pursuant to Delaware corporate law. Pursuant to the reverse split, every five (5) outstanding shares of Class A Common Stock was combined and became one (1) share of Class A Common Stock, rounding up to the nearest whole number of shares (the “Reverse Split”). On May 13 2023, we received sufficient stockholder votes to ratify the Reverse Split. The prices listed in the table above have been retroactively restated to reflect the Reverse Split.

Period
Fiscal Year 2023	High*	Low*
First Quarter (January 1, 2023 – March 31, 2023)*	$8.70	$1.75

*

On February 15, 2023, the Board of Directors of the Company unanimously approved a reverse stock split of the Company’s Class A Common Stock. Following approval by the Board, on February 20, 2023, the Company received approval from a majority of the stockholders of the Company by written consent, pursuant to Delaware corporate law. Pursuant to the reverse split, every five (5) outstanding shares of Class A Common Stock was combined and became one (1) share of Class A Common Stock, rounding up to the nearest whole number of shares (the “Reverse Split”). On May 13 2023, we received sufficient stockholder votes to ratify the Reverse Split.

Euronext Growth Dublin (Ticker code: “AIID”).

On December 8, 2020, Trust Stamp was listed on Euronext Growth Dublin through the admission to trading of 3,588,651 shares under a direct listing. The admission and issue price of our Class A Common Stock was set at $7.80 per share.

The following table sets forth, for the periods indicated the high and low bid quotations for our Class A Common Stock on Euronext Growth Dublin. These quotations represent inter-dealer quotations, without adjustment for retail markup, markdown, or commission and may not represent actual transactions.

Period
Fiscal Year 2022	High*	Low*
First Quarter (January 1, 2022 – March 31, 2022)	$19.00	$19.00
Second Quarter (April 1, 2022 – June 30, 2022)	$19.00	$19.00
Third Quarter (July 1, 2022 – September 30, 2022)	$19.00	$19.00
Fourth Quarter (October 1, 2022 - October 14, 2022)**	$19.00	$19.00

*

On February 15, 2023, the Board of Directors of the Company unanimously approved a reverse stock split of the Company’s Class A Common Stock. Following approval by the Board, on February 20, 2023, the Company received approval from a majority of the stockholders of the Company by written consent, pursuant to Delaware corporate law. Pursuant to the reverse split, every five (5) outstanding shares of Class A Common Stock was combined and became one (1) share of Class A Common Stock, rounding up to the nearest whole number of shares (the “Reverse Split”). On May 13 2023, we received sufficient stockholder votes to ratify the Reverse Split. The prices listed in the table above have been retroactively restated to reflect the Reverse Split.

**	On September 15, 2022, the Company notified Euronext regarding the cancellation of its admission to Euronext with a final trading date of October 13, 2022.

Performance Graph

We are a smaller reporting company, as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information required under this item.

Dividend Policy

To date, we have not paid any dividends on our Class A Common Stock and do not anticipate paying any dividends in the foreseeable future. The declaration and payment of dividends on the Class A Common Stock is at the discretion of our Board of Directors and will depend on, among other things, our operating results, financial condition, capital requirements, contractual restrictions or such other factors as our Board of Directors may deem relevant. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our Class A Common Stock in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

On April 9, 2019, management created a new entity, TSIH. Furthermore, on April 25, 2019, the Company issued 320,513 shares of Class A Common Stock to TSIH, for the purpose of providing a pool of shares of Class A Common Stock of the Company that the Company’s Board of Directors (the “Board”) could use for employee stock awards and were recorded initially as treasury stock. On February 15, 2023 Trust Stamp issued an additional 206,033 shares of Class A Common Stock to TSIH to be used to satisfy vested employee stock awards. Since establishing TSIH, 264,000 shares have been transferred from TSIH to various employees as stock awards as of March 31, 2023. There are no treasury shares as of March 31, 2023.

Executive Compensation Philosophy

Our Board of Directors determines the compensation given to our executive officers in their sole discretion. Our Board of Directors reserves the right to pay our executives or any future executives a salary, and/or issue them shares of Class A Common Stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock-based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies. Additionally, the Board of Directors has granted and reserves the right to grant performance-based equity awards in the future, if the Board of Directors in its sole determination believes such grants would be in our best interests.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officers and/or future executive officers in its sole discretion, if the Board of Directors believes such bonuses are in our best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-Term, Stock-Based Compensation

In order to attract, retain and motivate executive talent necessary to support our long-term business strategy we may award our executives and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our Board of Directors.

Recent Sales of Unregistered Securities

			Number of				Date Closed
Offering		Date	shares	Class of	Proceeds	Use of	(if Open,
Type	Intermediary	Commenced	issued*	Securities	Raised	Proceeds	N/A)
2021 Reg D	n/a	3/12/2021	260,245	Class A Common Stock	$4.0 million	Product development, marketing, and working capital	6/4/2021
2021 Reg CF	Dalmore Group LLC	8/25/2021	227,595	Units of Class A Common Stock and Warrants to acquire Class A Common Stock	$4.6 million	Product development, marketing, and working capital	2/18/2022
2021 Reg D	n/a	8/25/2021	48,198	Units of Class A Common Stock and Warrants to acquire Class A Common Stock	$1.0 million	Product development, marketing, and working capital	2/1/2022
2021 Reg S	n/a	8/25/2021	11,221	Units of Class A Common Stock and Warrants to acquire Class A Common Stock	$0.2 million	Product development, marketing, and working capital	1/7/2022
2022 Reg A	n/a	1/26/2022	2,850	Shares of Class A Common Stock issuable pursuant to exercise of Warrants	$57 thousand	Product development, marketing, and working capital	1/26/2023
2022 Reg D	Maxim Group LLC	9/14/2022	195,000	Class A Common Stock and 390,000 Warrants to purchase Class A Common Stock	$1.5 million	Working Capital	9/14/2022
2023 Reg D	Maxim Group LLC	4/18/2023	1,573,330	Warrants exercisable for Class A Common Stock	$0 (issued for no additional consideration in the Private Placement)	N/A	4/18/2023

*The share numbers in the table above reflect the Company's capital stock after giving effect to the Reverse Split.

SELLING STOCKHOLDERS

The shares of Class A Common Stock being offered by the Selling Stockholder are those issuable to the Selling Stockholder upon exercise of the Warrants. For additional information regarding the issuances of the Warrants, see “Recent Developments” further above in this prospectus. We are registering the shares of Class A Common Stock issuable upon exercise of the Warrants in order to permit the Selling Stockholder to offer the shares for resale from time to time.

In 2022, the Selling Stockholder and the Company engaged in a transaction with similar terms to the Purchase Agreement described in this prospectus, whereby, pursuant to the terms of a Securities Purchase Agreement dated September 11, 2022, the Company sold the Selling Stockholder a number of shares of Class A Common Stock and warrants to purchase shares of Class A Common Stock in a private placement transaction, and subsequently filed a registration statement on Form S-1 to register for resale by the Selling Stockholder those shares, as well as the shares issuable upon the exercise of the warrants. Apart from this previous transaction, and the transactions described in this prospectus relating to the Purchase Agreement, the Selling Stockholder has not had any material relationship with the Company within the past three years.

The table below lists beneficial ownership information of the Selling Stockholder as of the date of this prospectus, as well as the expected beneficial ownership of the Selling Stockholder after the conclusion of this offering.

In accordance with the terms of the Securities Purchase Agreement with the Selling Stockholder, this prospectus generally covers the resale of the maximum number of shares of Class A Common Stock issuable upon exercise of the Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Securities Purchase Agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all the shares offered by the Selling Stockholder pursuant to this prospectus.

Under the terms of the Warrants, the Selling Stockholder may not exercise Warrants to the extent such exercise would cause the Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Class A Common Stock which would exceed 4.99% (or, at the option of the Selling Stockholder, up to 9.99%), as applicable, of our then outstanding Class A Common Stock following such exercise, excluding for purposes of such determination shares of Class A Common Stock issuable upon exercise of such Warrants which have not been exercised. The number of shares in the table do not reflect this limitation. The Selling Stockholder may sell all, some or none of the shares in this offering. See “Plan of Distribution.”

	Number of shares of		Maximum Number of shares		Number of shares of
Name of Selling	Class A Common Stock Owned		of Class A Common Stock to be Sold		Class A Common Stock
Stockholder	Prior to Offering		Pursuant to this prospectus		Owned After Offering
Armistice Capital, LLC	1,963,330	(1)	1,573,330	(2)	1,963,330	(3)

(1)	Consists of 390,000 shares of Class A Common Stock underlying certain other warrants held by Armistice Capital Master Fund Ltd. and 1,573,330 shares of Class A Common Stock underlying the Warrants.
(2)	The securities to be sold pursuant to this prospectus include 1,573,330 shares that may be exercised pursuant to the Warrants, all of which are directly held by Armistice Capital Master Fund Ltd. (the “Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (the “Selling Stockholder”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of the Selling Stockholder. The Warrants are subject to a 4.99% beneficial ownership limitation, which limitations prohibit the Selling Stockholder from exercising any portion of the Warrants if, following such exercise, the Selling Stockholder’s ownership of our Class A Common Stock would exceed the applicable ownership limitation. This beneficial ownership limitation may be increased up to 9.99% at the option of the Selling Stockholder. The address of the Selling Stockholder is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.
(3)	Assumes the sale of all shares offered by the Selling Stockholder pursuant to this prospectus.

PLAN OF DISTRIBUTION

The Selling Stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on the principal trading market (The Nasdaq Capital Market) or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Financial Data” our unaudited condensed consolidated financial statements for the three months ended March 31, 2023; and our consolidated audited financial statements and the related notes thereto for the years ended December 31, 2022 and 2021 included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

T Stamp Inc. was incorporated on April 11, 2016 in the State of Delaware. T Stamp Inc. and its subsidiaries (“Trust Stamp”, “we”, or the “Company”) develops and markets identity authentication software for enterprise and government partners and peer-to-peer markets.

Trust Stamp develops proprietary artificial intelligence-powered identity and trust solutions at the intersection of biometrics, privacy, and cybersecurity, that enable organizations to protect themselves and their users, while empowering individuals to retain ownership of their identity data and prevent fraudulent activity using their identity.

Trust Stamp tackles industry challenges including data protection, regulatory compliance, and financial accessibility, with cutting edge technology including biometric science, cryptography, and machine learning. Our core technology irreversibly transforms identity information to create tokenized identifiers that enable accurate authentication without the need to store or share sensitive data. By retaining the usefulness of biometric-derived data while minimizing the risk, we allow businesses to adopt biometrics and other anti-fraud initiatives while protecting personal information from hacks and leaks.

Trust Stamp’s key sub-markets are identity authentication for the purpose of account opening, access and fraud detection, the creation of tokenized digital identities to facilitate financial and societal inclusion, and in-community case management software for alternatives to detention and other governmental uses.

As biometric solutions proliferate, so does the need to protect biometric data. Stored biometric images and templates represent a growing and unquantified financial, security and PR liability and are the subject of governmental, media and public scrutiny, since biometric data cannot be “changed” once they are hacked, as they are directly linked to the user’s physical features and/or behaviors. Privacy concerns around biometric technology have led to close attention from regulators, with multiple jurisdictions placing biometrics in a special or sensitive category of personal data and demanding much stronger safeguards around collection and safekeeping.

To address this unprecedented danger and increased cross-industry need to establish trust quickly and securely in virtual environments, Trust Stamp has developed its Irreversibly Transformed Identity Token, or IT2, solutions, which replace biometric templates with a cryptographic hash that can never be rebuilt into the original data and cannot be used to identify the subject outside the environment for which it is designed.

Trust Stamp’s data transformation and comparison technology is vendor and modality agnostic, allowing organizations including other biometric services providers to benefit from the increased protection, efficiency, and utility of our proprietary tokenization process. With online and offline functionality, Trust Stamp technology is effective in even the most remote locations in the world.

Trust Stamp also offers end-to-end solutions for multi-factor biometric authentication for account access and recovery, KYC/AML compliance, customer onboarding, and more, which allow organizations to approve more genuine users, keep bad actors from accessing systems and services, and retain existing users with a superior user experience.

Key Business Measures

In addition to the measures presented in our unaudited condensed consolidated financial statements, we use the following key non-GAAP business measure to help us evaluate our business, identify trends affecting our business, formulate business plans and financial projections, and make strategic decisions.

Adjusted EBITDA

This discussion includes information about Adjusted EBITDA that is not prepared in accordance with U.S. GAAP. Adjusted EBITDA is not based on any standardized methodology prescribed by U.S. GAAP and is not necessarily comparable to similar measures presented by other companies. A reconciliation of this non-GAAP measure is included below.

Adjusted EBITDA is a non-GAAP financial measure that represents U.S. GAAP net income (loss) adjusted to exclude (1) interest expense, (2) interest income, (3) provision for income taxes, (4) depreciation and amortization, (5) changes in assets and liabilities, and (6) certain other items management believes affect the comparability of operating results.

Management believes that Adjusted EBITDA, when viewed with our results under U.S. GAAP and the accompanying reconciliations, provides useful information about our period-over-period results. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our Company and our management, and it will be a focus as we invest in and grow the business.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. Some of these limitations are:

●	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments.
●	Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs.
●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.
●	Adjusted EBITDA does not include the impact of certain charges or gains resulting from matters we consider not to be indicative of our ongoing operations.

Due to these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using Adjusted EBITDA only as a supplement to our U.S. GAAP results.

Reconciliation of Net Loss to Adjusted EBITDA

	For the three months ended March 31,
	2023	2022
Net loss before taxes	$(2,547,450)	$(1,692,062)
Add: Other expense	743	94,513
Less: Other income	(44,613)	(6,941)
Add: Interest expense	10,231	3,958
Add: Stock-based compensation	59,574	287,786
Add: Non-cash expenses for in-kind services	18,547	27,930
Add: Depreciation and amortization	219,181	153,928
Adjusted EBITDA loss (non-GAAP)	$(2,283,787)	$(1,130,888)

Adjusted EBITDA (non-GAAP) loss for the three months ended March 31, 2023, decreased by 101.95%, to $2.28 million from $1.13 million for the three months ended March 31, 2022. The overall decrease in adjusted EBITDA loss was driven primarily by a $1.85 million decrease in gross margin during the three months ended March 31, 2023, offset by a decrease in selling, general and administrative expenses of $1.15 million during the three months ended March 31, 2023. See “Results of Operations” below for further discussion on the drivers behind the increase in gross margin and selling, general and administrative expenses during the three months ended March 31, 2023.

Results of Operations

Comparison of the Three Months Ended March 31, 2023 and 2022

The following table summarizes our condensed consolidated statements of operations for the three months ended March 31, 2023 and 2022:

	For the three months ended March 31,
	2023	2022
Net revenue	$458,633	$2,821,044
Operating Expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	216,958	693,978
Research and development	632,369	493,686
Selling, general, and administrative	1,969,875	3,120,572
Depreciation and amortization	219,181	153,928
Total Operating Expenses	3,038,383	4,462,164
Operating Loss	(2,579,750)	(1,641,120)
Non-Operating Income (Expense):
Interest income (expense)	(10,231)	(3,958)
Change in fair value of warrant liability	(1,340)	40,588
Other income	44,614	6,941
Other expense	(743)	(94,513)
Total Other Expense, Net	32,300	(50,942)
Net Loss before Taxes	(2,547,450)	(1,692,062)
Income tax expense	—	—
Net loss including noncontrolling interest	(2,547,450)	(1,692,062)
Net loss attributable to noncontrolling interest	—	—
Net loss attributable to T Stamp Inc.	$(2,547,450)	$(1,692,062)
Basic and diluted net loss per share attributable to T Stamp Inc.	$(0.50)	$(0.37)
Weighted-average shares used to compute basic and diluted net loss per share	5,044,775	4,549,686

Net revenue

	Three months ended March 31,
	2023	2022	$ Change	% Change
Net revenue	$458,633	$2,821,044	$(2,362,411)	(83.74)%

During the three months ended March 31, 2023, Net revenue decreased to $459 thousand, or 83.74% from Net revenue of $2.82 million for the three months ended March 31, 2022. During the three months ended March 31, 2023, the $459 thousand in Net revenue consisted of $184 thousand from a S&P500 bank, $115 thousand from Mastercard, and various other customers for the remaining $160 thousand. The majority of the decrease in the comparative periods relates to the September 23, 2021 U.S. Immigration and Customs Enforcement contract (“ICE Contract”) which produced $2.24 million in Net revenue during the three months ended March 31, 2022 and was subsequently terminated during fiscal year 2022.

During the three months ended March 31, 2023, the Company generated $58 thousand by implementing the Orchestration Layer platform for 28 enterprise customers on the Software-as-a-Service (SaaS) platform at $3 thousand per implementation. Since its launch in the third quarter of 2022, there have been 28 enterprise customers on the Orchestration Layer platform, including 25 financial institutions, as of March 31, 2023.

The Orchestration Layer is designed to be a one-stop-shop for Trust Stamp services and provides for easy integration to our products; chargeable on a per-use basis and is accelerating the Company’s evolution from being exclusively a custom solutions provider to also offering a modular and highly scalable SaaS model with low-code implementation.

Cost of services

	Three months ended March 31,
	2023	2022	$ Change	% Change
Cost of services	$216,958	$693,978	$(477,020)	(68.74)%

Cost of services (“COS”) decreased by $477 thousand or 68.74% for the three months ended March 31, 2023, compared to the three months ended March 31, 2022. The decrease during this period was primarily driven by the costs related to servicing requirements from the ICE Contract. ICE Contract-related COS for the three months ended March 31, 2022, were $456 thousand, including vendor and other miscellaneous costs as well as direct labor costs, versus $0 during the three months ended March 31, 2023 (as a result of the ICE Contract being terminated in 2022).

After adjusting the comparative periods’ COS for ICE Contract related costs, COS reduced by $46 thousand despite onboarding 23 new enterprise customers during the three months ended March 31, 2023, and is a result of the high margins feature that is inherent in SaaS platforms such as the Orchestration Layer.

Research and development

	Three months ended March 31,
	2023	2022	$ Change	% Change
Research and development	$632,369	$493,686	$138,683	28.09%

Research and development (“R&D”) expenses increased by $139 thousand, or 28.09% for the three months ended March 31, 2023, compared to the three months ended March 31, 2022. The increase in R&D expense during the three months ended March 31, 2023 was driven by a 30% increase in 10Clouds billing rates that became effective in January 2023. The 10Clouds expense increase was offset by a decrease in the Company’s R&D team which decreased from 64 full-time equivalents (“FTE”) for the three months ended March 31, 2022 to 48 FTE for the three months ended March 31, 2023.

Selling, general, and administrative

	Three months ended March 31,
	2023	2022	$ Change	% Change
Selling, general, and administrative	$1,969,875	$3,120,572	$(1,150,697)	(36.87)%

Selling, general, and administrative expense (“SG&A”) decreased by $1.15 million, or 36.87%, for the three months ended March 31, 2023, compared to the three months ended March 31, 2022. The decrease in SG&A expenses was driven mostly by the reductions in headcount and associated overhead, sales commissions, as well as annual cash and stock bonuses which were earned during the three month ended March 31, 2022, but were not earned during the three months ended March 31, 2023, resulting in a decrease of $773 thousand for the three months ended March 31, 2023 compared to the three months ended March 31, 2022. Global headcount reduced by 39% from 100 FTE for the three months ended March 31, 2022 compared to 83 FTE for the three months ended March 31, 2023.

Other notable decreases in SG&A for the three months ended March 31, 2023 included a $320 thousand reduction between corporate travel, management consulting, legal and professional services fees, and other fees related to the listing of the Company’s Class A Common Stock on the Nasdaq Capital Market, for which trading commenced on January 31, 2022.

Depreciation and amortization

	Three months ended March 31,
	2023	2022	$ Change	% Change
Depreciation and amortization	$219,181	$153,928	$65,253	42.39%

Depreciation and amortization (“D&A”) increased by $65 thousand, or 42.39% for the three months ended March 31, 2023, compared to the three months ended March 31, 2022. The primary increase in D&A expense during the year was the $30 thousand for the depreciation of mobile hardware assets related to the ICE Contract. There were no mobile hardware assets or related depreciation expenses during the months ended March 31, 2022.

Also driving the $21 thousand increase in D&A expense is the total balance of capitalized internal-use software. While the amounts of capitalized internal-use software vary from period to period, we do see a trend of increasing software amortization which has driven the growth in software capitalization. Overall, this is a further result of newly issued patents producing internal-use software or microservices that have reached technical feasibility at which point the Company begins to capitalize the related costs.

In addition, patent amortization increased during the three months ended March 31, 2023 as a result of new pending patent applications and issued patents with the United States Patent and Trademark Office. During the three months ended March 31, 2023, the Company made one new patent filing and one new trademark registered.

Operating loss

	Three months ended March 31,
	2023	2022	$ Change	% Change
Operating loss	$(2,579,750)	$(1,641,120)	$(938,630)	(57.19)%

The Company’s operating loss increased by $939 thousand or 57.19% for the three months ended March 31, 2023, compared to the three months ended March 31, 2022. The primary reason for the increase in operating loss was the $2.36 million, or 83.74%, decrease in Net revenue, as a result of the termination in the ICE Contract. The increase in Operating loss for the three-months ended March 31, 2023, compared to the three months ended March 31, 2022 was offset by the $477 thousand and $1.15 million, or 68.74% and 36.87%, decreases in COS and SG&A, respectively.

Interest income (expense)

	Three months ended March 31,
	2023	2022	$ Change	% Change
Interest income (expense)	$(10,231)	$(3,958)	$(6,273)	(158.49)%

Interest income (expense) increased by $6 thousand, or 158.49% for the three months ended March 31, 2023, compared to the three months ended March 31, 2022. During the three months ended March 31, 2023, there was $160 and $10 thousand of interest income and interest expense, respectively. During the three months ended March 31, 2022, there was $216 and $4 thousand of interest income and interest expense, respectively. All interest earned and expensed during the comparative periods were a result of normal operating activities within various immaterial interest-bearing and interest-earning accounts.

Change in fair value of warrant liability

	Three months ended March 31,
	2023	2022	$ Change	% Change
Change in fair value of warrant liability	$(1,340)	$40,588	$(41,928)	(103.30)%

The Company recognized a loss in change in fair value of warrant liability during the three months ended March 31, 2023 of $1 thousand compared to a gain of $41 thousand during the three months ended March 31, 2022. This change is based on the fair value assessment and adjustment for one warrant liability as described in Note 3 to the financial statements provided elsewhere in this prospectus.

Other income

	Three months ended March 31,
	2023	2022	$ Change	% Change
Other income	$44,614	$6,941	$37,673	542.76%

Other income increased by $38 thousand for the three months ended March 31, 2023, compared to the three months ended March 31, 2022. The increase was primarily due to $20 thousand of educational service fees received from participants in a startup accelerator program conducted by the Company in Malta with the objective of strengthening the innovation platform and startup ecosystem in Malta.

Other expense

	Three months ended March 31,
	2023	2022	$ Change	% Change
Other expense	$(743)	$(94,513)	$93,770	99.21%

Other expense decreased by $94 thousand for the three months ended March 31, 2023, compared to the three months ended March 31, 2022. The Company incurred $95 thousand in unrealized loss on foreign currency translation expense for the three months ended March 31, 2022 for intercompany transactions between the parent company, T Stamp Inc., and its subsidiaries, Trust Stamp Malta Limited, Biometric Innovations Limited, and Trust Stamp Rwanda Limited with currencies denominated in United States Dollars, European Union Euros, Pound Sterling, and Rwandan Franc, respectively. As of June 30, 2022, the Company determined that there was currently no intention to settle intercompany accounts in the foreseeable future; therefore, beginning in June 30, 2022, future fluctuations in foreign currencies between the Company and its subsidiaries are recorded to accumulated other comprehensive income on the balance sheet instead of other expense.

Comparison of the Years Ended December 31, 2022 and 2021

The following tables set forth selected consolidated statements of operations data and such data as a percentage of total revenue for the years ended December 31, 2022 and 2021:

	For the years ended December 31,
	2022	2021
Net revenue	$5,385,077	$3,677,896
Operating Expenses:
Cost of services provided (exclusive of depreciation and amortization shown separately below)	1,785,167	1,151,057
Research and development	2,474,327	2,529,501
Selling, general, and administrative	12,444,009	8,314,575
Depreciation and amortization	760,497	573,755
Total Operating Expenses	17,464,000	12,568,888
Operating Loss	(12,078,923)	(8,890,992)
Non-Operating Income (Expense):
Interest expense	(8,890)	(39,970)
Change in fair value of warrant liability	113,125	(86,944)
Impairment of digital assets	(27,934)	—
Grant income	—	61,601
Other income	50,354	56,932
Other expense	(118,196)	(159,533)
Total Other Income (Expense), Net	8,459	(167,914)
Net Loss before Taxes	(12,070,464)	(9,058,906)
Income tax expense	(21,076)	—
Net loss including noncontrolling interest	(12,091,540)	(9,058,906)
Net loss attributable to noncontrolling interest	—	(1,743)
Net loss attributable to T Stamp Inc.	$(12,091,540)	$(9,057,163)
Basic and diluted net loss per share attributable to T Stamp Inc.	$(2.55)	$(2.40)
Weighted-average shares used to compute basic and diluted net loss per share	4,732,774	3,767,472

The following table sets forth the components of our consolidated statements of operations data as a percentage of revenue:

	For the years ended December 31,
	2022	2021
Net revenue	100%	100%
Operating Expenses:
Cost of services provided (exclusive of depreciation and amortization shown separately below)	33	31
Research and development	46	69
Selling, general, and administrative	231	226
Depreciation and amortization	14	16
Total Operating Expenses	324	342
Operating Loss	(224)	(242)
Non-Operating Income (Expense):
Interest income (expense)	—	(1)
Change in fair value of warrant liability	2	(2)
Impairment of digital assets	(1)	—
Grant income	—	2
Other income	1	2
Other expense	(2)	(4)
Total Other Expense, Net	—	(5)
Net Loss before Taxes	(224)	(246)
Income tax expense	—	—
Net Loss	(224)%	(246)%

Net revenue

	For the years ended December 31,
	2022	2021	$ Change	% Change
Net revenue	$5,385,077	$3,677,896	$1,707,181	46.4%

Net revenue increased by $1.71 million, or 46.4%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. Net revenue included $3.29 million from ICE, $766 thousand from Mastercard, $989 from a S&P 500 Bank, and $345 thousand from other customers. The increase in Net revenue was driven by revenue contracts executed by new and existing customers. Total net sales from new contracts produced $1.29 million, consisting of $1.04 million from ICE, $162 thousand from FIS, and the remaining $80 thousand from various other new statements of work.

During the year ended December 31, 2022, the Company implemented its Orchestration Layer platforms. In the third quarter 2022, the Company acquired its first 2 customers on the platform through its partnership with FIS. In the fourth quarter, 4 additional customers onboarded, then 17 new customers since year-end, totaling to 23 total customers on the platform all related to FIS, including 23 financial institutions with over $50B in assets, as of February 2023. This platform is designed to be a one-stop shop for Trust Stamp services and provides for easy integration to our products; chargeable on a per-use basis and is accelerating the Company’s evolution from being exclusively a custom solutions provider to also offering a modular and highly scalable Software-as-a-Service (SaaS) model with low-code implementation.

The majority of revenue during the years ended December 31, 2022 and 2021 came from the now-terminated ICE Contract for an alternative to detention program. The amount of revenue recognized during the years ended December 31, 2022 and 2021 was $3.29 million and $1.68 million, respectively.

Cost of services provided

	For the years ended December 31,
	2022	2021	$ Change	% Change
Cost of services provided	$1,785,167	$1,151,057	$634,110	55.1%

Cost of services provided (“COS”) increased by $634 thousand, or 55.1%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase during the period was primarily driven by the $716 thousand increase in COS related to the ICE Contract, which included $509 thousand for mobile carrier costs and other direct costs required to service the contract. Additionally, the increase in COS was offset by the $139 thousand decrease in stock-based compensation compared to the prior year.

As the Company continues its evolution from being exclusively a custom solutions provider to also offering a modular and highly scalable Software-as-a-Service (SaaS) model with low-code implementation, management expects margins to improve as there are relatively lower variable cost required to implement existing technology and subsequent transaction revenue.

Research and development

	For the years ended December 31,
	2022	2021	$ Change	% Change
Research and development	$2,474,327	$2,529,501	$(55,174)	(2.2)%

Research and development (R&D) expense decreased by $55 thousand, or 2.2%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. This decrease consisted primarily of the $201 thousand decrease in non-cash stock-based compensation from $493 thousand to $292 thousand for the years ended 2021 and 2022, respectively, as a result of the decrease in the Company’s stock price. Additionally, during the year ended December 31, 2022 there was an increase to R&D of $111 thousand, spent to implement a 24/7 customer service function.

Selling, general, and administrative

	For the years ended December 31,
	2022	2021	$ Change	% Change
Selling, general, and administrative	$12,444,009	$8,314,575	$4,129,434	49.7%

Selling, general and administrative (“SG&A”) expense increased by $4.13 million, or 49.7%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. SG&A included $4.67 million in salaries and compensation, $2.09 million in non-cash stock-based compensation, $937 thousand in a combination of management consulting fees by the Disney Institute and various annual dues and subscriptions. Additionally, $1.81 million was spent in legal and professional services fees and other fees related to the listing of the Company’s Class A Common stock on the Nasdaq Capital Market.

Salaries & compensation costs increased by $938 thousand or 16.1% during the period. This increase included the $497 thousand paid as commissions as a result of cash received on the revenue contracts during the year ended 2022, compared to $96 thousand paid as commissions during the year ended 2021.The majority of sales commissions during both periods related to the ICE Contract, totaling $45 thousand and $397 thousand in the years ended 2021 and 2022, respectively. Additionally, the increase in salaries and compensation consisted in part of the hires specifically for the labor-intensive ICE Contract, many of which were subsequently laid off following the contract termination.

Other notable increases in SG&A included an increase of $257 thousand on corporate and commercial travelling and $257 thousand on taxes. The remainder of the increase in SG&A expenses from the twelve months ended December 31, 2021 to the twelve months ended December 31, 2022 was driven other SG&A operating expenses such as management consulting fees and various dues and subscriptions which amounted to an increase of $611 thousand.

Depreciation and amortization

	For the years ended December 31,
	2022	2021	$ Change	% Change
Depreciation and amortization	$760,497	$573,755	$186,742	32.6%

Depreciation and amortization (“D&A”) expense increased by $187 thousand, or 32.6%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The primary increase in D&A expense during the year was the $90 thousand for the depreciation of mobile hardware assets related to the ICE Contract. There were no mobile hardware assets or related depreciation expense during the twelve months ended December 31, 2021.

Also driving the increase in D&A expense is the total balance of capitalized internal-use software. As of December 31, 2022, the relatively smaller allocations of capitalized internal-use software, specifically from the year ended December 31, 2017, which had $277 thousand, have reached the completion of their 5 year useful lives. During the comparative periods, the capitalized from years ended 2016 and 2017, were progressively being replaced by larger allocations of capitalized internal-use software from the years ended December 31, 2018, 2019, 2020, 2021, and 2022, which had $636 thousand, $555 thousand, $360 thousand, $482 thousand, and $776 thousand, respectively, resulting in increased depreciation.

We continue to see a trend of increasing software capitalization as a result of new software development. During the year ended December 31, 2022 this increase was driving primarily by the software developed and capitalized in relation to the ICE Contract, which has resulted in additional capitalized internal-use software amortization, or microservices, that once reaching technical feasibility, the Company begins to capitalize and subsequently amortize the related costs over a period of 5 years. The Company anticipates significant ongoing growth opportunities for its software products in the Alternative to Detention Program and in the provision of other in-community case management services for federal and state agencies.

In addition, patent amortization increased during the twelve months ended December 31, 2022 as a result of new pending patent applications and issued patents with the United States Patent and Trademark Office. During the twelve months ended December 31, 2022, the Company added thirteen (13) new pending patents and nine (9) issued patents.

Operating loss

	For the years ended December 31,
	2022	2021	$ Change	% Change
Operating gain (loss)	$(12,078,923)	$(8,890,992)	$(3,187,931)	35.9%

Operating loss increased by $3.19 million, or 35.9%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase was driven primarily by SG&A which made up 71.0% of the total operating expenses. As mentioned above, much of the increase in operating loss was due to increased R&D activity, as well as an increase in SG&A driving in part by the initial and ongoing costs related to the listing of the Company’s Class A Common stock on the Nasdaq Capital Market.

Interest income (expense)

	For the years ended December 31,
	2022	2021	$ Change	% Change
Interest income (expense)	$(8,890)	$(39,970)	$31,080	77.8%

Interest income (expense) decreased by $31 thousand, or 77.8%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. During the year ended December 31, 2022, there was $8 thousand and $17 thousand of interest income and interest expense, respectively. During the year ended December 31, 2021, there was $10 thousand and $50 thousand of interest income and interest expense, respectively. All interest earned and expensed during the comparative periods were a result of normal operating activities. The majority of the interest income (expense) in 2021 was generated by the interest on the SVB venture loan. This loan was in existence in 2021 and matured in April 2021, with a total interest of $35 thousand. The decrease in interest income (expense) in 2022 compared to 2021 was due to the end of the SVB venture loan in 2021.

Change in fair value of warrant liability

	For the years ended December 31,
	2022	2021	$ Change	% Change
Change in fair value of warrant liability	$113,125	$(86,944)	$200,069	230.1%

The Company recognized a change in fair value of warrant liability for the year ended December 31, 2022 of $113 thousand based on the fair value assessment and adjustment for one warrant liability issued on December 16, 2016 as described in Note 4 to the financial statements provided elsewhere in this prospectus.

Impairment of digital assets

	For the years ended December 31,
	2022	2021	$ Change	% Change
Impairment of digital assets	$(27,934)	$—	$(27,934)	—%

The Company recognized an impairment on digital assets during the year ended December 31, 2022 of $28 thousand. Digital assets are considered indefinite-lived intangible assets under applicable accounting rules. Accordingly, any decrease in their fair values below our carrying values for such assets at any time subsequent to their acquisition requires recognition of impairment.

Grant income

	For the years ended December 31,
	2022	2021	$ Change	% Change
Grant income	$—	$61,601	$(61,601)	100%

Grant income decreased by $62 thousand, or 100%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. Grant income for 2021 relate to the Business Development and Continuity Scheme grant with the Malta Enterprise for €200 thousand or $214 thousand at December 31, 2022. The grant proceeds were received over a 2 year period and converted from EUR to USD for a total of $251 thousand, of which $62 thousand was received in the year ended December 31, 2021. There was no Grant income for the year ended December 31, 2022.

Other income

	For the years ended December 31,
	2022	2021	$ Change	% Change
Other income	$50,354	$56,932	$(6,578)	11.6%

Other income decreased by $7 thousand, or 11.6%, for the year ended December 31, 2022 when compared to the year ended December 31, 2021. Other income consists primarily of miscellaneous income from GAAP entries.

Other expense

	For the years ended December 31,
	2022	2021	$ Change	% Change
Other expense	$(118,196)	$(159,533)	$41,337	25.9%

Other expense decreased by $41 thousand for the year ended December 31, 2022 when compared to the year ended December 31, 2021. The decrease was primarily due to an $88 thousand decrease in unrealized loss on foreign currency translations for intercompany transactions between the parent company, T Stamp Inc., and its subsidiary, Trust Stamp Malta Limited with currencies denominated in United States Dollars and European Union Euros, respectively. Additionally, among other offsetting items, there was an increase of $32 thousand for realized exchange differences related to foreign currency exchange translation differences for when invoices are billed and cash collected.

During the year ended December 31, 2022, there was $95 thousand unrealized loss on foreign currency translations that is recorded to other income for foreign currencies held by the Company’s subsidiaries to meet expenses denominated in those currencies, the U.S. dollar cost of which expenses has fallen commensurately, therefore the unrealized loss will have no cash impact until the accounts are settled.

During the year ended December 31, 2022, the Company determined that there is currently no intention to settle intercompany accounts in the foreseeable future; therefore, future fluctuations in foreign currencies between the Company and its subsidiaries will be booked to accumulated other comprehensive income on the balance sheet. The change was effective as of June 30, 2022.

Liquidity and Capital Resources

As of March 31, 2023, and December 31, 2022, we had approximately $773 thousand and $1.25 million cash in our banking accounts, respectively. One of those bank accounts is with Silicon Valley Bank. On March 13, 2023, the Company began transferring its cash held with Silicon Valley Bank to JP Morgan Chase, where the majority of the Company’s cash deposits are held as of the date of this prospectus. The Company does still hold material balances at Silicon Valley Bank but did not incur any impairment or loss of cash as a result of the failure of Silicon Valley Bank.

The decrease of $481 thousand in cash from December 31, 2022 to March 31, 2023 was a result of the net negative cash flow which consisted of $155 thousand, $190 thousand, and $103 thousand, in operating, financing, and investing activities, respectively. Additionally, there was a $33 thousand cash inflow for a foreign currency transaction adjustment. See the “Cash Flows” subsection below for more details on cash activities during the quarter ended March 31, 2023.

Total current assets for the comparative periods decreased by 37.39% or $1.07 million from $2.87 million as of December 31, 2022, to $1.80 million as of March 31, 2023. The decrease in current assets was primarily driven by the decrease in cash (discussed above). Additionally, there was a $475 thousand decrease in accounts receivable mostly due to the timing of collections on receivables.

Total current liabilities increased by 32.49% or $1.45 million from $4.45 million as of December 31, 2022 compared to $5.89 million as of March 31, 2023. This increase is primarily attributable to the $935 thousand increase in deferred revenue driven mostly by the $750 thousand paid by Interactive Global Solutions (“IGS”) which will be used as credits for future services (discussed below), and $225 thousand increase in deferred license fee revenue from Mastercard International. Additionally, accounts payable increased by $400 thousand mostly due to the timing of payables.

In effect, the Company’s current ratio (i.e., the ratio of the Company’s total current assets as a multiple of total current liabilities or the Company’s ability to service its near-term liabilities with its near-to-cash assets) decreased from 0.65 as of December 31, 2022 to 0.31 or 52.75% in the three months ended March 31, 2023. This is, in part, a result of the net cash outflow and timing of operating activities as mentioned above.

Effective September 3, 2019, the Company entered into a software license agreement with a customer pursuant to which the Company received total fees of $150 thousand in 2020, $200 thousand in 2021, and $250 thousand in 2022. On December 31, 2022, the software license agreement was amended. The Company will receive minimum total fees of $300 thousand in 2023 which will continue to rise by 15% in each subsequent year after 2023 with a cap of $1.00 million. The Company has recognized $75 thousand in fees from this software license agreement during the three months ended March 31, 2023.

On September 15, 2022, the Company entered into a Master Services Agreement (“the MSA”) with Innovative Government Solutions (“IGS”) under which the Company and IGS agreed to jointly offer services and IGS was granted a 12-year (renewable) license (“the license”) to resell the Company’s technology subject to payment by IGS of agreed revenue advances and end user license fees. On execution of the MSA, IGS agreed to pay $1.5 million to the Company as a non-refundable revenue advance, an additional $1.5 million non-refundable revenue advance on the first anniversary of the MSA, and $1 million on each of the next two anniversaries of the MSA as additional non-refundable revenue advances. IGS has the right to terminate the MSA for convenience before the additional non-refundable revenue advances become due in which case the unpaid additional non-refundable revenue advances will not be payable and the license will terminate. During the three months ended March 31, 2023, Trust Stamp has received $750 thousand, recorded the non-refundable revenue advance to deferred revenue, and recognized no IGS revenue.

Subsequent Investment and Pro Forma Balance Sheet

On April 14, 2023, the Company entered into a the Purchase Agreement with the Selling Stockholder, pursuant to which the Company agreed to issue and sell to the Selling Stockholder (i) in a registered direct offering, 563,380 shares of Class A Common Stock, par value $0.01 per share of the Company at a price of $3.30 per share, and pre-funded warrants to purchase up to 1,009,950 shares of Class A Common Stock, at a price of $3.299 per pre-funded warrant, at an exercise price of $0.001 per share of Class A Common Stock, and (ii) in the Private Placement, the Warrants, exercisable for an aggregate of up to 1,573,330 shares of Class A Common Stock, at an exercise price of $3.30 per share. On April 18, 2023, the Company sold 563,380 shares of Class A Common Stock to the Selling Stockholder for total proceeds of $3.30 for $1,859,154. Additionally, on same date, the Selling Stockholder purchased and exercised the 1,009,950 pre-funded warrants, for total proceeds to the Company of $3,332,835, resulting in an aggregate issuance by the Company of 1,573,330 shares of Class A Common Stock for net proceeds of $4.78 million from the registered direct offering after deducting a placement fee payable to Maxim Group LLC and legal expenses of $363 thousand and $50 thousand, respectively. Maxim Group LLC is the sole placement agent for the registered direct offering on Form S-3, which was initially declared effective by the U.S. Securities and Exchange Commission on April 12, 2023.

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2023 on an actual basis and as adjusted basis to reflect the sale of (i) 563,380 shares of Class A Common Stock by us at the public offering price of $3.30 per share, and (ii) pre-funded warrants to purchase 1,009,950 shares of our Class A Common Stock at $3.299 per share.

		March 31, 2023
		(Pro Forma
		As Adjusted,
		Assuming sale of
		563,380 shares
		of Class A
		Common Stock, and
		pre-funded
		warrants to purchase
		1,009,950 shares
		of our Class A
	March 31, 2023	Common Stock)
Assets
Cash	$773,114	$4,105,949
Total Current Liabilities	5,892,524	5,892,524
Warrant liabilities	262,909	262,909
Non-convertible notes plus accrued interest	907,616	907,616
Long-term operating lease liabilities	56,739	56,739
Total Liabilities	7,119,788	7,119,788
Class A Common Stock	51,216	61,316
Additional paid-in capital	39,479,741	44,195,057
Stockholders’ notes receivable	—	—
Accumulated other comprehensive loss	195,810	195,810
Accumulated deficit	(41,847,176)	(41,847,176)
Total T Stamp Inc. Stockholders’ Equity (Deficit)	(2,120,409)	2,605,007
Noncontrolling interest	161,439	161,439
Tota1 Stockholders’ Equity (Deficit)	(1,958,970)	2,766,446
Total Liabilities and Stockholders’ Equity (Deficit)	$5,160,818	$9,886,234

The Company expects to make additional sales of securities pursuant to the Form S-3 declared effective on April 12, 2023. The amount of securities that may be sold by the Company pursuant to the Form S-3 is limited by the shelf capacity of that offering statement.

Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not yet generated profits, with a loss in the year ended March 31, 2023 of $2.55 million, operating cash outflows of $155 thousand for the same period, and an accumulated deficit of $41.85 million as of March 31, 2023.

The Company’s ability to continue as a going concern in the next twelve months following the date the unaudited condensed consolidated financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenue and raise capital as needed to satisfy its capital needs. While the negotiation of significant additional revenue is well advanced, it has not reached a stage that allows it to be factored into a going concern evaluation. In addition, although the Company has previously been successful in raising capital as needed and has already made plans to do so as well as restructuring expenses to meet the Company’s cash needs, no assurance can be given that the Company will be successful in its capital raising efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period.

Cash Flows

The following table summarizes our cash flows for the three months ended March 31, 2023 and 2022:

	For the three months ended March 31,
	2023	2022
Net cash flows from operating activities	$(154,578)	$(1,141,310)
Net cash flows from investing activities	$(191,231)	$(244,755)
Net cash flows from financing activities	$(103,058)	$3,696,352

Operating Activities

Net cash used in operating activities decreased by 86.46% from $1.14 million during the three months ended March 31, 2022, compared to $155 thousand during the three months ended March 31, 2023. Of the $2.55 million net loss for the three months ended March 31, 2023, there were various large cash and non-cash adjustments that were added back to the Net loss to arrive at $155 thousand cash used for operating activities for the three months ended March 31, 2023. Those adjustments included $935 thousand for cash received and booked as Deferred revenue driven primarily by the IGS revenue contract for service credits and Mastercard license fees, $219 thousand for non-cash depreciation and amortization, $475 thousand for cash received on account receivables, and $420 thousand for accounts payables.

Investing Activities

Net cash used in investing activities during the three months ended March 31, 2023, was $191 thousand, compared to net cash of $245 thousand used in the three months ended March 31, 2022. Cash used in investing activities for the three months ended March 31, 2023 and 2022 related primarily to continued investments to develop future technologies that we intend to capitalize and monetize over time. During the three months ended March 31, 2023, capitalized internal-use software decreased by 18.81% compared the three months ended March 31, 2022, as a result of the increased capitalization of internally developed software related to the ICE Contract during the three months ended March 31, 2022.

Financing Activities

During the three months ended March 31, 2023, net cash from financing activities was $103 thousand, compared to net cash of $3.70 million for the three months ended March 31, 2022. During the three months ended March 31, 2022, the Company received $3.33 million from a warrant exercise in December 2021 from SCV and REach® Ventures, a related party. Additionally, was $53 thousand from the exercise of options, and $259 thousand in units sold and warrants exercised in connection to the Company’s 2021 raises under Regulation CF, Regulation D, and Regulation S in preparation for its Nasdaq listing. During the three months ended March 31, 2023, there was a $75 thousand tax withholding accrual for net issuances on employee equity compensation and $30 thousand for payments on financial liabilities.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with GAAP. The preparation of these unaudited condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses, as well as related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates. The critical accounting policies and estimates, assumptions, and judgments that we believe have the most significant impact on our unaudited condensed consolidated financial statements are described below.

Capitalized Internal-Use Software, Net

Costs related to software acquired, developed, or modified solely to meet our internal requirements, with no substantive plans to market such software at the time of development are capitalized. The Company capitalizes eligible costs to develop internal-use software that are incurred subsequent to the preliminary project stage through the development stage. These costs consist of personnel costs (including related benefits and stock-based compensation) that are incurred during the application development stage. Costs incurred during the preliminary project stage and during the post-implementation operational stage are expensed as incurred. Maintenance costs are expensed as incurred. The estimated useful life of costs capitalized is evaluated for each specific project. Actual economic lives may differ from estimated useful lives. Periodic reviews could result in a change in estimated useful lives and therefore changes in amortization expense in future periods.

Revenue Recognition

The Company derives its revenue primarily from professional services. Revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, the Company includes an estimate of the amount it expects to receive or the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

The Company determines the amount of revenue to be recognized through the application of the following steps:

●	Identification of the contract, or contracts with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when or as the Company satisfies the performance obligations.

At contract inception, the Company will assess the services agreed upon within each contract and assess whether each service is distinct and determine those that are performance obligations. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. In general, each contract with a customer consists of a single performance obligation to perform services in which revenue is recognized when the service has been delivered.

Contract Balances

The timing of customer billing and payment relative to the start of the service period varies from contract to contract; however, the Company bills many of its customers in advance of the provision of services under its contracts, resulting in liabilities consisting of either deferred revenue (a “contract liability”) or customer deposit liabilities. Deferred revenue represents billings under noncancelable contracts before the related product or service is transferred to the customer. Such amounts are recognized by the Company over the life of the contract upon meeting the revenue recognition criteria, but generally within one year. Customer deposit liabilities consist of billings or payments received in advance of the start of the contractual term or for anticipated revenue generating activities for the portion of a contract term that is subject to cancellation for convenience. Certain of the Company’s arrangements generally include terms that allow the customer to terminate the contract for convenience and receive a refund of the amount of the customer deposit for the percentage of the work not performed prior to the notice of termination. In these arrangements, the Company concluded there are no enforceable rights and obligations after such notice period and therefore the consideration received or due from the customer that is subject to termination for convenience is recorded as customer deposit liabilities.

The payment terms and conditions vary by contract; however, the Company’s terms generally require payment within 30 to 60 days from the invoice date. In instances where the timing of revenue recognition differs from the timing of payment, the Company elected to apply the practical expedient in accordance with ASC 606 to not adjust contract consideration for the effects of a significant financing component, as the Company expects, at contract inception, that the period between when promised goods and services are transferred to the customer and when the customer pays for those goods and services will be one year or less. As such, the Company determined its contracts do not generally contain a significant financing component.

Costs to Obtain and Fulfill Contracts

Incremental costs of obtaining a contract include only those costs that are directly related to the acquisition of contracts, including sales commissions, and that would not have been incurred if the contract had not been obtained. The Company recognizes an asset for the incremental costs of obtaining a contract with a customer if it is expected that the economic benefit and amortization period will be longer than one year. Costs to obtain contracts were not material in the periods presented. The Company recognizes an asset for the costs to fulfill a contract with a customer if the costs are specifically identifiable, generate or enhance resources used to satisfy future performance obligations, and are expected to be recovered. Costs to fulfill contracts were not material in the periods presented. The Company elected to apply the practical expedient in accordance with ASC 340, which allows the Company to expense commissions as incurred when the contract term is twelve months or less in total.

Remaining Performance Obligation

The Company’s arrangements with its customers often have terms that span over multiple years. However, the Company generally allows its customers to terminate contracts for convenience prior to the end of the stated term with less than twelve months’ notice. Revenue allocated to remaining performance obligations represents noncancelable contracted revenue that has not yet been recognized, which includes deferred revenue and, in certain instances, amounts that will be invoiced. The Company has elected the practical expedient allowing the Company to not disclose remaining performance obligations for contracts with original terms of twelve months or less. Cancelable contracted revenue, which includes customer deposit liabilities, is not considered a remaining performance obligation. As of March 31, 2023 and December 31, 2022 the Company did not have any related performance obligations for contracts with terms exceeding twelve months.

Warrants

The Company accounts for stock warrants as either equity instruments, derivative liabilities, or liabilities in accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”), depending on the specific terms of the warrant agreement.

Recent Accounting Pronouncements

For information on recently issued accounting pronouncements, refer to Note 1. Description of Business and Summary of Significant Accounting Policies in our unaudited condensed consolidated financial statements included elsewhere under in this prospectus.

Emerging Growth Company

As a Nasdaq listed public reporting company, we are required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;
●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We may remain an “emerging growth company” for up to five years, beginning January 26, 2022, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of June 30th, before that time, we would cease to be an “emerging growth company” as of the following December 31st.

In summary, we are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies” and therefore, our shareholders could receive less information than they might expect to receive from more mature public companies.

THE COMPANY’S BUSINESS

Overview

Trust Stamp was incorporated under the laws of the State of Delaware on April 11, 2016 as “T Stamp Inc.” T Stamp Inc. and its subsidiaries (“Trust Stamp”, “we”, or the “Company”) develop and market identity authentication software for enterprise and government partners and peer-to-peer markets.

Trust Stamp develops proprietary artificial intelligence-powered identity and trust solutions at the intersection of biometrics, privacy, and cybersecurity, that enable organizations to protect themselves and their users, while empowering individuals to retain ownership of their identity data and prevent fraudulent activity using their identity.

Trust Stamp tackles industry challenges including data protection, regulatory compliance, and financial accessibility, with cutting edge technology including biometric science, cryptography, and machine learning. Our core technology irreversibly transforms identity information to create tokenized identifiers that enable accurate authentication without the need to store or share sensitive data. By retaining the usefulness of biometric-derived data while minimizing the risk, we allow businesses to adopt biometrics and other anti-fraud initiatives while protecting personal information from hacks and leaks.

Trust Stamp’s key sub-markets are identity authentication for the purpose of account opening, access and fraud detection, the creation of tokenized digital identities to facilitate financial and societal inclusion, and in-community case management software for alternatives to detention and other governmental uses.

As biometric solutions proliferate, so does the need to protect biometric data. Stored biometric images and templates represent a growing and unquantified financial, security and PR liability and are the subject of governmental, media and public scrutiny, since biometric data cannot be “changed” once they are hacked, as they are directly linked to the user’s physical features and/or behaviors. Privacy concerns around biometric technology have led to close attention from regulators, with multiple jurisdictions placing biometrics in a special or sensitive category of personal data and demanding much stronger safeguards around collection and safekeeping.

To address this unprecedented danger and increased cross-industry need to establish trust quickly and securely in virtual environments, Trust Stamp has developed its Irreversibly Transformed Identity Token, or IT2TM, solutions, which replace biometric templates with a cryptographic hash that can never be rebuilt into the original data and cannot be used to identify the subject outside the environment for which it is designed.

Trust Stamp’s data transformation and comparison technology is vendor and modality agnostic, allowing organizations including other biometric services providers to benefit from the increased protection, efficiency, and utility of our proprietary tokenization process. With online and offline functionality, Trust Stamp technology is effective in even the most remote locations in the world.

Trust Stamp also offers end-to-end solutions for multi-factor biometric authentication for account access and recovery, KYC/AML compliance, customer onboarding, and more, which allow organizations to approve more genuine users, keep bad actors from accessing systems and services, and retain existing users with a superior user experience.

Our Markets

Trust Stamp has evaluated the market potential for its services in part by reviewing the following reports, articles, and data sources, none of which were commissioned by the Company, and none of which are to be incorporated by reference:

Data security and fraud

●	In 2022, 4,145 publicly disclosed breaches exposed over 22 billion records according to the “2021 Year End Report: Data Breach QuickView” published by Flashpoint.
●	The cumulative merchant losses to online payment fraud between 2023 and 2027 will exceed $343 billion globally according to a 2022 report titled “Fighting Online Payment Fraud in 2022 & Beyond” published by Juniper Research.

Trust Stamp addresses this market with biometric identity verification and biometric authentication - which utilizes Trust Stamp’s proprietary irreversible identity token to perform biometric matching in a secure and tokenized domain, matching tokenized personally identifiable information and liveness detection.

Biometric authentication

●	By 2027, the value of biometrically authenticated remote mobile payments will reach $1.2 trillion globally, according to a 2022 report titled “Mobile Payment Biometrics” published by Juniper Research.
●	The global biometric system market size is valued at $41.1 billion per annum in 2023, with a forecast compound growth of 20.4% from 2023 to 2030 with a 2030 revenue forecast of $150.6 billion according to the 2023 report titled “Biometric Technology Market Size, Share & Trends Analysis Report By Component, By Offering, By Authentication Type, By Application, By End-use, By Region, And Segment Forecasts, 2023 – 2030” published by Grand View Research.

Trust Stamp addresses this market through its biometric authentication and liveness detection - which utilizes Trust Stamp’s proprietary irreversible identity token to perform biometric matching in a secure and tokenized domain. This permits biometric authentication without the risk of storing pictures and biometric templates.

Financial and societal inclusion

●	As of 2021, 1.4 billion people were unbanked according to the “Global Findex Database 2021” published by The World Bank.
●	131 million small and medium-sized enterprises in emerging markets lack access to finance, limiting their ability to grow and thrive (UNSGSA Financial Inclusion Webpage, Accessed March 2023)
●	The global market for Microfinance is estimated at $157 Billion in the year 2020, and is projected to reach $342 billion by 2026 according to the 2022 report titled “Microfinance - Global Market Trajectory & Analytics” published by Global Industry Analysts, Inc.

Trust Stamp’s biometric authentication, liveness detection, and information tokenization enable individuals to verify and establish their identities using biometrics. While individuals in this market lack traditional means of identity verification, Trust Stamp provides a means to authenticate identity that preserves an individual’s privacy and control over that identity.

Alternatives to Detention (“ATD”)

●	The ATD market includes Federal, State and Municipal agencies for both criminal justice and immigration purposes and there is an accelerating interest in technology-based solutions that the Company is able to offer.
●	Amongst the use cases, a large and growing market is for the provision of alternatives to detention for immigrants that are awaiting a final disposition of their processing. Addressing the House Appropriations Subcommittee for Homeland Security on May 17, 2022, ICE Acting Director stated that the financial year 2023 Budget submitted by ICE for approval included an additional $75,000,000 for the Alternatives to Detention (“ATD”) program over and above the present appropriation and that ICE is “focusing on ATD” instead of more expensive physical detention programs; both because of the threat of COVID and because ATD is less expensive and more humane. On that same day, the Ranking Member of the Subcommittee shared that 230,000 participants were then in the ICE ATD program with a planned increase to 600,000 participants.

Trust Stamp addresses the ATD market with an application built on Trust Stamp’s privacy-preserving biometrics. Trust Stamp provides hardware and software that provides for the ethical and human tracking of individuals to comply with ATD requirements.

Trust Stamp’s key sub-markets are:

i)	Identity authentication for the purpose of account opening, access and fraud detection;
ii)	The creation of tokenized digital identities to facilitate financial and societal inclusion; and
iii)	In-community case-management services for governmental agencies.

In addition to its key sub-markets, the Company is developing products and working with partners and industry organizations in other sectors that offer significant market opportunities, in particular, the travel, healthcare, Metaverse platform and cryptographic key and account credential safekeeping sectors. For example, the Company has developed a "crypto key vault" solution that leverages proven facial biometric authentication and irreversible data transformation technology to protect private keys for digital assets while ensuring long-term data protection and access credential availability.

Principal Products and Services

Trust Stamp’s most important technology is the Irreversibly Transformed Identity TokenTM (also known as the IT2TM, Evergreen HashTM, EgHashTM and MyHashTM) combined with a data architecture that can use one or multiple sources of biometric or other identifying data. Once a “hash translation” algorithm is created, like-modality hashes are comparable regardless of their origin. The IT2 protects against system and data redundancy, providing a lifelong “digital-DNA” that can store (or pivot to) any type of KYC or relationship data with fields individually hashed or (salted and) encrypted, facilitating selective data sharing. Products utilizing the IT2 are Trust Stamp’s primary products, accounting for the majority of its revenues during the three months ended March 31, 2023.

We adhere to the best practices outlined in the National Institute of Standards and Technology (“NIST”) and International Organization for Standardization (“ISO”) frameworks, and our policies and procedures in managing personally identifiable information (“PII”) are in compliance with General Data Protection Regulation (“GDPR”) requirements.

IT2 Solutions

The IT2 (for Irreversibly Transformed Identity Token) replaces biometric templates and scans with meaningless numbers, letters, and symbols in order to remove sensitive data from the reach of criminals using a proprietary process by which a deep neural network irreversibly converts biometric and other identifying data, from any source, into the secure tokenized identity. This IT2 is unique to the user, is different every time it is generated from a live subject and cannot be reverse engineered and rebuilt into the user’s face or other original identity data.

Each token can be stored and compared to all other tokens from the same modality, allowing the Company’s AI-powered analytics to predict if a single subject has generated two or more tokens, even if the subject has passed conventional KYC with, e.g., falsified identity documents. Using this technology, an IT2 can be employed for re-authentication purposes, including account recovery, password-less login, new account creation, and more, across the organization or even within a consortium of organizations, all in a low cost and low friction delivery that is fast and secure.

Our technology is being used for enhanced due diligence, KYC/AML compliance, synthetic identity fraud reduction and “second chance” approval for customer onboarding and account access, together with the delivery of humanitarian and development services. The solution allows organizations to approve more users, keep bad actors from accessing systems and services, and retain existing users with a superior user experience.

Our hashing and matching technology can maximize the effectiveness of all types of identity data, while rendering it safer to use, store, and share. Whatever the source of identity data, it can be stored and compared as an IT2. See the chart below for examples.

Distribution

Through licensing we allow customers to utilize our technology in a wide variety of applications. Uses can include (e.g.):

o	The provision of hashing / services to enterprises, NGOs, and government, to overlay on third-party biometric and identity data
o	Hash licensing, translation, and certification services for biometric vendors
o	Management of zero-knowledge-proof services, whether as a tributary between Identity Lakes or operating consortium lakes
o	Tokenized identity creation for large scale deployments, such as humanitarian and government identity programs.

Trust Stamp enters into licensing and SaaS agreements.

License agreements are typically as a hosted offering, on-premise solution, or both, with its customers, pursuant to which the customer pays for the initial product development plus a license fee for the use of Trust Stamp’s technologies on a periodic and/or volume-based basis. In addition to consuming and paying for Trust Stamp’s services for their own use, some key customers also serve as channel partners by offering Trust Stamp products to their own customer base, whether as stand-alone products, or integrated into their own services as upgraded product offerings.

SaaS agreements are typically serviced through the Company’s Orchestration Layer platform, which is being utilized in FIS’ new global identity authentication system. The platform includes our proprietary tokenization technology, and is designed to provide easy integration with, and access to, Trust Stamp’s products, chargeable on a per use basis. The Orchestration Layer facilitates no-code and low-code implementations, making adoption faster and even more cost-effective for a broader range of potential customers. It is expected to accelerate the Company’s evolution, from being exclusively a custom solutions provider, to also offering a modular and highly scalable Software-as-a-Service (SaaS) model with low-code implementation.

Competition

We can work with any identity data from any source, potentially breaking vendor and modality lock-in, but our primary market target is the biometric service industry, which is growing exponentially while being threatened by a consumer, media, and legislative backlash against storing biometric data. The IT2 can potentially be overlaid on any biometric or other identity data provider.

In general, we compete for customer budget with any company in the identity authentication industry, and our business plan calls for our capturing a fraction of one percent (1%) of the projected expenditure for biometric authentication services. Major competitors in this space include companies such as NEXT Biometrics, IDEMIA, Synaptics, Cognitec, Innovatrics, Suprema, FaceTec, Rank One Computing, Acuant, Jumio, Onfido and Mitek. However, we believe that, due to the uniqueness of our technology solution, the Company does not currently have any direct competitors for the core IT2 solutions upon which the growth in our business plan is focused.

The commercial advantage of our solution is our ability to work across providers and modalities and we continue to pursue a first-mover advantage including our global –scale partnership which is achieving a network effect in the global Humanitarian and Development market. We believe that this combination will make it unattractive for a potential competitor to replicate the 6-years and multi-million dollars, that we have already expended, to try and circumvent our multiple (and continuing) patent filings and/or offer a parallel product based upon a different technology.

We believe that given sufficient time and resources, we can augment any biometric modalities including face, hand, iris, voice, gait, and behavior, together with any other identifying data which places us in a unique position versus providers of biometric services.

We are unaware of any other provider being able to offer or support a proliferation of authentication modalities in this fashion, and therefore we believe there are no other companies that directly compete with us in this space. If our go-to-market strategy is successful, biometric service providers can be a channel distributer, and not necessarily a competitor.

Growth Strategy

Our business plan calls for our capturing a small fraction of one percent (1%) of the projected expenditure for biometric authentication services. Our strategy in this respect is to:

o	Expand the scope and range of services that we provide to and through our existing clients
o	Continue to add significant new clients for our current and future services
o	Offer our services via channel partners with substantial distribution networks
o	Offer our technology on a “low code” basis, providing access via an orchestration layer and/or open-APIs to enable implementation by a broader range of clients
o	The addition of alternate authentication tools including non-facial-biometric options and non-biometric-knowledge and device-based tools facilitating two and multi-factor authentication
o	Offer our IT2 technology for use by other biometric and data services providers to protect and extend the usability of their data
o	Provide ready-to-use / customizable platforms that leverage our IT2 technology in specialized markets

Human Capital

Given the geographic diversity of its team, and to facilitate cost-effective administration, Trust Stamp secures the services of its permanent team members through a variety of administrative structures that include wholly owned subsidiaries, professional employer organizations and consulting contracts. As of March 31, 2023, the Company had 10 full-time and 1 part-time team member that works out of the United States, 25 full-time members that work out of Malta, 7 full-time team members in Poland and Central Europe, 2 full-time and 4 part-time team members in the United Kingdom, 1 full-time team member in the Isle of Man, 15 full-time team members working in the Philippines, 13 full-time team members working in Rwanda, 1 full-time team member working in the Netherlands, 1 full-time team member in Denmark, and 3 full-time team members working remotely in India. Our permanent team is augmented as needed by contract development and other staff on both a long and short-term basis.

Outsourcing

We design and develop our own products. We use an outsourcing company, 10Clouds, for additional development staff as needed. 10Clouds is considered a related party. In addition, we also utilize SourceFit, a company in the Philippines, for PEO services, representing approximately 2% of our operating expenses during the quarter ended March 31, 2023. Amazon Web Services provides cloud hosting and processing services, representing approximately 2-3% of our operating expenses during the quarter ended March 31, 2023.

Key Customers

Historically, the Company generated most of its income through a relationship with an S&P 500 bank, in which services were provided pursuant to a Master Software Agreement and statements of work. The scope of services provided to the S&P 500 bank has grown throughout the relationship and additional growth has been seen in 2021 and 2022. In recent years, the Company has also expanded its customer base to include relationships with Mastercard International (“Mastercard”), Fidelity Information Services, LLC (“FIS”), and other customers.

With respect to FIS, we continued to expand our work with our proprietary tokenization technology being utilized in FIS’ new global identity authentication system. In 2022, the Company implemented its “Orchestration Layer” platform – a low-code platform solution which streamlines delivery and implementation of the Company’s technologies. In the third quarter 2022, the Company acquired its first 2 customers on the Orchestration Layer platform through its partnership with FIS. In the fourth quarter of 2022, 4 additional customers onboarded. In 2023 thus far, 22 new customers have been onboarded, bringing the total Orchestration Layer platform customers to 28 customers, 25 customers gained through FIS, including 25 financial institutions with over $50 billion in assets, as of May 15, 2023.The Orchestration Layer platform is designed to be a one-stop shop for Trust Stamp services and provides for easy integration to our products; chargeable on a per-use basis and is accelerating the Company’s evolution from being exclusively a custom solutions provider to also offering a modular and highly scalable Software-as-a-Service (SaaS) model with low-code implementation. The Orchestration Layer utilizes the Company’s next-generation identity package, offering rapid deployment across devices and platforms, with custom workflows that seamlessly orchestrate trust across the identity lifecycle for a consistent user experience in processes for onboarding and KYC/AML, multi-factor authentication, account recovery, fraud prevention, compliance, and more. The Orchestration Layer that has been developed facilitates no-code and low-code implementations of the Company’s technology making adoption faster and even more cost-effective for a broader range of potential customers.

Under a ten-year technology services agreement (“the TSA”) with Mastercard International entered into in March 2019, the Company’s IT2 technology is being implemented by Mastercard for Humanitarian & Development purposes as a core element of its Community Pass and Inclusive Identity offerings. Use cases include not only financial services for individuals and businesses but also empowering people and communities to meet basic needs, such as nutritious food, clean water, housing, education, and healthcare including Ethiopia’s implementation of Mastercard’s Wellness Pass within Ethiopia’s health information system to promote efficiency in healthcare tracking and offline portability of health records. Under the TSA, the Company is paid to develop and host software solutions utilizing the IT2 and to support Mastercard’s implementations. In addition, the Company is paid on a “per use” basis for all transactions utilizing its technology. To date the Company has received guaranteed minimum annual payments on account of usage. In December of 2022, the Company entered into a modification of the agreed pricing schedule with Mastercard to move from a per-use to a per-user-year model to broaden the range of potential use cases. Under that agreement, Trust Stamp currently receives minimum annual payments on account of usage, and we anticipate use-based revenue starting in 2023 and growing year-on-year thereafter. The TSA may be terminated by either party in the event of a material breach by the other party that remains uncured within thirty days after notice is received of such a breach. Either party may terminate the TSA if the other party becomes, including but not limited to, insolvent, subject to bankruptcy, dissolved or liquidated. Unless the TSA is terminated, the TSA will automatically renew for additional one year-periods unless either party provides written notice within ninety days of intent not to renew.

As a result of investments in new business development staff and systems, as well as the introduction and expansion of the customer relationships described above, and while we value the relationship highly, management believes that we are no longer financially dependent on our relationship with the S&P 500 bank. As an example, the S&P 500 bank and Mastercard made up 65.22% of total revenue during the quarter ended March 31, 2023, compared to 32.59% of total revenue during the year ended December 31, 2022. On September 23, 2021, the Company was awarded a $3,920,764 contract (the “ICE Contract”) with U.S. Immigration and Customs Enforcement (“ICE”), a federal agency under the U.S. Department of Homeland Security. This engagement required an investment in productization, business development, and satisfying extensive due diligence processes. Effective March 27, 2022, Trust Stamp agreed to a bilateral modification of the fixed price purchase order announced in September 2021 with ICE. The modification covered software development and services related to rapid enrollment in the ICE alternative to detention program and, increased the total contract award value to $7,176,364 from the original $3,920,764. On August 17, 2022, Trust Stamp received notification from ICE that it was terminating the ICE Contract for convenience effective immediately. ICE has paid Trust Stamp for the ICE Contract services performed prior to the amendment effective April 15, 2022. Additionally, Trust Stamp received $720 thousand in cancellation expenses incurred during the period between April 15, 2022 and August 17, 2022 for mobile service expense, storage expense, and payroll expense.

On September 15, 2022, the Company entered into a Master Services Agreement (“the MSA”) with Innovative Government Solutions (“IGS”) under which the Company and IGS will jointly offer services and IGS is granted a 12-year (renewable) license (“the license”) to resell the Company’s technology subject to payment by IGS of agreed revenue advances and end user license fees. On execution of the MSA, IGS agrees to pay $1,500,000 to the Company as a non-refundable revenue advance, an additional $1,500,000 non-refundable revenue advance on the first anniversary of the MSA, and $1,000,000 on each of the next two anniversaries of the MSA as additional non-refundable revenue advances. In February 2023, IGS agreed to pre-pay $750,000 of the first anniversary payment and payment is expected in March of 2023. IGS has the right to terminate the MSA for convenience before the additional non-refundable revenue advances become due in which case the unpaid additional non-refundable revenue advances will not be payable and the license will terminate. During the year ended December 31, 2022 and three months ended March 31. 2023, Trust Stamp received the initial $1.5 million payment and subsequent $750 thousand advance on the second $1.5 million payment, respectively, recorded the non-refundable revenue advance to deferred revenue, and recognized no IGS revenue. As we grow, we intend to continue to expand the number of customers from which we generate revenues including through the development of channel partnerships, such as our relationship with FIS. In the opinion of our management, we would be able to continue operations without our current customers (including our channel partnership with FIS). However, the unanticipated loss of the Company’s current customers could have an adverse effect on the company’s financial position.

Regulation

Our business is not currently subject to any licensing requirements in any jurisdiction in which we operate, other than the requirement to hold a business license in the City of Atlanta (with which we are in compliance), and the requirement to hold a trading license in Rwanda (with which we are in compliance). This does not mean that licensing requirements may not be introduced in one or more jurisdiction in which we operate, and such requirements could be burdensome and/or expensive or even impose requirements that we are unable to meet.

We are subject to substantial governmental regulation relating to our technology and will continue to be for the lifetime of our Company. By virtue of handling sensitive PII and biometric data, we are subject to numerous statutes related to data privacy, and additional legislation and regulation should be anticipated in every jurisdiction in which we operate. Example federal (US) and European statutes we could be subject to are:

o	Health Insurance Portability and Accountability Act (HIPAA)
o	Health Information Technology for Economic and Clinical Health Act (HITECH)
o	The General Data Protection Regulation 2016/679 (GDPR)
o	ePrivacy Privacy Directive
o	The California Privacy Rights Act (CPRA)

o	The California Consumer Privacy Act (CCPA)
o	Biometric Information Privacy Act (BIPA)

HIPAA and HITECH

Under the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act “HITECH”), the U.S. Department of Health and Human Services (“HHS”) issued regulations that establish uniform standards governing the conduct of certain electronic healthcare transactions and requirements for protecting the privacy and security of protected health information (“PHI”), used or disclosed by covered entities and business associates. Covered entities and business associates are subject to HIPAA and HITECH. Our subcontractors that create, receive, maintain, transmit, or otherwise process PHI on behalf of us are HIPAA “business associates” and must also comply with HIPAA as a business associate.

HIPAA and HITECH include privacy and security rules, breach notification requirements, and electronic transaction standards.

The privacy rules cover the use and disclosure of PHI by covered entities and business associates. The privacy rules generally prohibit the use or disclosure of PHI, except as permitted under certain limited circumstances. The privacy rules also set forth individual patient rights, such as the right to access or amend certain records containing his or her PHI, or to request restrictions on the use or disclosure of his or her PHI.

The security rules require covered entities and business associates to safeguard the confidentiality, integrity, and availability of electronically transmitted or stored PHI by implementing administrative, physical, and technical safeguards. Under HITECH’s Breach Notification Rule, a covered entity must notify individuals, the Secretary of the HHS, and in some circumstances, the media of breaches of unsecured PHI.

In addition, we may be subject to state health information privacy and data breach notification laws, which may govern the collection, use, disclosure, and protection of health-related and other personal information. State laws may be more stringent, broader in scope, or offer greater individual rights with respect to PHI than HIPAA, and state laws may differ from each other, which may complicate compliance efforts.

Entities that are found to be in violation of HIPAA as the result of a failure to secure PHI, a complaint about our privacy practices or an audit by HHS, may be subject to significant civil and criminal fines and penalties and additional reporting and oversight obligations if such entities are required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance.

GDPR

The EU-wide General Data Protection Regulation imposes onerous accountability obligations requiring data controllers and processors to maintain a record of their data processing and policies. It requires data controllers to implement more stringent operational requirements for processors and controllers of personal data, including, for example, transparent and expanded disclosure to data subjects (in a concise, intelligible and easily accessible form) about how their personal information is to be used, imposes limitations on retention of information, increases requirements pertaining to health data and pseudonymized (i.e., key-coded) data, introduces mandatory data breach notification requirements, and sets higher standards for data controllers to demonstrate that they have obtained valid consent for certain data processing activities. Fines for non-compliance with the GDPR will be significant—the greater of €20 million or 4% of global turnover. The GDPR provides that EU member states may introduce further conditions, including limitations, to make their own further laws and regulations limiting the processing of genetic, biometric or health data.

ePrivacy Directive

The ePrivacy directive sets out the rules relating to the processing of personal data across public communications networks. This directive requires business to ensure consent requests are made and that consent is received from the user before the use of cookies is made. Businesses must communicate the privacy rules with accurate and specific information regarding the data contained in the cookie. Information must be communicated before the consent requests are made, in plain language. Organizations must ensure that users are able to withdraw consent in the same simple manner as the initial consent request.

CRPA and CCPA

The CRPA and CCPA define and establish various rights that consumers residing in California have over the privacy of their data along with the responsibilities of businesses when collecting personal information. It requires businesses that control the collection of consumers’ personal information to inform them of the category, purpose and duration the business intends to retain such information. It lists the consumers’ right to correct their data and have their data deleted. Customers may also exercise their right to limit the sale or sharing of their personal or sensitive personal information. Fines for non-compliance can range from $100 to $750 per consumer per incident. Additionally, in certain cases the California Privacy Protection Agency may impose administrative fines ranging from $2,500 to $7,500 for each violation.

BIPA

BIPA, which was enacted in 2008, addresses the collection, use and retention of biometric information by private entities. Under the law, a private entity must inform an individual, or their legally authorized individual, that the biometric information is being collected and stored, and the specific purpose and the length of time for the collection, storage and use of the biometric information, before obtaining or possessing their biometric information for the purposes of capturing, storing or sharing it. In addition, prior to collecting any biometric information, the regulation required businesses to obtain a written release for the collection of the biometric information from the individual, or the individual’s legally authorized representative after notice has been given. BIPA provides statutory damages of up to $1,000 for each negligent violation, and up to $5,000 for each intentional or reckless violation.

Intellectual Property

Patents

A summary of the Company’s issued patents and pending patent applications on March 15, 2023 is provided in the table below.

Matter No.	Application/ Patent No.	Filing/ Issue Date	Title	Priority Information	Status
32742-154085	18/164,090	02/03/2023	METAPRESENCE SYSTEMS AND PROCESSES FOR USING SAME	63/306,210 63/327,821	PENDING Awaiting Examination
32742-145300	18/145,470	12/22/2022	SYSTEMS AND PROCESSES FOR MULTIFACTOR AUTHENTICATION AND IDENTIFICATION	17/230,684 (Continuation-in-Part)	PENDING Awaiting Examination
32742-152907	17/966,355	10/14/2022	OWNERSHIP VALIDATION FOR CRYPTOGRAPHIC ASSET CONTRACTS USING IRREVERSIBLY TRANSFORMED IDENTITY TOKENS	63/256,347	PENDING 05/04/2023: Issue Fee Payment Filed
32742-153794	18/063,372	12/08/2022	SHAPE OVERLAY FOR PROOF OF LIVENESS	63/287,276	PENDING Awaiting Examination
32742-153065	17/956,190	09/29/2022	SYSTEMS AND METHODS FOR ENHANCED HASH TRANSFORMS	16/406,978	PENDING Awaiting Examination
32742-148653	17/725,978	04/21/2022	INTEROPERABLE BIOMETRIC REPRESENATION	63/177,494	PENDING Awaiting Examination
32742-151107	17/849,196	06/24/2022	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	16/855,606	PENDING Awaiting Examination
32742-149248	17/745,270	05/16/2022	SECURE REPRESENTATIONS OF AUTHENTICITY AND PROCESSES FOR USING SAME	63/188,491	PENDING Awaiting Examination
32742-147982	17/719,975	04/13/2022	PERSONALLY IDENTIFIABLE INFORMATION ENCODER	63/174,405	PENDING Awaiting Examination
32742-147631	17/706,132	03/28/2022	SYSTEMS AND METHODS FOR LIVENESS-VERIFIED IDENTITY AUTHENTICATION	16/403,093	PENDING 06/30/2023 Response to Office Action Due
32742-149165	17/702,366	03/23/2022	SYSTEMS AND PROCESSES FOR LOSSY BIOMETRIC REPRESENTATIONS	16/841,269	PENDING 07/19/2023 Notice of Allowance Received; Issue Fee Due
32742-149164	17/702,361	03/23/2022	SYSTEMS AND PROCESSES FOR LOSSY BIOMETRIC REPRESENTATIONS	16/841,269	PENDING 07/12/2023 Response to Office Action Due
32742-149163	17/702,355	03/23/2022	SYSTEMS AND PROCESSES FOR LOSSY BIOMETRIC REPRESENTATIONS	16/841,269	PENDING 07/12/2023 Response to Office Action Due

Matter No.	Application/ Patent No.	Filing/ Issue Date	Title	Priority Information	Status
32742-151107	17/849,196	06/24/2022	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	16/855,606	PENDING Awaiting Examination
32742-149248	17/745,270	05/16/2022	SECURE REPRESENTATIONS OF AUTHENTICITY AND PROCESSES FOR USING SAME	63/188,491	PENDING Awaiting Examination
32742-145019	17/401,504	08/13/2021	SYSTEMS AND METHODS FOR LIVENESS-VERIFIED, BIOMETRIC-BASED ENCRYPTION	62/667,133	PENDING 06/30/2023 Response to Office Action Due
32742-145020	17/401,508	08/13/2021	SYSTEMS AND METHODS FOR IDENTITY VERIFICATION VIA THIRD PARTY ACCOUNTS	62/486,210	PENDING Notice of Allowance Received; Issue Fee Due: 06/28/2023
32742-142186	17/230,684	04/14/2021	SYSTEMS AND PROCESSES FOR MULTIMODAL BIOMETRICS	63/009,809 63/011,447	PENDING 05/01/2023: Client instructed us to abandon
32742-141508	17/205,713	03/18/2021	SYSTEMS AND PROCESSES FOR TRACKING HUMAN LOCATION AND TRAVEL VIA BIOMETRIC HASHING	62/991,352	PENDING 04/19/2023 Response to Restriction Requirement Filed
32742-139681	17/109,693	12/02/2020	SYSTEMS AND METHODS FOR PRIVACY-SECURED BIOMETRIC IDENTIFICATION AND VERIFICATION	62/942,311	PENDING 06/09/2023: Issue Fee Payment Due
32742-142411	17/324,544	05/19/2021	FACE COVER-COMPATIBLE BIOMETRICS AND PROCESSES FOR GENERATING AND USING SAME	63/027,072	PENDING Awaiting Examination
32742-130397	16/406,978 11,496,315	05/08/2019 11/28/2022	SYSTEMS AND METHODS FOR ENHANCED HASH TRANSFORMS	62/668,610	ISSUED 05/08/2026: First Maintenance Fee Due
32742-130398	16/403,093 11,288,530	05/03/2019 03/29/2022	SYSTEMS AND METHODS FOR LIVENESS-VERIFIED IDENTITY AUTHENTICATION	62/667,130	ISSUED 09/29/2025: First Maintenance Fee Due
32742-118398	15/342,994 10,924,473	11/03/2016 02/16/2021	TRUST STAMP	62/253,538	ISSUED 08/16/2024: First Maintenance Fee Due
32742-123473	15/955,270 11,095,631	04/17/2018 08/17/2021	SYSTEMS AND METHODS FOR IDENTITY VERIFICATION VIA THIRD PARTY ACCOUNTS	62/486,210	ISSUED 02/17/2025: First Maintenance Fee Due
32742-136046	16/855,576 11,263,439	04/22/2020 03/01/2022	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	15/782,940	ISSUED 09/01/2025 First Maintenance Fee Due
32742-136047	16/855,580 11,244,152	04/22/2020 02/08/2022	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	15/782,940	ISSUED 08/08/2025 First Maintenance Fee Due
32742-136048	16/855,588 11,263,440	04/22/2020 03/01/2022	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	15/782,940	ISSUED 09/01/2025: First Maintenance Fee Due
32742-136049	16/855,594 11,263,441	04/22/2020 03/01/2022	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	15/782,940	ISSUED 09/01/2025: First Maintenance Fee Due
32742-136050	16/855,598 11,263,442	04/22/2020 03/01/2022	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	15/782,940	ISSUED 09/01/2025: First Maintenance Fee Due
32742-136051	16/855,606 11,373,449	04/22/2020 06/28/2022	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	15/782,940	ISSUED 12/28/2025 First Maintenance Fee Due
32742-130399	16/403,106 11,093,771	05/03/2019 08/17/2021	SYSTEMS AND METHODS FOR LIVENESS-VERIFIED, BIOMETRIC-BASED ENCRYPTION	62/667,133	ISSUED 02/17/2025: First Maintenance Fee Due
32742-135668	16/841,269 11,301,586	04/06/2020 04/12/2022	SYSTEMS AND PROCESSES FOR LOSSY BIOMETRIC REPRESENTATIONS	62/829,825	ISSUED 10/12/2025 First Maintenance Fee Due
32742-118149	15/782,940 10,635,894	10/13/2017 04/28/2020	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	62/407,717 62/407,852 62/407,693	ISSUED 10/28/2023: First Maintenance Fee Due

Trademarks

The following is a summary of Trust Stamp’s issued and pending Trademarks as of March 15, 2023.

Serial / Registration Number	Filing Date	Trademark	Country	Status
97/892,087 N/A	04/17/2023 N/A	TRUSTED CHAT	US	PENDING APPLICATION
97/894,011 N/A	04/18/2023 N/A		US	PENDING APPLICATION
97/613,025 N/A	06/29/2022 N/A	ALTERNATIVES TO DETENTION	US	PENDING APPLICATION Under examination
97/276,185 N/A	02/21/2022 N/A	PRIVTECH	US	PENDING APPLICATION Statement of Use Due: 11/08/2023
97/276,205 N/A	02/21/2022 N/A	PRIVTECH CERTIFIED	US	PENDING APPLICATION Statement of Use Due: 06/13/2023
97/276,214 N/A	02/21/2022 N/A	THE PRIVACY-FIRST IDENTITY COMPANY	US	PENDING APPLICATION Statement of Use Due: 07/17/2023
87/411,586 5,329,048	04/14/2017 11/07/2017	TRUST STAMP	US	REGISTERED Section 8 & 15 Renewal Due: 11/07/2023
87/852,642 5,932,877	03/27/2018 12/10/2019	TRUSTED MAIL	US	REGISTERED Section 8 & 15 Renewal Due: 12/10/2025
88/256,534 6,103,860	01/10/2019 07/14/2020	IDENTITY LAKE	US	REGISTERED Section 8 & 15 Renewal Due: 07/14/2026
88/708,795 6,252,645	11/27/2019 01/19/2021	MYHASH	US	REGISTERED Section 8&15 Renewal Due: 01/19/2027
88/709,274 6,252,649	11/27/2019 01/19/2021	TRUSTED PRESENCE	US	REGISTERED Section 8&15 Renewal Due: 01/19/2027
90/041,950 6,494,610	07/08/2020 09/21/2021	TRUSTED PAYMENTS	US	REGISTERED Section 8 & 15 Renewal Due: 09/21/2027
88/674,108 6,775,329	10/30/2019 06/28/2022	TRUSTCARD	US	REGISTERED Section 8 & 15 Renewal Due: 06/28/2028
97/101,273 6,965,728	10/31/2021 01/24/2023	METAPRESENCE	US	REGISTERED Renewal Due: 01/24/2029

Subsidiaries and Affiliates

Given the geographic diversity of our team and to facilitate cost-effective administration, Trust Stamp conducts various aspects of its operations through subsidiaries. All subsidiaries share resources across the entire Trust Stamp organization. The officers and directors of Trust Stamp have influence over the operations of all subsidiaries and employees across jurisdictions. Only one of our subsidiaries, Biometric Innovations Limited, has its own management team.

T Stamp Inc. Corporate Structure Chart

TStamp Incentive Holdings. On April 9, 2019, management created a new entity, TSIH. Furthermore, on April 25, 2019, the Company issued 320,513 shares of Class A Common Stock to TSIH, for the purpose of providing a pool of shares of Class A Common Stock of the Company that the Company’s Board of Directors (the “Board”) could use for employee stock awards and were recorded initially as treasury stock. On February 15, 2023 Trust Stamp issued an additional 206,033 shares of Class A Common Stock to TSIH to be used to satisfy vested employee stock awards. Since establishing TSIH, 264,000 shares have been transferred from TSIH to various employees as stock awards as of March 31, 2023.

Biometric Innovations Limited (formerly “Trust Stamp Fintech Limited”). Biometric Innovations is our Company’s United Kingdom operating subsidiary. It was established to act as the contracting entity for development contractors in the UK, and it has its own board and management team. The purpose of this entity was to establish beachhead operations in the country to service a contract entered by the Company with the National Association of Realtors and Property Mark. This entity serves as a sales and marketing function for the product “NAEA” which was developed for the contract between the listed parties. On June 11, 2020, the Company entered into a stock exchange transaction with Biometric Innovations Limited, becoming a 100% owner of the entity. The stock exchange transaction was not pursuant to any formal written agreement.

Trust Stamp Malta Limited. Trust Stamp Malta Limited is a wholly owned subsidiary of T Stamp Inc. It operates an R&D Campus in the Republic of Malta, for which it has entered into a lease with a local commercial landlord in Malta, Vassallo Group Realty Ltd. The goal of Trust Stamp Malta Limited is to advance our biometric authentication technology. As part of the creation of this entity, we entered into an agreement with the government of Malta for a repayable advance of up to €800,000 to cover 75% of the first 24 months of payroll costs for any employee who begins 36 months from the execution of the agreement on July 8, 2020.

Trust Stamp Rwanda Limited. The Company opened an office in Rwanda, Africa in April 2021 and signed a one-year lease for office space commencing May 1, 2021 and renewing annually unless otherwise terminated. The Company has established an R&D center in Rwanda together with a back-office facility for the purpose of our expansion into Africa.

Metapresence Limited. Trust Stamp established Metapresence Limited on November 23, 2021 as a wholly owned crypto-asset subsidiary in the Isle of Man. Metapresence Limited participates in The Digital Isle of Man Accelerator Program, which provides access to a range of government services including regulatory acceleration support and guided access into the regulatory sandbox, where flexible licensing conditions enable digital asset businesses to explore opportunities and adapt as the technology evolves. Metapresence Limited is intended to market the group’s Metaverse related products for use cases outside the European Union. As of the date of this prospectus, the entity has no operations.

Trust Stamp Denmark ApS. Trust Stamp established Trust Stamp Denmark ApS on June 6, 2021 as a wholly owned subsidiary in Copenhagen, Denmark. Trust Stamp Denmark focuses on developing and marketing GDPR compliant products in Denmark and within the EU from a Danish base that can passport authorized products throughout the EU. In furtherance of that goal, Trust Stamp Denmark has obtained D-Seal Certification and is working with a prominent Danish law firm to publish opinions on the status of Trust Stamp’s products under GDPR.

Non-Operational Subsidiaries

AIID Payments Limited. Established by the Company to provide payments services to NGO’s and other non-profit and social-welfare entities and activities. As of the date of this prospectus, the entity has no operations, and is essentially dormant.

T Avatar LLC. Established by the Company to provide anonymized age-verification tools for minors participating in online activities. As of the date of this prospectus, the entity has no operations, and is essentially dormant. The Company has completed the process of administratively dissolving T Avatar LLC and the dissolution will be effective February 28, 2023. See Note 15 to the financial statements for more details.

Finnovation LLC. Established by the Company to provide an innovative FinTech, Blockchain and Digital Identity innovation incubator. As of the date of this prospectus, this entity has no operations, and is essentially dormant.

Trust Stamp Cayman. Trust Stamp Cayman was established with the intention of taking advantage of enterprise grants which were offered by the Cayman National Government’s Enterprise Zone. No operations were established. On October 5, 2022, the Company received the Certificate of Strike Off from the Cayman Registrar of Companies, which represents the completion of administratively dissolving Trust Stamp Cayman. The dissolution was effective December 30, 2022.

T Stamp LLC. As described above, the Company was originally founded as “T Stamp LLC”, formed on November 9, 2015 as a Georgia limited liability company. In 2016, the Company effected a “hive down” business reorganization whereby the business of the Company was transferred into to a newly formed, wholly owned subsidiary, which was T Stamp Inc. (i.e. the Company). As of the date of this prospectus, the Company is no longer a subsidiary of T Stamp LLC, and T Stamp LLC is no longer a majority owner of the Company. On January 6, 2022 all shares held by T Stamp LLC were distributed to its members on a pro rata basis according to their respective membership interests. As such, as of the date of this prospectus, the entity has no operations, and is essentially dormant.

Sunflower Artificial Intelligence Technologies. Based out of Poland, this entity acted as the contracting entity for development contractors in Poland and Central Europe. On June 2, 2023, the Company received the termination resolution from the Polish National Court Register, which represents the completion of administratively dissolving Sunflower AI Technologies (“SAIT”). As there were no operations established under the entity, there is a limited impact to Trust Stamp. The dissolution of SAIT was effective May 10, 2023.

Trusted Mail Inc. The developer of an encrypted e-mail product (Trusted Mail ®) using our Company’s facial recognition technology. The Trusted Mail technology is held by Trusted Mail, Inc., which is our majority-owned subsidiary. The remainder of Trust Mail Inc. is owned by FSH Capital, LLC and Second Century Ventures, which are related parties of the Company.

Available Information

Our website is www.truststamp.ai. Available on this website, free of charge, are our annual reports, quarterly reports, and current reports on form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished to the SEC.

Alternatively, you may access these reports at the SEC’s website at www.sec.gov.

DESCRIPTION OF CAPITAL STOCK

General

The Company is registering for sale by the Selling Stockholder 1,573,330 shares of Class A Common Stock of the Company issuable upon the exercise of the Warrants.

The following description summarizes the most important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of Trust Stamp’s Third Amended and Restated Certificate of Incorporation, as amended (our “A&R Certificate of Incorporation”) and its amended and restated bylaws (our “Bylaws”), copies of which have been filed as exhibits to registration statement of which this prospectus is a part. For a complete description of Trust Stamp’s capital stock, you should refer to the A&R Certificate of Incorporation and Bylaws, and to the applicable provisions of Delaware law.

The authorized capital stock of the Company consists of Common Stock, par value $0.01 per share. The total number of authorized shares of Common Stock of Trust Stamp is 50,000,000, all of which have been designated Class A Common Stock.

On February 15, 2023 our Board of Directors approved and, as of February 20, 2023, the holders of a majority of our voting capital stock approved an amendment (the “Certificate of Amendment”) to the Company’s A&R Certificate of Incorporation to effect a reverse split of our issued and outstanding shares of Class A Common Stock at a ratio of one share for every five shares currently held, rounded up to the nearest whole share – whereby every five (5) outstanding shares of Class A Common Stock will be combined and become one (1) share of Class A Common Stock, rounding up to the nearest whole number of shares (the “Reverse Split”). All share and per share amounts in these unaudited condensed consolidated financial statements have been retroactively restated to reflect the Reverse Split. The Reverse Split was effective for trading on the market opening of Nasdaq on March 23, 2023. We sought ratification of the Reverse Split because, although we filed an Information Statement on Schedule 14C with the SEC on March 3, 2023 and provided such information statement to stockholders, we did not file a proxy statement on Schedule 14A to solicit stockholder approval. On May 13 2023, we received majority approval of the stockholders to ratify the Reverse Split.

On May 13, 2023, following approval by the Board of Directors, written consent from the stockholders was received for our A&R Certificate of Incorporation, which became effective on July 6, 2023. The A&R Certificate of Incorporation did not increase the number of authorized shares of Common Stock of the Company, but eliminated the 2,000,000 shares of Preferred Stock that were previously authorized.

As of August 11, 2023 the outstanding shares of the Company included:

	Authorized	Issued
Class A Common Stock	50,000,000	7,972,244

Common Stock

Pursuant to the Company’s A&R Certificate of Incorporation, the Board of Directors of the Company has the right to designate shares of the Company’s Common Stock as either Class A or Class B Common Stock. As of the date of this prospectus, all shares of Common Stock of the Company have been designated as Class A Common Stock, and there is no issued (or designated) Class B Common Stock. The rights and preferences of each of the Class A and Class B classes of Common Stock are summarized below.

Class A Common Stock

Voting Rights

Holders of shares of Class A Common Stock are entitled to one vote for each on all matters submitted to a vote of the shareholders, including the election of directors.

Dividend Rights

Holders of each class of Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds as detailed in our A&R Certificate of Incorporation. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Class A Common Stock are entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all debts and other liabilities of the Company.

Exchange Rights

A holder of shares of Class A Common Stock shares that is a bank, savings association, or a holding company (or an affiliate thereof) may at any time choose to exchange all or any portion of shares of Class A Common Stock it holds for shares of Class B Common Stock. In the event of such an election, each Class A share for which the holder makes such election shall be exchanged for a Class B share on a one-for-one basis without the payment of any additional consideration. In the event of such an election, the Company will take all necessary corporate actions to effect such exchange, the holder will surrender its certificate or certificates representing the Shares of Class A Common Stock for which it made such election, and such Shares of Class A Common Stock shall be cancelled.

Transfer Rights

There are no restrictions on transfer for shares of Class A Common Stock of the Company.

Class B Common Stock

The rights and preferences of the Company’s Class B Common Stock are identical to those of the Class A Common Stock of the Company, except for as described below.

Voting Rights

Holders of shares of Class B Common Stock have no voting rights with respect to such shares; provided that the holders of Class B Common Stock shall be entitled to vote (one vote for each Class B share held) to the same extent that the holders of Shares of Class A Common Stock would be entitled to vote on matters as to which non-voting equity interests are permitted to vote pursuant to 12 C.F.R. § 225.2(q)(2) (or a successor provision thereto).

Transfer Rights

In the event a holder of shares of Class B Common Stock transfers all or any portion of his or her shares of Class B Common Stock to a “Permitted Transferee” (as defined below), such Permitted Transferee will be entitled to elect to exchange all or any portion of such Shares of Class B Common Stock for Shares of Class A Common Stock on a one-for-one basis without the payment of any additional consideration. No fractional shares may be so exchanged. In the event of such an election, the Company will take all necessary corporate actions to effect such exchange, the holder will surrender its certificate or certificates representing the Shares of Class B Common Stock for which it made such election, and such Shares of Class B Common Stock shall be cancelled. A “Permitted Transferee” is a person or entity who acquires Shares of Class B Common Stock from a bank, savings association, or a holding company (or an affiliate thereof) in any of the following transfers:

(i)	A widespread public distribution;
(ii)	A private placement in which no one party acquires the right to purchase 2% or more of any class of voting securities of the Company
(iii)

An assignment to a single party (e.g. a broker or investment banker) for the purpose of conducting widespread public distribution on behalf of a bank, savings association, or a holding company (or an affiliate thereof) and its transferees (other than transferees that are Permitted Transferees); or

(iv)

To a party who would control more than 50% of the voting securities of the Company without giving effect to the Shares of Class B Common Stock transferred by a bank, savings association, or a holding company (or an affiliate thereof) and its transferees (other than transferees that are Permitted Transferees).

Warrants

The Company has various warrants outstanding that are convertible into shares of its Class A Common Stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Recent Developments” for information on the outstanding warrants of the Company.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

Our A&R Certificate of Incorporation and Bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Authorized but Unissued Capital Stock

We have authorized but unissued shares of Preferred Stock and Common Stock, and our Board of Directors may authorize the issuance of one or more series of Preferred Stock without stockholder approval. These shares could be used by our Board of Directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise.

Limits on Stockholder Action to Call a Special Meeting

Our Bylaws provide that special meetings of the stockholders may be called only by our Board of Directors. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Our A&R Certificate of Incorporation authorizes our Board of Directors to fill vacancies or newly created directorships.

If there is a vacancy on our Board of Directors, the majority of the directors then in office may elect a successor to fill any vacancies or newly created directorships. This may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect their own slate of directors or otherwise attempt to obtain control of our Company.

Classified Board of Directors

The A&R Certificate of Incorporation provides for a classified board of directors of the Company, with the board divided into three classes. Class I will hold office initially for a term expiring at the 2023 annual meeting of stockholders; Class II will hold office initially for a term expiring at the 2024 annual meeting of stockholders; and Class III will hold office initially for a term expiring at the 2025 annual meeting of stockholders. At each annual meeting following this initial classification and election, the successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding annual meeting after their election and until their successors have been duly elected and qualified.

PROPERTIES

The Company contracts for use of office space at 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305, United States of America, which serves as its corporate headquarters and primary operational hub. The Company also leases office space (through a subsidiary) in Malta, which primarily serves as a research and development space. The Company contracts for coworking arrangements in other office spaces (either directly or through its subsidiaries) in New York, North Carolina, Cheltenham, the UK and Rwanda, Africa to support its dispersed workforce. Minimum lease commitments related to these agreements are described the consolidated financial statements included in this prospectus.

LEGAL PROCEEDINGS

From time to time, the Company may be involved in a variety of legal matters that arise in the normal course of business. The Company is not currently involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise. See “Risk Factors” for a summary of risks our Company may face in relation to litigation against our Company.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

				Approximate
			Date Appointed	hours per
			to	week for
			Current	part- time
Name	Position	Age	Position	employees
Executive Officers
Gareth Genner	Chief Executive Officer	64	January 01, 2016	N/A (Full-Time)
Andrew Gowasack	President	32	January 01, 2016	N/A (Full-Time)
Alex Valdes	Chief Financial Officer, & Board Secretary	34	August 29, 2016	N/A (Full-Time)
Andrew Scott Francis	Chief Technology Officer	50	August 28, 2016	N/A (Full-Time)

Directors
Gareth Genner		64	January 01, 2016
Andrew Gowasack		32	January 01, 2016
Mark Birschbach*		46	August 20, 2018
Joshua Allen (1)	EVP	45	January 08, 2021
William McClintock*		80	January 01, 2021
Kristin Stafford*		52	December 01, 2021
Berta Pappenheim*		43	December 01, 2021

Significant Employees
John Wesley Bridge	EVP	57	May 01, 2019	N/A (Full-Time)
Kinny Chan	Chief Commercial Officer	43	March 12, 2020	N/A (Full-Time)
Norman Hoon Thian Poh	Chief Science Officer	47	September 01, 2019	N/A (Full-Time)

*Independent Director

(1)

Pursuant to an oral agreement entered into with FSH Capital as a pre-condition to their investment (and subsequently confirmed by resolution of the Board of Directors of the Company), FSH Capital has the right to nominate one (1) director of the Company. Joshua Allen has been nominated by FSH Capital.

Directors

The A&R Certificate of Incorporation provides for a classified board of directors of the Company, with the board divided into three classes. Class I will hold office initially for a term expiring at the 2023 annual meeting of stockholders; Class II will hold office initially for a term expiring at the 2024 annual meeting of stockholders; and Class III will hold office initially for a term expiring at the 2025 annual meeting of stockholders. At each annual meeting following this initial classification and election, the successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding annual meeting after their election and until their successors have been duly elected and qualified.

The directors of the Company have been divided into classes as follows:

CLASS I:

●	Gareth Genner
●	William McClintock
●	Mark Birschbach

CLASS II:

●	Kristin Stafford
●	Andrew Gowasack

CLASS III:

●	Joshua Allen
●	Berta Pappenheim

Our officers are appointed by our board of directors and hold office until removed by the board. All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified.

Set forth below is a brief description of the background and business experience of our current executive officers and directors.

Gareth Genner, Chief Executive Officer, Director

With over 20 years’ experience in founding, operational and advisory capacities, Gareth provides Trust Stamp with technical, managerial, and visionary skills, as well as legal expertise. Gareth has successfully conceptualized, implemented, scaled, and exited multiple businesses including a cloud storage enterprise which was sold, and an online educational platform which was acquired by a non-profit educational entity. Immediately prior to T Stamp Inc. Gareth served as full-time CEO of Edevate LLC, and President of Pontifex University as well as part-time Chancellor of Holy Spirit College. Gareth now serves as unpaid President of Pontifex University and Holy Spirit College which are merged and managed by a professional team. A British lawyer by training, Gareth holds a U.S. LLM in International Taxation & Financial Service Regulation.

Andrew Gowasack, President, Director

An economist by education, Andrew began his career in financial services sales and marketing. Although Trust Stamp is Andrew’s first start-up, he has immersed himself in the lean-start-up environment by completing multiple incubator programs, each of which programs provided a unique perspective and honed a distinct set of startup skills. Andrew is actively committed to ongoing learning, studying at world-class institutions. He completed Harvard Business School’s HBX CORe program and, through MIT Sloan School of Management, he has completed courses in design thinking and business innovation and application of blockchain technologies. Prior to joining Trust Stamp Andrew worked at Ashford Advisers, a financial services company, where he worked as a Marketing Coordinator. As President, Andrew oversees business development and operations and acts as Chief Product Evangelist.

Alex Valdes, Chief Financial Officer, Executive Vice President, Board Secretary

Before graduating college, Alex founded and operated four separate companies to pay his way through college. Before graduating, Alex spent 15 months studying abroad in Mexico where he launched an innovative microfinance lending system in partnership with the Yucatan State Department of Economic Development. From 2007 to 2012, Alex successfully exited each of the businesses and completed his degree in accounting at The University of Georgia. Alex qualified as both a CMA and CPA and worked in public accounting from 2014 to 2016 as a strategy consultant. In January of 2016, Alex became an Advisor for Trust Stamp. After 9 months as an Advisor, Alex joined the Company full-time and now serves as the Chief Financial Officer, EVP, & Board Secretary.

Andrew Scott Francis, Chief Technology Officer

Prior to joining Trust Stamp as CTO, Scott served for 9 years in the Program Management Office with Google. This role was very entrepreneurial in nature as he was tasked with helping oversee the creation and development of a global PMO team spread across multiple data centers across the US and Europe, essentially acting as a startup intrapreneur. Prior to Google, Scott served for 10 years in a number of startup companies in Atlanta, Austin, and Silicon Valley in software programming, management, and configuration management roles. As CTO, Scott oversees the Company’s software development team and programs, has responsibility for the Company’s hardware and software assets and plays a key role in working with the Company’s clients on all technical aspects of the relationship.

William McClintock, Chairman of the Board

Bill McClintock is a well-respected figure within the United Kingdom property market, having been involved in real estate for over fifty years. During that time, he had also been Managing Director of Royal Life Estates South with a chain of two hundred and fifty offices. He successfully exited Cornerstone Estate Agencies (three hundred and forty-seven offices), when it was purchased from Abbey National plc., and subsequently joined Hamptons as International Development Director with specific responsibility for business generated in the markets of Hong Kong, Singapore, and Malaysia. In 2003 he became the Chief Operating Officer of The Ombudsman for Estate Agents for the UK and in 2007 became Chairman, a post he held until the end of 2015.

Mark Birschbach, Independent Director

Mark is the Senior Vice President of Strategic Business, Innovation & Technology at the National Association of REALTORS. Mark and his team drive innovation in real estate and benefits to NAR members through strategic relationships with a broad range of business and technology players around the globe. Those strategic relationships drive significant non-dues revenue, return on investment, and cost savings to NAR members. Mark drives the success NAR’s tech investment portfolio through Second Century Ventures, the most active investor in real estate technology; the award-winning REACH technology accelerator, with operations in the US, Australia, Canada and the UK; Mark leads NAR’s strategy and innovation efforts through the creation of NAR’s Emerging Technology group, the Innovation, Opportunity, and Investment (iOi) Summit, NAR’s Strategic Think Tank, Big Tech Initiatives, and other strategic projects. Mark also leads NAR’s Realtor Benefits® Program, NAR’s top level domain businesses with realtor and real estate, NAR’s Products business, MVP program; manages NAR’s relationship with Move Inc., operator of Realtor.com.

Joshua Allen, EVP, Director

Josh acts as Trust Stamp’s EVP of Mergers and Acquisitions in addition to serving as a director, having spent over 20 years in private equity, venture capital, and non-profit management. He serves on the Board of Directors of several charitable and educational organizations. Josh has applied entrepreneurial models of operation to several US domestic and international non-profit organizations, transforming them into effective leaders in their respective spaces. Josh’s M&A transactional expertise is centered around financial services and technology.

Kristin Stafford, Independent Director

Kristin Stafford is a successful serial entrepreneur specializing in SaaS and enterprise platforms supporting global compliance and background screening. Kristin is the co-founder and CEO of Vital4, a global enterprise, cloud-based platform, which provides instant data screening to support compliance, background screening, due diligence and more, on a global scale. Kristin has served as CEO of Vital4 from its inception in February 2016, and still serves as its CEO as of the date of this prospectus.

Kristin is the co-founder and former managing partner of one of the first independent wholesale international background screening firms in the US – International Screening Solutions, Inc. Kristin managed and developed the Company from 2009 and 2015, helping to lead the Company from the ground-up into a multi-million-dollar business that recently sold the platform she designed to Dun and Bradstreet in 2021.

Kristin has more than 20 years of experience in operations management, process architecture and software development. She has organized and managed teams of over 100 employees and consultants and brings to the table a vast array of experience in facilitating the requirements of corporate clients in the development and implementation of operations systems management and software development. Before entering the international background screening space, she managed the financial operations of a large Atlanta-based financial services corporation, served as a senior consultant for Delta Technology and Northern Trust Bank and held a management role within a start-up division of GE Capital.

In her off time, Kristin is usually found surrounded by family and friends, or travelling with her three children, husband Scott, and her three fur babies Chubbs, Mable and Dipper.

Berta Pappenheim, Independent Director

Berta Pappenheim is the CEO and co-founder of The CyberFish Company, an organizational psychology and industry-leading cyber security company that assesses and improves cybersecurity incident response capabilities of its clients. Prior to co-founding The CyberFish in January 2018, Berta worked as an occupational psychologist, delivering competency-based assessment programs in the financial and professional services, natural resources and manufacturing industries. From July 2012 to January 2017, Berta was the Managing Director of a cyber threat intelligence consulting firm, Tempest Security Intelligence, where she established and cultivated the firm’s first international office in the UK.

Berta holds a Masters in Social Sciences from the University of Linköping in Sweden and currently studies towards an MSc in Neuroscience at King’s College London.

Family Relationships

There are no family relationships among any of our executive officers and directors.

Corporate Governance

Director Independence

We have listed our shares of Class A Common Stock on the Nasdaq Capital Market. Under the rules of Nasdaq, “independent” directors must make up a majority of a listed company’s Board of Directors. In addition, applicable Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent within the meaning of the applicable Nasdaq rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Our Board of Directors currently consists of seven (7) members. Our Board of Directors has determined that Mark Birschbach, William McClintock, Kristin Stafford, and Ms. Berta Pappenheim qualify as independent directors in accordance with the Nasdaq Capital Market, or Nasdaq listing requirements. Messrs. Genner, Gowasack, and Allen are not considered independent. Nasdaq’s independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three (3) years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board of Directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business, personal activities, and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As required under Nasdaq rules and regulations and in expectation of listing on Nasdaq, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Board Leadership Structure and Board’s Role in Risk Oversight

William McClintock is the Chairman of the Board. The Chairman has authority, among other things, to preside over Board meetings and set the agenda for Board meetings. Accordingly, the Chairman has substantial ability to shape the work of our Board of Directors. We currently believe that separation of the roles of Chairman and Chief Executive Officer ensures appropriate oversight by the Board of our business and affairs. However, no single leadership model is right for all companies and at all times. The Board of Directors recognizes that depending on the circumstances, other leadership models, such as the appointment of a lead independent director, might be appropriate. Accordingly, the Board may periodically review its leadership structure. In addition, the Board will hold executive sessions in which only independent directors are present.

Our Board is generally responsible for the oversight of corporate risk in its review and deliberations relating to our activities. Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC and risks relating to various specific developments, such as acquisitions, debt and equity placements, and new service offerings.

Our Board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risk.

Committees of the Board of Directors

The Board of Directors has already established an Audit Committee (the “Audit Committee”), a Compensation Committee (the “Compensation Committee”) and a Nominating and Corporate Governance Committee (the “The Nominating and Corporate Governance Committee”). The composition and function of each committee are described below.

Audit Committee

The Audit Committee has three members, including Mr. Birschbach, Mr. McClintock, and Ms. Stafford. Mr. Birschbach serves as the chairman of the Audit Committee and satisfies the definition of “audit committee financial expert”.

Our Audit Committee is authorized to:

●	approve and retain the independent auditors to conduct the annual audit of our consolidated financial statements;
●	review the proposed scope and results of the audit;
●	review and pre-approve audit and non-audit fees and services;
●	review accounting and financial controls with the independent auditors and our financial and accounting staff;
●	review and approve transactions between us and our directors, officers and affiliates;
●	recognize and prevent prohibited non-audit services; and
●	establish procedures for complaints received by us regarding accounting matters; oversee internal audit functions, if any.

Compensation Committee

The Compensation Committee has three members, including Mr. McClintock, Mr. Birschbach, and Ms. Pappenheim. Mr. McClintock serves as the chairman of the Compensation Committee.

Our Compensation Committee is authorized to:

●	review and determine the compensation arrangements for management;
●	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;
●	administer our stock incentive and purchase plans; and
●	review the independence of any compensation advisers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has three members, including Ms. Stafford, Mr. McClintock, and Mr. Birschbach. Mr. McClintock serves as the chairman of the Nominating and Corporate Governance Committee.

The functions of our Nominating and Corporate Governance Committee, among other things, include:

●	identifying individuals qualified to become Board members and recommending directors to be elected;
●	nominees and Board members for committee membership;
●	developing and recommending to our Board corporate governance guidelines;

●	review and determine the compensation arrangements for directors; and
●	overseeing the evaluation of our Board of Directors and its committees and management.

Our goal is to assemble a Board that brings together a variety of skills derived from high quality business and professional experience.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our Company, nor will they be. None of our executive officers has served as a member of the board of directors, or as a member of the Compensation Committee or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2021, 2022, and thus far in 2023. For a description of transactions between us and members of our Compensation Committee and affiliates of such members, please see “Certain Relationships and Related Party Transactions”.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting.

Indemnification of Directors and Officers

Our Amended and Restated Certificate of Incorporation contains provisions limiting the liability of directors to the fullest extent permitted by Delaware law, and provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Amended Charter and Amended Bylaws also provide our Board of Directors with discretion to indemnify our employees and other agents when determined appropriate by the Board. In addition, each employment agreement entered into between the Company and its officers and/or directors contain certain indemnification provisions, which requires us to indemnify them in certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provision, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, persons who beneficially own more than 10% of a registered class of the Company’s equity securities, and certain other persons to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC, and to furnish the Company with copies of the forms. Based solely on its review of the forms it received, or written representations from reporting persons, except as set forth herein, the Company believes that all of its directors, executive officers and greater than 10% beneficial owners complied with all such filing requirements during 2021, 2022, and thus far in 2023 to date.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following Summary Compensation Table sets forth all compensation earned in all capacities during the fiscal years ended December 31, 2022 and 2021 by (i) our principal executive officer and (ii) our two most highly compensated executive officers, other than our principal executive officer, who were serving as executive officers as of December 31, 2021 and whose total compensation for the 2021 fiscal year, as determined by Regulation S-K, Item 402, exceeded $100,000 (collectively referred to as the “Named Executive Officers”):

Summary Compensation Table

								Non-
								Qualified
							Non-Equity	Deferred
			Cash	Stock		Option	Incentive Plan	Compensation	All Other
	Year	Salary	Bonus	Award		Awards	Compensation	Earnings	Compensation	Total
Gareth Genner,	2021	$250,470	$125,235	$62,618	(4)	$—	$—	$—	$—	$438,323
Chief Executive Officer (1)	2022	$325,000	$—	$—		$—	$—	$—	$—	$325,000

Andrew Gowasack, President (2)	2021	$250,470	$—	$125,235	(4)	$—	$—	$—	$—	$375,705
	2022	$262,994	$—	$—		$—	$—	$—	$—	$262,994

Kinny Chan,	2021	$228,000	$—	$927,255	(4)	$—	$—	$—	$—	$1,155,255
Chief Commercial Officer (3)	2022	$239,400	$—	$—		$—	$—	$—	$—	$239,400

(1)	Mr. Genner earned the compensation shown in the table above pursuant to the terms of his employment agreement, filed as Exhibit 10.2 to the registration statement of which this prospectus forms a part. Pursuant to Mr. Genner’s employment agreement, he is entitled to an annual bonus (as described under “Elements of Compensation – Bonus” further below). The cash bonus earned in 2021 was awarded to Mr. Genner in 2022. As of the date of this prospectus, the Company’s Board of Directors has not yet determined the bonus amount that Mr. Genner is entitled to for 2022. See “Elements of Compensation” below for information on how the amount of bonuses are determined by the Company.
(2)	Mr. Gowasack earned the compensation shown in the table above pursuant to the terms of his employment agreement. Pursuant to Mr. Gowasack’s employment agreement, he is entitled to an annual bonus (as described under “Elements of Compensation – Bonus” further below). The stock bonus earned in 2021 was awarded to Mr. Gowasack in 2022. As of the date of this prospectus, the Company’s Board of Directors has not yet determined the bonus amount that Mr. Gowasack is entitled to for 2022. See "Elements of Compensation” below for information on how the amount of bonuses are determined by the Company.
(3)	Mr. Chan earned the compensation shown in the table above pursuant to the terms of his employment agreement. Pursuant to Mr. Chan’s employment agreement, he is entitled to an annual bonus (as described under “Elements of Compensation – Bonus” further below). The stock bonus earned in 2021 was awarded to Mr. Chan in 2022. As of the date of this prospectus, the Company’s Board of Directors has not yet determined the bonus amount that Mr. Chan is entitled to for 2022. See "Elements of Compensation” below for information on how the amount of bonuses are determined by the Company. Mr. Chan is a non- executive officer of the Company.
(4)	Represents the value of RSUs for Class A Common Stock that were granted in 2021 as compensation for services rendered. These RSUs became fully vested on January 2, 2023.

Director Compensation

For the fiscal year ended December 31, 2022 we paid our directors as a group (8) $130,000 for their services as directors. There are eight directors as of the date of this prospectus.

Elements of Compensation

Base Salary

For the year ended December 31, 2022, Messrs. Genner, Gowasack, and Francis received a fixed base salary in an amount determined in accordance with their employment agreements with the Company. Factors influencing the salary of each of these individuals include:

●	The nature, responsibilities and duties of the officer’s position;
●	The officer’s expertise, demonstrated leadership ability and prior performance;
●	The officer’s salary history and total compensation, including annual cash bonuses and long-term incentive compensation; and
●	The competitiveness of the market for the officer’s services.

Bonus

Each executive officer that has an employment agreement with the Company (and certain significant employees that are not executive officers) is entitled to receive an annual bonus of not less than 50% nor more than 100% of such officer’s Base Salary (the “Bonus”) in accordance with and based on achievement of criteria established from year to year by the Board of Directors of the Company, provided that such officer is employed as of the date the Bonus is paid. The Bonus may be in the form of cash or stock awards (i.e. a number of shares of the Company’s capital stock with a cash value equal to 50% to 100% of the officer’s Base Salary). Bonuses for services in a particular fiscal year are generally determined and issued during the following fiscal year.

Stock Awards

For the year ended December 31, 2022, we awarded 119,742 Restricted Stock Units to our named executive officers with 109,724 vesting on January 2, 2023 and 10,019 vesting on January 2, 2024. For the year ended December 31, 2021, we awarded 23,710 Restricted Stock Units to our named executive officers with all vesting on January 2, 2023.

Equity Incentive Plans

As of the date of this prospectus, the Company does not have a formal equity incentive plan pursuant to which it can issue awards.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the number of shares of Class A Common Stock underlying outstanding equity incentive plan awards for each named executive officer and director as of December 31, 2022, updated to reflect the Reverse Split.

	Option Awards					Stock Awards
									Equity
			Equity					Equity	incentive
			incentive					incentive	plan awards:
			plan awards:				Market	plan awards:	Market or payout
	Number	Number	Number of			Number	value of	Number of	value of
	of securities	of securities	securities			of shares or	shares of	unearned shares,	unearned shares,
	underlying	underlying	underlying			units of	units of	units or other	units or other
	unexercised	unexercised	unexercised	Option	Option	stock that	stock that	rights that	rights that
	options (#)	options (#)	unearned	exercise	expiration	have not	have not	have not	have not
Name	exercisable	unexercisable	options (#)	price ($)	date	vested (#)	vested ($)	vested (#)	vested ($)
Gareth Genner	—	—	—	—	—	14,583	$35,072	—	—
Andrew Gowasack	—	—	—	—	—	29,167	$70,147	—	—
Mark Birschbach	—	—	—	—	—	—	$—	—	—
David Story	—	—	—	—	—	3,420	$8,225	—	—
Joshua Allen	—	—	—	—	—	9,632	$23,164	—	—
William McClintock	—	—	—	—	—	9,252	$22,251	—	—
Andrew Scott Francis	—	—	—	—	—	18,166	$43,689	—	—
Alexander Valdes	—	—	—	—	—	18,819	$45,260	—	—
Kristin Stafford	—	—	—	—	—	—	$—	—	—
Berta Pappenheim	—	—	—	—	—	—	$—	—	—
Kinny Chan	—	—	—	—	—	99,705	$239,790	—	—

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets out, as of June 1, 2023 the voting securities of the Company that are owned by executive officers and directors, and other persons holding more than 5% of any class of the Company’s voting securities or having the right to acquire those securities.

	Amount
	and		Amount and
	nature of		nature of		Percent
	beneficial		beneficial		of
Name and Address of Beneficial Owner	ownership		acquirable		class (1)
Named Officers and Directors
Gareth Genner, Chief Executive Officer, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	168,428	(8)	3,340	(2)	1.82%
Andrew Gowasack, President, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	253,744		6,679	(2)	2.75%
Alexander Valdes, Chief Financial Officer, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	74,341	(9)	4,968	(2)	0.84%
Joshua Allen, EVP, Director, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	7,036		14,464	(5)	0.23%
Tracy Ming, Financial Controller, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	13,265		—		0.14%
William McClintock, Independent Non-Executive Director, Hub 8, Unit 2 The Brewery Quarter, High St, Cheltenham GL50 3FF, United Kingdom	13,716		21,588	(6)	0.37%
Mark Birschbach, Independent Non-Executive Director, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	—		—		0.00%
Kristin Stafford, Independent Non-Executive Director, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	25		209	(3)	0.00%
Berta Pappenheim, Independent Non-Executive Director, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	—		—		0.00%
All executive officers and directors as a group (9 persons)	530,555		51,248		6.15%
Other 5% Holders
Second Century Ventures, LLC, 430 North Michigan Ave, Ninth Floor, Chicago, IL 60611	601,924	(7)	732,629	(4)	14.11%
Armistice Capital Master Fund Ltd. c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.	—		1,963,330	(10)	20.76%

(1)	Based on 6,709,365 shares of Class A Common Stock outstanding as of June 1, 2023, plus 2,747,207 shares of Class A Common Stock acquirable within 60 days of June 1, 2023.
(2)	Represents shares of Class A Common Stock issuable pursuant to RSUs that vest on January 2, 2024.
(3)	Issuable at the holder’s request at any time.
(4)	Represents shares of Class A Common Stock issuable to Second Century Ventures, LLC (524,599), REach Ventures 2017 LP (186,442) upon the exercise of warrants any time at the option of the holder, shares of Class A Common Stock issuable to Second Century Ventures, LLC (18,504) at any time upon request pursuant to RSUs, and shares of Class A Common Stock issuable to Second Century Ventures, LLC (3,084) pursuant to RSUs that vest on January 2, 2024.
(5)	Represents shares of Class A Common issuable at any time upon request pursuant to grants (9,648) and shares of Class A Common Stock issuable (4,816) pursuant to RSUs that vest on January 2, 2024.
(6)	Represents shares of Class A Common issuable at any time upon request pursuant to RSUs (18,504) and shares of Class A Common Stock issuable (3,084) pursuant to RSUs that vest on January 2, 2024.
(7)	Represents shares of Class A Common held by Second Century Ventures, LLC (521,795) and REach Ventures, LLC (80,129).
(8)	Represents shares of Class A Common Stock held by Gareth Genner’s spouse, Barbara Genner (159,405) and shares of Class A Common Stock held by Gareth Genner (9,023).

(9)	Represents shares of Class A Common Stock held by Alexander Valdes’ spouse, Victoria Valdes (250), New Direction Trust Company as Custodian FBO Alexander J. Valdes ROTH IRA (500) and shares of Class A Common Stock held by Alexander Valdes (73,591). Alexander J. Valdes ROTH IRA is wholly owned by Alexander Valdes.
(10)	Comprised of 1,573,330 shares of Class A Common Stock underlying the Warrants and 390,000 shares of Class A Common Stock underlying certain other warrants held by Armistice Capital Master Fund Ltd. (the “Selling Stockholder”), a Cayman Islands exempted company. These warrants may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice”), as the investment manager of the Selling Stockholder; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The Warrants (and the other warrants held by the Selling Stockholder) are subject to a 4.99% beneficial ownership limitation, which limitations prohibit the Selling Stockholder from exercising any portion of the Warrants if, following such exercise, the Selling Stockholder’s ownership of our Class A Common Stock would exceed the applicable ownership limitation. This beneficial ownership limitation may be increased up to 9.99% at the option of the Selling Stockholder. The address of the Selling Stockholder is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

FSH Capital

FSH Capital was the first external investor in the Company. At the time of their initial investment in the Company on or about January 1, 2016, it was orally agreed between the Company’s CEO and the CEO of FSH Capital that FSH Capital would be granted the right to nominate a director to the Company’s Board. There was no agreed expiry date for that right and reelection of the nominee is subject to the same shareholder approval process as all other directors of the Company. This oral agreement with FSH Capital was subsequently memorialized by a resolution of the Board of the Company on August 22, 2018. Joshua Allen is the Director nominated by FSH Capital pursuant to this right.

Mutual Channel Agreement

On November 15, 2020, the Company entered into a Mutual Channel Agreement with Vital4Data, Inc., a company at which Kristin Stafford serves as Chief Executive Officer, who will be appointed as a Director of the Company on December 1, 2021. Pursuant to the agreement, the Company engaged Vita4Data, Inc. as a non-exclusive sales representative for the Company’s products and services. Vital4Data, Inc. is entitled to compensation in the form of commissions, receiving a 20% of commission-eligible on net revenue from sales generated by Vital4Data, Inc. in the first year of the contract term, which is reduced to 10% in the second year, and 5% in the third year. The Company has not paid Vital4Data, Inc. any commissions pursuant to this agreement to date. A copy of this agreement is included as Exhibit 10.8 to the registration statement of which this prospectus forms a part.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by CrowdCheck Law, LLP.

EXPERTS

The consolidated financial statements of T Stamp Inc. and its subsidiaries as of December 31, 2022 and for the fiscal year then ended, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their reports thereon, included in T Stamp Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and  included in this Registration Statement. The report of Marcum LLP includes an explanatory paragraph related to the substantial doubt about the Company’s ability to continue as a going concern. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firms as experts in accounting and auditing.

The consolidated financial statements of T Stamp Inc. and its subsidiaries as of December 31, 2021 and for the fiscal year then ended, have been audited by Cherry Bekaert LLP, an independent registered public accounting firm, as set forth in their reports thereon, included in T Stamp Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and included in this Registration Statement. The report of Cherry Bekaert LLP includes an “Emphasis Of Matter Regarding Liquidity”. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firms as experts in accounting and auditing.

T STAMP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2023	December 31, 2022
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$773,114	$1,254,494
Accounts receivable (includes unbilled receivables of $89,749 and $109,475 as of March 31, 2023 and December 31, 2022, respectively)	533,464	1,008,375
Related party receivables	30,750	31,446
Prepaid expenses and other current assets	462,244	580,086
Total Current Assets	1,799,572	2,874,401
Capitalized internal-use software, net	1,445,663	1,418,672
Goodwill	1,248,664	1,248,664
Intangible assets, net	238,810	251,686
Property and equipment, net	82,109	300,664
Held for sale equipment, net	177,910	—
Operating lease right of use assets	166,024	315,765
Other assets	2,066	2,066
Total Assets	$5,160,818	$6,411,918
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$1,365,049	$945,162
Related party payables	311,138	273,176
Accrued expenses	1,191,118	1,099,824
Deferred revenue	2,746,969	1,811,680
Income tax payable	21,076	21,076
Short-term operating lease liabilities	79,269	177,795
Short-term financial liabilities	—	118,860
Held for sale financial liabilities	177,905	—
Total Current Liabilities	5,892,524	4,447,573

Warrant liabilities	262,909	261,569
Non-convertible notes payable plus accrued interest of $9,904 and $16,458, respectively	907,616	886,465
Long-term operating lease liabilities	56,739	102,407
Long-term financial liabilities	—	88,760
Total Liabilities	7,119,788	5,786,774

Commitments, Note 10

Stockholders’ Equity (Deficit):
Series A Preferred Stock $0.01 par value, 2,000,000 shares authorized, no shares issued and outstanding at March 31, 2023 and December 31, 2022	—	—
Common stock $0.01 par value, 50,000,000 shares authorized, 5,121,607 and 4,910,815 shares issued, and 5,121,607 and 4,854,302 outstanding at March 31, 2023 and December 31, 2022, respectively	51,216	48,543
Treasury stock, at cost: 0 and 56,513 shares held as of March 31, 2023 and December 31, 2022, respectively	—	—
Additional paid-in capital	39,479,741	39,496,183
Stockholders’ notes receivable	—	(18,547)
Accumulated other comprehensive income	195,810	237,252
Accumulated deficit	(41,847,176)	(39,299,726)
Total T Stamp Inc. Stockholders’ Equity (Deficit)	(2,120,409)	463,705
Noncontrolling interest	161,439	161,439
Total Stockholders’ Equity (Deficit)	(1,958,970)	625,144
Total Liabilities and Stockholders’ Equity (Deficit)	$5,160,818	$6,411,918

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

T STAMP INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the three months ended
	March 31,
	2023	2022
Net revenue	$458,633	$2,821,044
Operating Expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	216,958	693,978
Research and development	632,369	493,686
Selling, general, and administrative	1,969,875	3,120,572
Depreciation and amortization	219,181	153,928
Total Operating Expenses	3,038,383	4,462,164
Operating Loss	(2,579,750)	(1,641,120)
Non-Operating Income (Expense):
Interest income (expense)	(10,231)	(3,958)
Change in fair value of warrant liability	(1,340)	40,588
Other income	44,614	6,941
Other expense	(743)	(94,513)
Total Other Expense (Income), Net	32,300	(50,942)
Net Loss before Taxes	(2,547,450)	(1,692,062)
Income tax expense	—	—
Net loss including noncontrolling interest	(2,547,450)	(1,692,062)
Net loss attributable to noncontrolling interest	—	—
Net loss attributable to T Stamp Inc.	$(2,547,450)	$(1,692,062)
Basic and diluted net loss per share attributable to T Stamp Inc.	$(0.50)	$(0.37)
Weighted-average shares used to compute basic and diluted net loss per share	5,044,775	4,549,686

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

T STAMP INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(unaudited)

	For the three months ended
	March 31,
	2023	2022
Net loss including noncontrolling interest	$(2,547,450)	$(1,692,062)
Other Comprehensive Income (Loss):
Foreign currency translation adjustments	(41,442)	62,650
Total Other Comprehensive Income (Loss)	(41,442)	62,650
Comprehensive loss	(2,588,892)	(1,629,412)
Comprehensive loss attributable to noncontrolling interest	—	—
Comprehensive loss attributable to T Stamp Inc.	$(2,588,892)	$(1,629,412)

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

T STAMP INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022

							Accumulated
			Additional			Stockholders’	Other
	Common Stock		Paid-In	Treasury Stock		Notes	Comprehensive	Accumulated	Noncontrolling
	Shares	Amount	Capital	Shares	Amount	Receivable	Income	Deficit	Interest	Total
Balance, January 1, 2022	4,095,029	$40,950	$31,985,880	56,513	$—	$(130,267)	$183,900	$(27,208,186)	$161,439	$5,033,716
Exercise of warrants to common stock	490,490	4,905	3,378,857	—	—	—	—	—	—	3,383,762
Exercise of options to common stock	8,720	87	53,227	—	—	—	—	—	—	53,314
Issuance of common stock	16,086	161	203,277	—	—	—	—	—	—	203,438
Issuance of common stock warrants	—	—	55,838	—	—	—	—	—	—	55,838
Issuance of common stock in relation to vested restricted stock units, net of shares forfeited to satisfy taxes	39,167	392	(392)	—	—	—	—	—	—	—
Repayment of shareholders loan through in-kind services	—	—	—	—	—	27,930	—	—	—	27,930
Stock-based compensation	—	—	287,786	—	—	—	—	—	—	287,786
Currency translation adjustment	—	—	—	—	—	—	62,650	—	—	62,650
Net loss attributable to T Stamp Inc.	—	—	—	—	—	—	—	(1,692,062)	—	(1,692,062)
Balance, March 31, 2022	4,649,492	$46,495	$35,964,473	56,513	$—	$(102,337)	$246,550	$(28,900,248)	$161,439	$7,416,372

							Accumulated
			Additional			Stockholders’	Other
	Common Stock		Paid-In	Treasury Stock		Notes	Comprehensive	Accumulated	Noncontrolling
	Shares	Amount	Capital	Shares	Amount	Receivable	Income	Deficit	Interest	Total
Balance, January 1, 2023	4,854,302	$48,543	$39,496,183	56,513	$—	$(18,547)	$237,252	$(39,299,726)	$161,439	$625,144
Exercise of options to common stock	—	—	2,000	—	—	—	—	—	—	2,000
Issuance of common stock in relation to vested restricted stock units, to wholly owned subsidiary	—	—	—	206,033	—	—	—	—	—	—
Issuance of treasury stock to employees in relation to vested restricted stock units, net of taxes	262,546	2,625	(77,968)	(262,546)	—	—	—	—	—	(75,343)
Reverse stock split rounding	4,759	48	(48)	—	—	—	—	—	—	—
Repayment of shareholders loan through in-kind services	—	—	—	—	—	18,547	—	—	—	18,547
Stock-based compensation	—	—	59,574	—	—	—	—	—	—	59,574
Currency translation adjustment	—	—	—	—	—	—	(41,442)	—	—	(41,442)
Net loss attributable to T Stamp Inc.	—	—	—	—	—	—	—	(2,547,450)	—	(2,547,450)
Balance, March 31, 2023	5,121,607	$51,216	$39,479,741	—	$—	$—	$195,810	$(41,847,176)	$161,439	$(1,958,970)

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

T STAMP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the three months ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss attributable to T Stamp Inc.	$(2,547,450)	$(1,692,062)
Net loss attributable to noncontrolling interest		—
Adjustments to reconcile net loss to cash flows used in operating activities:
Depreciation and amortization	219,181	153,928
Stock-based compensation	59,574	287,786
Change in fair value of warrant liability	1,340	(40,588)
Repayment of shareholder loan through in-kind services	18,547	27,930
Non-cash interest	9,904	—
Non-cash lease expense	66,759	—
Loss on retirement of equipment	897	—
Changes in assets and liabilities:
Accounts receivable	474,911	244,927
Related party receivables	696	13,394
Prepaid expenses and other current assets	123,177	(224,939)
Other assets	—	27,539
Accounts payable	419,887	349,640
Accrued expense	91,294	254,738
Related party payables	37,962	(81,552)
Deferred revenue	935,289	(181,943)
Operating lease liabilities	(66,546)	—
Customer deposit liabilities	—	(280,108)
Net cash flows from operating activities	(154,578)	(1,141,310)

Cash flows from investing activities:
Purchases of property and equipment	—	(10,059)
Capitalized internally developed software costs	(167,668)	(206,523)
Patent application costs	(23,563)	(28,173)
Net cash flows from investing activities	(191,231)	(244,755)
Cash flows from financing activities:
Proceeds from exercise of warrants to common stock	—	3,383,762
Proceeds from exercise of options to common stock	2,000	53,314
Forfeited common stock shares to satisfy taxes	(75,343)	—
Proceeds from issuance of common stock	—	203,438
Proceeds from issuance of common stock warrants	—	55,838
Principal payments on financial liabilities	(29,715)	—
Net cash flows from financing activities	$(103,058)	$3,696,352
Effect of foreign currency translation on cash	(32,513)	50,169
Net change in cash and cash equivalents	(481,380)	2,360,456
Cash and cash equivalents, beginning of period	1,254,494	3,475,695
Cash and cash equivalents, end of period	$773,114	$5,836,151

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$570	$8

Supplemental disclosure of non-cash activities:
Adjustment to operating lease right of use assets related to terminated leases	$82,982	$—
Adjustment to operating lease liabilities related to terminated leases	$77,648	$—
Prepaid rent expense reclassified upon termination of leases	$5,335	$—

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

T STAMP INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.    Description of Business and Summary of Significant Accounting Policies And Going Concern

Description of Business — T Stamp Inc. was incorporated on April 11, 2016 in the State of Delaware. T Stamp Inc. and its subsidiaries (“Trust Stamp”, “we”, “us”, “our” or the “Company”) develops and markets identity authentication software solutions for enterprise and government partners and peer-to-peer markets.

Trust Stamp develops proprietary artificial intelligence-powered solutions, researching and leveraging biometric science, cryptography, and data mining, to deliver insightful identity and trust predictions that identify and defend against fraudulent identity attacks, protect sensitive user information, and extend the reach of digital services through global accessibility. We utilize the power and agility of technologies such as GPU processing, edge-computing, and neural networks to process and protect data faster and more effectively than has ever previously been possible in order to deliver results at a disruptively low cost for usage across multiple industries, including:

●	Banking/FinTech
●	KYC/AML Compliance
●	Humanitarian and Development Services
●	Government and Law Enforcement, including Alternative to Detention programs
●	Cryptocurrency and Digital Assets
●	Biometrically Secured Email and Digital Communications
●	P2P Transactions, Social Media, and Sharing Economy
●	Real Estate, Travel, and Healthcare

Reverse Split — On February 15, 2023 our Board of Directors approved and, as of February 20, 2023, the holders of a majority of our voting capital stock approved an amendment (the “Certificate of Amendment”) to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse split of our issued and outstanding shares of Class A Common Stock at a ratio of one share for every five shares currently held, rounded up to the nearest whole share – whereby every five (5) outstanding shares of Class A Common Stock will be combined and become one (1) share of Class A Common Stock, rounding up to the nearest whole number of shares (the “Reverse Split”). All share and per share amounts in these unaudited condensed consolidated financial statements have been retroactively restated to reflect the Reverse Split. The Reverse Split was effective for trading on the market opening of Nasdaq on March 23, 2023. We are seeking ratification of the Reverse Split because, although we filed an Information Statement on Schedule 14C with the SEC on March 3, 2023 and provided such information statement to stockholders, we did not file a proxy statement on Schedule 14A to solicit stockholder approval. On May 13 2023, we received sufficient stockholder votes to ratify the Reverse Split.

Going Concern — The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not yet generated profits, with a loss in the three months ended March 31, 2023 of $2.55 million, negative operating cash outflows of $155 thousand for the same period, negative working capital of $4.09 million and an accumulated deficit of $41.85 million as of March 31, 2023.

The Company’s ability to continue as a going concern in the next twelve months following the date the unaudited condensed consolidated financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenue and raise capital as needed to satisfy the Company’s capital needs. While the negotiation of significant additional revenue is well advanced, it has not reached a stage that allows it to be factored into a going concern evaluation. In addition, although the Company has previously been successful in raising capital as needed and has already made plans to do so as well as restructuring expenses to meet the Company’s cash needs, no assurance can be given that the Company will be successful in its capital raising efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period.

On April 14, 2023, the Company entered into a securities purchase agreement (“SPA”) with an institutional investor, pursuant to which the Company agreed to issue and sell to the investor (i) in a registered direct offering, 563,380 shares of Class A Common Stock, par value $0.01 per share of the Company at a price of $3.30 per share, and pre-funded warrants to purchase up to 1,009,950 shares of Class A Common Stock, at a price of $3.299 per pre-funded warrant, at an exercise price of $0.001 per share of Class A Common Stock, and (ii) in a concurrent private placement, common stock purchase warrants, exercisable for an aggregate of up to 1,573,330 shares of Class A Common Stock, at an exercise price of $3.30 per share. On April 18, 2023, the Company sold 563,380 shares of Class A Common Stock to the institutional investor for total proceeds of $3.30 for $1,859,154. Additionally, on same date, the institutional investor purchased and exercised the 1,009,950 pre-funded warrants, for total proceeds to the Company of $3,332,835, resulting in an aggregate issuance by the Company of 1,573,330 shares of Class A Common Stock for net proceeds of $4.78 million from the registered direct offering after deducting placement fee and legal expense of $363 thousand and $50 thousand, respectively. Maxim Group LLC is the sole placement agent for the registered direct offering on Form S-3, which was initially declared effective by the U.S. Securities and Exchange Commission on April 12, 2023.

Basis of Presentation — The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with US Generally Accepted Accounting Principles (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). The accompanying unaudited condensed consolidated financial statements have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

Unaudited Interim Results — These unaudited condensed consolidated financial statements and accompanying notes have been prepared in accordance with U.S. GAAP, pursuant to the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. In management’s opinion, these unaudited condensed consolidated financial statements and accompanying notes have been prepared on the same basis as the annual financial statements and reflect all the adjustments, which include only normal recurring adjustments necessary for the fair statement of the Company’s financial position as of March 31, 2023, the results of operations for the three months ended March 31, 2023 and 2022, and cash flows for the three months ended March 31, 2023 and 2022. Certain information and note disclosures have been condensed or omitted pursuant to such rules and regulations. The accompanying unaudited condensed consolidated balance sheet as of December 31, 2022 was derived from the audited financial statements as of that date but does not include all of the disclosures required by U.S. GAAP. The results of operations for the three months ended March 31, 2023 are not necessarily indicative of the results to be expected for the full year or any other future interim or annual period.

These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and accompanying notes for the year ended December 31, 2022 included in the Company’s Annual Report. The Company’s significant accounting policies are described in Note 1 to those audited financial statements.

Basis of Consolidation — The accompanying unaudited condensed consolidated financial statements reflect the activity of the Company and its subsidiaries, Trusted Mail Inc. (“Trusted Mail”), Sunflower AI Technologies (“SAIT”), Finnovation LLC (“Finnovation”), Trust Stamp Malta Limited (“Trust Stamp Malta”), AIID Payments Limited, Biometric Innovations Limited (“Biometrics”), Trust Stamp Rwanda Limited, Metapresence Limited, and Trust Stamp Denmark ApS. All significant intercompany transactions and accounts have been eliminated.

On February 28, 2023, the Company received the Certificate of Termination from the State of Georgia, which represents the completion of administratively dissolving T Avatar LLC. As there were no operations established under the entity, there is a limited impact to Trust Stamp. The dissolution of T Avatar LLC was effective February 28, 2023.

Further, we continue to consolidate Tstamp Incentive Holdings (“TSIH”) which we consider to be a variable interest entity.

Variable Interest Entity — On April 9, 2019, management created a new entity, TSIH. Furthermore, on April 25, 2019, the Company issued 320,513 shares of Class A Common Stock to TSIH, for the purpose of providing a pool of shares of Class A Common Stock of the Company that the Company’s Board of Directors (the “Board”) could use for employee stock awards and were recorded initially as treasury stock. Since establishing TSIH, 264,000 shares were transferred to various employees as a stock award that were earned and outstanding. On February 15, 2023 Trust Stamp issued 206,033 shares of Class A Common Stock to TSIH to be used to satisfy vested employee stock awards.

The Company does not own any of the shares of Class A Common Stock of the Company held by TSIH. The Company considers this entity to be a variable interest entity (“VIE”) because it is thinly capitalized and holds no cash. Because the Company does not own shares in TSIH, management believes that this gives the Company a variable interest. Further, management of the Company also acts as management of TSIH and is the decision-maker as management grants shares held by TSIH to employees of the Company. As this VIE owns only shares in the Company and no other liabilities or assets, the Company is the primary beneficiary of TSIH and will consolidate the VIE.

Use of Estimates — The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. Actual results could differ materially from these estimates. On an ongoing basis, the Company evaluates their estimates that include, but are not limited to, percentage of completion related to revenue contracts that are not fully complete at the end of a fiscal quarter, capitalization and estimated useful life of internal-use software, the allowance for doubtful accounts, the fair value of financial assets and liabilities, the recoverability of goodwill, stock-based compensation including the determination of the fair value of our common stock, impairment of long-lived assets, the valuation of deferred tax assets and uncertain tax positions, and warrant liabilities. We base our estimates on assumptions, both historical and forward-looking trends, and various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Segment Information — The Company has a single operating and reportable segment. The Company’s chief operating decision maker is its Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, and allocating resources.

Risks and Uncertainties — The Company is dependent upon additional capital resources for its planned full-scale operations, and is subject to significant risks and uncertainties, including failing to secure funding to continue to operationalize the Company’s plans or failing to profitably operate the business.

Major Customers and Concentration of Risks — Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. We maintain our cash and cash equivalents with high-quality financial institutions, mainly in the United States; the composition of which are regularly monitored by us. The Federal Deposit Insurance Corporation covers $250 thousand for substantially all depository accounts. The Company from time to time may have amounts on deposit in excess of the insured limits. As of March 31, 2023 and December 31, 2022, the Company had $284 thousand and $71 thousand in U.S. bank accounts, respectively, which exceeded these insured amounts. Management believes minimal credit risk exists with respect to these financial institutions and the Company has not experienced any losses on such amounts.

For accounts receivable, we are exposed to credit risk in the event of nonpayment by customers to the extent the amounts are recorded in the consolidated balance sheets. We extend different levels of credit and maintain reserves for potential credit losses based upon the expected collectability of accounts receivable. We manage credit risk related to our customers by performing periodic evaluations of credit worthiness and applying other credit risk monitoring procedures.

Three customers represented 93.21% or 62.04%, 15.94%, and 15.23% of the balance of total accounts receivable as of March 31, 2023 and three customers represented 95.37% or 36.90%, 32.69%, and 25.78% of the balance of total accounts receivable as of December 31, 2022. The Company seeks to mitigate its credit risk with respect to accounts receivable by contracting with large commercial customers and government agencies, and regularly monitoring the aging of accounts receivable balances. As of March 31, 2023 and December 31, 2022, the Company had not experienced any significant losses on its accounts receivable.

During the three months ended March 31, 2023, the Company sold to primarily three customers which made up approximately 78.77% of total Net revenue, and consisted of 40.14%, 25.08%, and 13.55% from an S&P 500 Bank, Mastercard, and FIS, respectively.

Additionally, during the three months ended March 31, 2022, the Company sold to primarily one customer, ICE, which made up approximately 79.42% of total Net revenue.

Foreign Currencies — The functional currencies of the Company’s foreign subsidiaries are the local currencies. For those subsidiaries, the assets and liabilities are translated into U.S. dollars at the exchange rate method at the unaudited condensed consolidated balance sheet date. The Company’s other comprehensive (loss) is comprised of foreign currency translation adjustments related to the Company’s foreign subsidiaries. Income and expenses are translated at the average exchange rates for the period. Foreign currency transaction gains and losses are included in other income or other expense in the unaudited condensed consolidated statements of operations.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash in banks and bank deposits. The Company considers all highly liquid instruments purchased with an original maturity of three months or less when purchased as cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts — Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts, if any. Allowance for doubtful accounts is based on the Company’s best estimate of probable losses inherent in its accounts receivable portfolio and is determined based on expectations of the customer’s ability to pay by considering factors such as historical experience, financial position of the customer, age of the accounts receivable, current economic conditions, including the ongoing COVID-19 pandemic, and as well as reasonable and supportable forward-looking factors about its portfolio and future economic conditions. Accounts receivables are written-off and charged against an allowance for doubtful accounts when the Company has exhausted collection efforts without success. No allowance for bad debts has been established. Bad debts are recognized when they are deemed uncollectible, and management considers all present receivables fully collectible.

As of March 31, 2023 and December 31, 2022, accounts receivable includes unbilled receivables of $90 thousand and $109 thousand, respectively.

Property and Equipment, Net — Property and equipment, net is stated at cost less accumulated depreciation. Depreciation is recognized using the straight-line method over the estimated useful lives of the respective assets. Maintenance and repairs that do not improve or extend the useful lives of the assets are expensed when incurred, whereas additions and major improvements are capitalized. Upon sale or retirement of assets, the cost and related accumulated depreciation are derecognized from the unaudited condensed consolidated balance sheet and any resulting gain or loss is recorded in the unaudited condensed consolidated statements of operations in the period realized.

Capitalized Internal-Use Software, Net — Costs related to software acquired, developed, or modified solely to meet our internal requirements, with no substantive plans to market such software at the time of development are capitalized. The Company capitalizes eligible costs to develop internal-use software that are incurred subsequent to the preliminary project stage through the development stage. These costs consist of personnel costs (including related benefits and stock-based compensation) that are incurred during the application development stage. Costs incurred during the preliminary project stage and during the post-implementation operational stage are expensed as incurred. Maintenance costs are expensed as incurred. The estimated useful life of costs capitalized is evaluated for each specific project that is generally five years. Actual economic lives may differ from estimated useful lives. Periodic reviews could result in a change in estimated useful lives and therefore changes in amortization expense in future periods.

Accounting for Impairment of Long-Lived Assets — Long-lived assets with finite lives include property and equipment, capitalized internal-use software, right of use assets, and intangible assets subject to amortization. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset exceeds these estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the assets exceeds the fair value of the asset or asset group. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company determined that as of March 31, 2023, and December 31, 2022, no long-lived assets with finite lives were impaired.

Goodwill — Goodwill is accounted for in accordance with FASB ASC 350, Intangibles—Goodwill and Other. The Company allocates the cost of an acquired business to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase consideration transferred over the fair value of the net assets acquired, including other intangible assets, is recorded as goodwill. Goodwill is tested for impairment at the reporting unit level at least quarterly or more frequently when events or circumstances occur that indicate that it is more likely than not that an impairment has occurred. In assessing goodwill for impairment, the Company first assesses qualitative factors to determine whether it is necessary to perform the quantitative goodwill impairment test. In the qualitative assessment, the Company considers factors including economic conditions, industry and market conditions and developments, overall financial performance and other relevant entity-specific events in determining whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. Should the Company conclude that it is more likely than not that the recorded goodwill amounts have been impaired, the Company would perform the impairment test. Goodwill impairment exists when a reporting unit’s carrying value exceeds its fair value. Significant judgment is applied when goodwill is assessed for impairment. There were no impairment charges to goodwill during the three months ended March 31, 2023 and year ended December 31, 2022.

Fair Value of Assets and Liabilities — The Company follows the relevant U.S. GAAP guidance regarding the determination and measurement of the fair value of assets/liabilities; in which fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction valuation hierarchy which requires an entity to maximize the use of observable inputs when measuring fair value. The guidance describes the following three levels of inputs that may be used in the methodology to measure fair value:

Level 1 – Quoted prices available in active markets for identical investments as of the reporting date;

Level 2 – Inputs other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date; and

Level 3 – Unobservable inputs, which are to be used in situations where there is little or no market activity for the asset or liability and wherein the reporting entity makes estimates and assumptions related to the pricing of the asset or liability including assumptions regarding risk.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The estimated fair values of cash, accounts receivable, related party receivables, prepaid expenses and other current assets, other assets, accounts payable, related party payables, accrued expenses, deferred revenue, customer deposit liabilities, and nonconvertible notes payable approximate their carrying values. The fair values of warrant liabilities issued in connection with equity or debt issuance are determined using the Black-Scholes valuation model, a “Level 3” fair value measurement, based on the estimated fair value of the underlying common stock, volatility based on the historical volatility data of similar companies, considering the industry, products and market capitalization of such other entities, the expected life based on the remaining contractual term of the conversion option and warrant liabilities and the risk free interest rate based on the implied yield available on U.S. Treasury Securities with a maturity equivalent to the warrant liability’s contractual life. The Company accounts for its financial assets and liabilities at fair value regularly. The Company evaluates the fair value of its non-financial assets and liabilities on a nonrecurring basis.

Revenue Recognition — The Company derives its revenue primarily from professional services. Revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, the Company includes an estimate of the amount it expects to receive or the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur. The Company determines the amount of revenue to be recognized through the application of the following steps:

●	Identification of the contract, or contracts with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when or as the Company satisfies the performance obligations.

At contract inception, the Company will assess the services agreed upon within each contract and assess whether each service is distinct and determine those that are performance obligations. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. In general, each contract with a customer consists of a single performance obligation to perform services in which revenue is recognized when the service has been delivered.

Remaining Performance Obligations — The Company’s arrangements with its customers often have terms that span over multiple years. However, the Company generally allows its customers to terminate contracts for convenience prior to the end of the stated term with less than twelve months’ notice. Revenue allocated to remaining performance obligations represents noncancelable contracted revenue that has not yet been recognized, which includes deferred revenue and, in certain instances, amounts that will be invoiced. The Company has elected the practical expedient allowing the Company to not disclose remaining performance obligations for contracts with original terms of twelve months or less. Cancelable contracted revenue, which includes customer deposit liabilities, is not considered a remaining performance obligation. As of March 31, 2023, and December 31, 2022, the Company did not have any related performance obligations for contracts with terms exceeding twelve months.

Disaggregation of Revenue

	For the three months ended
	March 31,
	2023	2022
Professional services (over time)	$383,633	$2,758,544
License fees (over time)	75,000	62,500
Total Revenue	$458,633	$2,821,044

Contract Balances — The timing of customer billing and payment relative to the start of the service period varies from contract to contract; however, the Company bills many of its customers in advance of the provision of services under its contracts, resulting in liabilities consisting of either deferred revenue (a “contract liability”) or customer deposit liabilities. Deferred revenue represents billings under noncancelable contracts before the related product or service is transferred to the customer. Such amounts are recognized by the Company over the life of the contract upon meeting the revenue recognition criteria, but generally within one year. Customer deposit liabilities consist of billings or payments received in advance of the start of the contractual term or for anticipated revenue-generating activities for the portion of a contract term that is subject to cancellation for convenience. Certain of the Company’s arrangements generally include terms that allow the customer to terminate the contract for convenience and receive a refund of the amount of the customer deposit for the percentage of the work not performed prior to the notice of termination. In these arrangements, the Company concluded there are no enforceable rights and obligations after such notice period and therefore, the consideration received or due from the customer that is subject to termination for convenience is recorded as customer deposit liabilities.

The payment terms and conditions vary by contract; however, the Company’s terms generally require payment within 30 to 60 days from the invoice date. In instances where the timing of revenue recognition differs from the timing of payment, the Company elected to apply the practical expedient in accordance with ASC 606 to not adjust contract consideration for the effects of a significant financing component as the Company expects, at contract inception, that the period between when promised goods and services are transferred to the customer and when the customer pays for those goods and services will be one year or less. As such, the Company determined its contracts do not generally contain a significant financing component.

Costs to Obtain and Fulfill Contracts — Incremental costs of obtaining a contract include only those costs that are directly related to the acquisition of contracts, including sales commissions, and that would not have been incurred if the contract had not been obtained. In alignment with ASC 340, the Company recognizes an asset for the incremental costs of obtaining a contract with a customer if we expect to recover the costs. The Company elected to apply the practical expedient in accordance with ASC 340 which allows the Company to expense commissions as incurred when the contract term is twelve months or less in total. Costs to obtain contracts and costs to fulfill contracts were not material in the periods presented.

Warrants — The Company accounts for stock warrants as either equity instruments, derivative liabilities, or liabilities in accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”), depending on the specific terms of the warrant agreement.

Cost of Services Provided — Cost of services generally consists of the cost of hosting fees, materials, and cost of labor associated with professional services rendered. Depreciation and amortization expense is not included in cost of services.

Research and Development — Research and development costs are expensed as incurred and consist primarily of personnel costs such as salaries and benefits and relate primarily to time spent during the preliminary project stage, post implementation maintenance, bug fixes associated with capitalized internal-use software activities, and front-end application development in which technological feasibility has not been established. Depreciation and amortization expense is not included in research and development.

Advertising — Advertising costs are expensed as incurred. Advertising and marketing expense totaled $52 thousand and $58 thousand for the three months ended March 31, 2023 and 2022, respectively.

Stock- Based Compensation — The Company accounts for its stock-based compensation arrangements at fair value. Fair value of each stock-based award is estimated on the date of grant using either the Black-Scholes-Merton Model for stock options granted or using the fair value of a common stock for stock grants and restricted stock units. The Black-Scholes-Merton option-pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common shares, the expected term of the share option, the expected volatility of the price of our common shares, risk-free interest rates, and the expected dividend yield of common shares. The assumptions used to determine the fair value of the option awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. The calculated fair value is recognized as expense over the requisite service period using the straight-line method. Forfeitures are accounted for in the period in which they occur. Trust Stamp offers the indirect repurchase of shares through a net-settlement feature upon the vesting of RSU awards to satisfy minimum statutory tax-withholding requirements for the recipient.

Income Taxes — The Company records income tax provisions for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts for financial reporting purposes and the tax bases of assets and liabilities, as well as for loss and tax credit carryforwards. The deferred assets and liabilities are measured using the statutorily enacted tax rates anticipated to be in effect when those tax assets and liabilities are expected to be realized or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

A valuation allowance is established if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income in assessing the need for a valuation allowance.

The Company’s tax positions are subject to income tax audits by multiple tax jurisdictions. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not the position will be sustainable upon examination by the taxing authority, including resolution of any related appeals or litigation processes. This evaluation is based on all available evidence and assumes that the tax authorities have full knowledge of all relevant information concerning the tax position. The tax benefit recognized is measured as the largest amount of benefit which is more likely than not (greater than 50% likely) to be realized upon ultimate settlement with the taxing authority. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in income tax expense. The Company adjusts these reserves in accordance with the income tax guidance when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different from the amounts recorded, such differences may affect the provision for income taxes in the period in which such determination is made and could have a material impact on the Company’s financial condition and operating results.

The Company computes its tax provision for interim periods by applying the estimated annual effective tax rate to year-to-date pre-tax income from recurring operations and adjusting for discrete tax items arising in that quarter. There were no discrete items that impacted the effective tax rate for the three months ended March 31, 2023 and March 31, 2022, respectively. The rate remained consistent over the period due to the full valuation allowance recorded in the period.

The Company had an effective tax rate of 0% for the three months ended March 31, 2023 and 2022, respectively. The Company has incurred U.S. operating losses and has minimal profits in foreign jurisdictions.

Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. In making this determination, management considers all available positive and negative evidence affecting specific deferred tax assets, including the Company’s past and anticipated future performance, the reversal of deferred tax liabilities, the length of carry-back and carry-forward periods, and the implementation of tax planning strategies.

The Company had no unrecognized tax benefits as of March 31, 2023 and December 31, 2022.

It is the Company’s policy to recognize interest and penalties related to income tax matters in income tax expense. The Company has not accrued any penalties related to uncertain tax positions due to offsetting tax attributes as of March 31, 2023 and December 31, 2022.

The Company files U.S. federal, state, and foreign income tax returns in jurisdictions with varying statutes of limitation. The only material jurisdiction where the Company is subject to potential examination by tax authorities is the U.S. (federal and state) for tax years 2016 through 2022.

Leases — The Company determines if a contract is a lease or contains a lease at the inception of the contract in accordance with ASC 842. All leases are assessed for classification as an operating lease or a finance lease. The lease term begins on the commencement date, the date the Company takes possession of the property, and the commencement date is used to calculate straight-line expense for operating leases. The lease may include options to extend or terminate the lease. When it is reasonably certain that the option will be exercised, the Company reassess our conclusions to account for the modified contract.

Operating lease right-of-use assets represent the Company’s right to use an underlying asset during a lease term and are included in non-current assets on our unaudited condensed consolidated balance sheet. Operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease liabilities are divided into two classifications on our unaudited condensed consolidated balance sheet as a current liability, short-term operating lease liabilities, and a non-current liability, long-term operating lease liabilities. The Company does not have any finance lease right-of-use assets or finance lease liabilities.

The Company’s operating lease liabilities are recognized at the applicable lease commencement date based on the present value of the lease payments required to be paid over the lease term. The interest rate implicit in the lease is not readily determinable, therefore, the Company uses an estimated incremental borrowing rate to discount the lease payments to present value. The estimated incremental borrowing rate is derived from information available at the lease commencement date. The Company’s right-of-use assets are also recognized at the applicable lease commencement date. The right-of-use asset equals the carrying amount of the related operating lease liability, adjusted for any lease payments made prior to lease commencement and lease incentives provided by the lessor. Variable lease payments are expensed as incurred and do not factor into the measurement of the applicable right-of-use asset or operating lease liability.

The term of our leases equals the non-cancellable period of the lease, including any rent-free periods provided by the lessor, and also include options to renew or extend the lease (including by not terminating the lease) that we are reasonably certain to exercise. We establish the term of each lease at lease commencement and reassess that term in subsequent periods if a triggering event occurs. Operating lease cost for lease payments is recognized on a straight-line basis over the lease term.

Some lease contracts include lease and non-lease components. Trust Stamp elected the practical expedient offered by ASC 842 to not separate the lease components from non-lease components. As a result, the Company accounts for leases as a single lease component.

In addition, the Company elected not to recognize right-of-use assets and operating lease liabilities for leases term of twelve months or less. The short-term lease expenses are recognized on a straight-line basis over the lease term.

Commitments and Contingencies — Liabilities for loss contingencies arising from claims, disputes, legal proceedings, fines and penalties, and other sources are recorded when it is probable that a liability has been or will be incurred and the amount of the liability can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Recoveries of such legal costs from insurance policies are recorded as an offset to legal expenses in the period they are received.

Treasury Stock — Repurchased treasury stock is recorded at cost. When treasury stock is resold at a price different than its historical acquisition cost, the difference is recorded as a component of additional paid-in capital in the unaudited condensed consolidated balance sheets.

Net Loss per Share Attributable to Common Stockholders — Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed by giving effect to all potentially dilutive Class A Common Stock equivalents for the period. For the purposes of this calculation, stock-based awards, warrants, and the conversion option of convertible notes are considered to be potential common shares outstanding. Since the Company incurred net losses for each of the periods presented, diluted net loss per share is the same as basic net loss per share. The Company’s potential common shares outstanding were not included in the calculation of diluted net loss per share as the effect would be anti-dilutive.

Recent Accounting Pronouncements Not Yet Adopted — In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. The amendments in this ASU clarify that an entity should measure the fair value of an equity security subject to contractual sale restriction the same way it measures an identical equity security that is not subject to such a restriction. The FASB said the contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, should not affect its fair value. The ASU is effective for public entities for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted. The Company does not expect this guidance to have a material impact to its unaudited condensed consolidated financial statements or related disclosures.

Recently Adopted Accounting Pronouncement — In June 2016, the FASB issued Accounting Standards Update No. 2016-13, “Financial Instruments - Credit Losses (Topic 326)” (“ASU 2016-13”). ASU 2016-13 revises the methodology for measuring credit losses on financial instruments and the timing of when such losses are recorded. In November 2019, FASB issued ASU 2019-10, “Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842).”  This ASU defers the effective date of ASU 2016-13 for public companies that are considered smaller reporting companies as defined by the SEC to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted this standard as of January 1, 2023, and the guidance did not have a material impact on its unaudited condensed consolidated financial statements or related disclosures.

2.    Borrowings

Non-Convertible Promissory Notes Payable

	As of March 31,	As of December 31,
	2023	2022
Malta loan receipt 3 – June 3, 2022	$63,156	$62,365
Malta loan receipt 2 – August 10, 2021	307,632	303,778
Malta loan receipt 1 – February 9, 2021	498,239	491,996
Interest added to principal	28,685	11,551
Total principal outstanding	897,712	869,690
Plus accrued interest	9,904	16,775
Total promissory notes payable	$907,616	$886,465

In May 2020, the Company formed a subsidiary in the Republic of Malta, Trust Stamp Malta Limited, with the intent to establish a research and development center with the assistance of potential grants and loans from the Maltese government. As part of the creation of this entity, we entered into an agreement with the government of Malta for a potentially repayable advance of up to €800 thousand or $858 thousand to assist in covering the costs of 75% of the first 24 months of payroll costs for any employee who begins 36 months from the execution of the agreement on July 8, 2020. On February 9, 2021, the Company began receiving funds and as of March 31, 2023, the balance received was $869 thousand which includes changes in foreign currency rates.

The Company will pay an annual interest rate of 2% over the European Central Banks (ECB) base rate as set on the beginning of the year in review. If the ECB rate is below negative 1%, the interest rate shall be fixed at 1%. The Company will repay a minimum of 10% of Trust Stamp Malta Limited’s pre-tax profits per annum capped at 15% of the amount due to the Corporation until the disbursed funds are repaid. At this time, Trust Stamp Malta Limited does not have any revenue-generating contracts and therefore, we do not believe any amounts shall be classified as current.

3.    Warrants

Liability Classified Warrants

The following table presents the change in the liability balance associated with the liability classified warrants, which are classified in Level 3 of the fair value hierarchy from January 1, 2022 to March 31, 2023:

Warrants ($)
Balance as of January 1, 2022	$374,694
Additional warrants issued	—
Change in fair value	(113,125)
Balance as of December 31, 2022	$261,569
Additional warrants issued	—
Change in fair value	1,340
Balance as of March 31, 2023	$262,909

As of March 31, 2023, the Company has issued a customer a warrant to purchase up to $1.00 million of capital stock in a future round of financing at a 20% discount of the lowest price paid by another investor. The warrant was issued on November 9, 2016. There is no vesting period, and the warrant expires on November 30, 2026. The Company evaluated the provisions of ASC 480, Distinguishing Liabilities from Equity, noting the warrant should be classified as a liability due to its settlement being for a variable number of shares and potentially for a class of shares not yet authorized. The warrant was determined to have a fair value of $250 thousand which was recorded as a deferred contract acquisition asset and to a warrant liability during the year ended December 31, 2016 and was amortized as a revenue discount prior to the current periods presented. The fair value of the warrant was estimated on the date of grant by estimating the warrant’s intrinsic value on issuance using the estimated fair value of the Company as a whole and has a balance of $250 thousand as of March 31, 2023.

On December 16, 2016, the Company issued an investor warrant to purchase $50 thousand worth of shares of our Class A Common Stock. The warrants have no vesting period and expires on December 16, 2026. The warrant agreement states that the investor is entitled to the “number of shares of Common Stock with a Fair Market Value as of the Determination Date of $50,000”. The determination date is defined as the “date that is the earlier of (A) the conversion of the investor’s Note into the equity interests of the Company or (B) the maturity date of the Note.” The investor converted the referenced Note on June 30, 2020, therefore, defining the determination date. The number of shares to be purchased is settled as 6,418 shares as of June 30, 2020. The exercise price of the warrants is variable until the exercise date.

The Company used a Black-Scholes-Merton pricing model to determine the fair value of the warrants and uses this model to assess the fair value of the warrant liability. As of March 31, 2023, the warrant liability is recorded at $13 thousand which is a $1 thousand increase, recorded to change in fair value of warrant liability, from the balance of $12 thousand as of December 31, 2022.

Fair Value of Warrants	$2.57
Exercise price	$0.96
Risk free interest rate	4.09%
Expected dividend yield	—%
Expected volatility	92.90%
Expected term	3 years

Equity Classified Warrants

		As of March 31,	As of December 31,
Warrant Issuance Date	Strike Price	2023	2022
November 9, 2016	$3.12	80,128	80,128
January 23, 2020	$8.00	186,442	186,442
January 23, 2020	$8.00	524,599	524,599
August – December 2021	$20.00	—	268,743
January – February 2022	$20.00	—	15,171
September 14, 2022	$8.85	390,000	390,000
Total warrants outstanding		1,181,169	1,465,083

The Company has issued a customer a warrant to purchase 80,128 shares of Class A Common Stock with an exercise price of $3.12 per share. The warrant was issued on November 9, 2016. There is no vesting period, and the warrant expires on November 30, 2026.

In January 2020, the Company issued REach Ventures 2017 LP, a related party, a warrant to purchase 186,442 shares of the Company’s Class A Common Stock at an exercise of $8.00 per share in exchange for the cancellation of a $100 thousand SAFE issued on August 18, 2017 by the Company’s affiliate Trusted Mail Inc. with a value of $125 thousand. The warrants were issued on January 23, 2020. There is no vesting period, and the warrants expire on December 20, 2024.

In January 2020, the Company issued SCV, a related party, a warrant to purchase 932,111 shares of the Company’s Class A Common Stock at a strike price of $8.00 per share in exchange for $300 thousand in cash and “Premium” sponsorship status with a credited value of $100 thousand per year for 3 years totaling $300 thousand. This “premium” sponsorship status provides the Company with certain benefits in marketing and networking, such as the Company being listed on the investor’s website, as well as providing the Company certain other promotional opportunities organized by the investor. The warrants were issued on January 23, 2020. There is no vesting period, and the warrants expire on December 20, 2024.

On December 21, 2021, SCV executed a Notice of Exercise for certain of its warrants to purchase 407,512 shares of Class A Common Stock at an exercise price of $8.00 per share for a total purchase price of $3.26 million. The closing occurred on January 10, 2022 and resulted in total cash proceeds of $3.26 million to the Company for the warrant exercise.

The warrants to purchase the remaining 524,599 shares of the Company’s Class A Common Stock remain outstanding as of March 31, 2023.

The Company issued 271,593 warrants from August 2021 to December 2021 and 15,421 warrants from January 2022 to February 2022 related to the Regulation CF, D, and S common stock and warrant offering. These warrants became exercisable on January 26, 2022 when the Company received SEC qualification of its offering statement on Form 1-A. These warrants expire as of the earlier of: (a) January 26, 2023, (b) the acquisition of the Company by another entity, or (c) immediately prior to the closing of a firm commitment underwritten public offering. On August 25, 2022, we refunded $5,000 in Regulation CF Units to two investors resulting in the cancellation of 250 warrants.

During the quarter ended March 31, 2022, investors exercised 2,850 warrants at an exercise price of $20.00 per share, resulting in total cash proceeds of $57 thousand to the Company for the warrant exercises.

The warrants to purchase the remaining 283,914 shares of the Company’s Class A Common Stock expired on January 26, 2023 and are no longer outstanding as of March 31, 2023.

On September 11, 2022, the Company entered into a Securities Purchase Agreement (the “SPA”) with Armistice Capital Master Fund Ltd. Pursuant to the terms of the SPA, the Company agreed, at the closing of the SPA, to sell and issue to the Armistice Capital Master Fund Ltd. in a private placement 195,000 shares of Class A Common Stock of the Company and warrants to purchase 390,000 shares of Class A Common Stock of the Company for a total purchase price of $1,511,250. The Company incurred offering costs of $90,675 from this transaction that were recorded as a reduction of the gross proceeds.

The warrants also allow for a “cashless exercise” if, at any time after the six (6) month anniversary of the issue date of the warrants there is no effective registration statement registering the resale of the Class A Common Stock issuable pursuant to the warrants. In such a case, then warrants may also be exercised, in whole or in part, by means of a cashless exercise in which the Selling Stockholder will be entitled to receive a number of shares of Class A Common Stock as described in the warrants. Trust Stamp filed the registration statement on September 30, 2022 and received the notice of effectiveness on January 26, 2023.

The 390,000 warrants have an exercise price of $8.85 and may be exercised at any time by the Selling Stockholder starting on the issuance date, September 14, 2022, until the five year and six-month anniversary thereafter.

4.    Balance Sheet Components

Prepaid expenses and other current assets

Prepaid expenses and other current assets as of March 31, 2023 and December 31, 2022 consisted of the following:

	March 31,	December 31,
	2023	2022
Prepaid operating expenses	$236,470	$225,756
Rent deposit	61,412	55,981
VAT receivable associated with SAIT	82,423	71,742
Tax credit receivable (short-term)	66,135	218,239
Miscellaneous receivable	15,804	8,368
Prepaid expenses and other current assets	$462,244	$580,086

Capitalized internal-use software, net

Capitalized internal-use software, net as of March 31, 2023 and December 31, 2022 consisted of the following:

		March 31,	December 31,
	Useful Lives	2023	2022
Internally developed software	5 Years	$3,482,118	$3,314,450
Less accumulated depreciation		(2,036,455)	(1,895,778)
Capitalized internal-use software, net		$1,445,663	$1,418,672

Amortization expense is recognized on a straight-line basis and for the three months ended March 31, 2023 and 2022 totaled $141 thousand and $120 thousand, respectively.

Property and equipment, net

Property and equipment, net as of March 31, 2023 and December 31, 2022 consisted of the following:

		March 31,	December 31,
	Useful Lives	2023	2022
Computer equipment	3-4 Years	$148,690	$148,832
Furniture and fixtures	10 Years	27,565	27,220
Phone- equipment	2.5 years	—	297,150
Property and equipment, gross		176,255	473,202
Less accumulated depreciation		(94,146)	(172,538)
Property and equipment, net		$82,109	$300,664

Depreciation expense is recognized on a straight-line basis and for the three months ended March 31, 2023 and 2022 totaled $42 thousand and $10 thousand, respectively.

Held for sale equipment, net

The Company’s phone equipment was classified as held for sale as of March 31, 2023 as the result of the Company accepting an offer for the sale of the phone equipment in the second quarter of 2023. The major classes of assets and liabilities of the phone equipment held for sale were as follows:

March 31, 2023
Equipment assets held for sale
Phone equipment	$297,150
Accumulated depreciation	(119,240)
Total equipment assets held for sale	$177,910

Liabilities of equipment assets held for sale
Short-term financial liabilities	$177,905
Total liabilities of equipment assets held for sale	$177,905

Subsequent to March 31, 2023, on April 26, 2023, the Company sold a portion of the property and equipment for a gross sales price of $451 thousand and an estimated gain of $287 thousand.

Accrued expenses

Accrued expenses as of March 31, 2023 and December 31, 2022 consisted of the following:

	March 31,	December 31,
	2023	2022
Compensation payable	$224,812	$171,851
Commission liability	78,176	58,771
Accrued employee taxes	791,534	591,992
Accrued mobile expenses	10,000	177,099
Other accrued liabilities	86,596	100,111
Accrued expenses	$1,191,118	$1,099,824

5.    Goodwill and Intangible Assets

There were no changes in the carrying amount of goodwill for the periods ended March 31, 2023 and December 31, 2022.

Intangible assets as of March 31, 2023 and December 31, 2022 consisted of the following:

		March 31,	December 31,
	Useful Lives	2023	2022
Patent application costs	3 Years	$405,848	$382,285
Trade name and trademarks	3 Years	69,223	68,356
Intangible assets, gross		475,071	450,641
Less: Accumulated amortization		(236,261)	(198,955)
Intangible assets, net		$238,810	$251,686

Intangible asset amortization expense is recognized on a straight-line basis and intangible asset amortization expense for the three months ended March 31, 2023 and 2022 totaled $37 thousand and $24 thousand, respectively.

Estimated future amortization expense of intangible assets is as follows:

Years Ending December 31,	Amount
2023	$111,006
2024	88,818
2025	38,166
2026	820
$238,810

6.    Net Loss per Share Attributable to Common Stockholders

The following table presents the calculation of basic and diluted net loss per share:

	Three months ended
	March 31,
	2023	2022
Numerator:
Net loss attributable to common stockholders	$(2,547,450)	$(1,692,062)

Denominator:
Weighted average shares used in computing net loss per share attributable to common stockholders	5,044,775	4,549,686

Net loss per share attributable to common stockholders	$(0.50)	$(0.37)

The following potentially dilutive securities were excluded from the computation of diluted net loss per share calculations for the periods presented because the impact of including them would have been anti-dilutive:

	March 31,	March 31,
	2023	2022
Options, RSUs, and grants	735,001	521,932
Warrants	1,673,968	1,277,834
Total	2,408,969	1,799,766

7.    Stock Awards and Stock-Based Compensation

From time to time, the Company may issue stock awards in the form of Class A Common Stock grants, Restricted Stock Units (RSUs), or Class A Common Stock options with vesting/service terms. Stock awards are valued on the grant date using the Company’s common stock share price quoted on an active market. Stock options are valued using the Black-Scholes-Merton pricing model to determine the fair value of the options. We generally issue our awards in terms of a fixed monthly value, resulting in a variable number of shares being issued, or in terms of a fixed monthly share number.

During the three months ended March 31, 2023 and 2022, the Company entered into agreements with advisory board members and other external advisors to issue cash payments and stock awards in exchange for services rendered to the Company monthly. The total granted stock-based awards to advisory board members and other external advisors during the three months ended March 31, 2023 and 2022 included grants totaling, $0 and $3 thousand, respectively, options totaling $0, and RSUs totaling $3 thousand and $17 thousand, respectively.

In addition to issuing stock awards to advisory board members and other external advisors, during the three months ended March 31, 2023 and 2022, the Company granted stock-based awards to multiple employees. The total granted stock-based awards to employees during the three months ended March 31, 2023 and 2022 included grants totaling, $26 thousand and $149 thousand, respectively, options totaling $4 thousand and $29 thousand, respectively, and RSUs totaling $29 thousand and $89 thousand, respectively.

The following table summarizes stock option activity for the three months ended March 31, 2023:

			Weighted
		Weighted	Average
		Average	Remaining
	Options	Exercise Price	Contractual	Aggregate
	Outstanding	Per Share	Life (years)	Intrinsic Value
Balance as of January 1, 2022	395,002	$6.40	2.42	$5,365,737
Options granted	7,443	3.20
Options exercised	(15,121)	6.30
Options canceled and forfeited	(215)	4.40
Balance as of December 31, 2022	387,109	6.40	1.45	0
Options granted	2,647	3.01
Options exercised	(1,230)	3.25
Options canceled and forfeited	(756)	7.94
Balance as of March 31, 2023	387,770	6.37	1.21	0
Options vested and exercisable as of March 31, 2023	387,770	$6.37	1.21	$0

The aggregate intrinsic value of options outstanding, exercisable, and vested and exercisable is calculated as the difference between the exercise price of the underlying options and the fair value of the Company’s common stock. The aggregate intrinsic value of options exercised during the three months ended March 31, 2023 and 2022 is $0 and $37 thousand, respectively.

The weighted average grant-date fair value of options granted during the three months ended March 31, 2023 and 2022 was $2.00 and $16.72 per share, respectively. The total grant-date fair value of options that vested during the three months ended March 31, 2023 and 2022 was $4 thousand and $29 thousand, respectively.

As of March 31, 2023, the Company had 387,770 stock options outstanding of which all are fully vested options. As of March 31, 2023, the Company had 70,641 common stock grants outstanding of which 62,965 were vested but not issued and 7,676 were not yet vested.

All granted and outstanding common stock grants will fully vest by March 31, 2024. The Company had unrecognized stock-based compensation related to common stock grants of $15 thousand as of March 31, 2023. As of March 31, 2023, the Company had 276,590 RSUs outstanding of which 241,945 were vested but not issued and 34,645 were not yet vested. All granted and outstanding RSUs will fully vest by January 2, 2024. The Company had unrecognized stock-based compensation related to RSUs of $22 thousand as of March 31, 2023.

A summary of outstanding RSU activity is as follows:

RSU Outstanding Number of Shares
Balance as of January 1, 2022	126,900
Granted	211,700
Vested (issued)	(46,036)
Forfeited	—
Balance as of December 31, 2022	292,564
Granted	4,627
Vested (issued)	—
Forfeited	(20,601)
Balance as of March 31, 2023	276,590

The following assumptions were used to calculate the fair value of options granted during the three months ended March 31, 2023:

Fair value of Class A Common Stock	$2.65—3.57
Exercise price	$2.93 — 3.09
Risk free interest rate	3.91 — 4.23%
Expected dividend yield	0.00%
Expected volatility	92.90 — 96.45%
Expected term	3 Years

Stock-based compensation expense

Our consolidated statements of operations include stock-based compensation expense as follows:

	Three months ended March 31,
	2023	2022
Cost of services	$494	$2,174
Research and development	18,855	59,860
Selling, general, and administrative	40,225	225,752
Total stock-based compensation expense	$59,574	$287,786

8.    Related Party Transactions

Related party payables of $311 thousand and $273 thousand as of March 31, 2023 and December 31, 2022, respectively, primarily relate to amounts owed to 10Clouds, the Company’s contractor for software development and investor in the Company, and smaller amounts payable to members of management as expense reimbursements. Total costs incurred in relation to 10Clouds for the three months ended March 31, 2023 and 2022, totaled approximately $294 thousand and $215 thousand, respectively.

Legal Services

A member of management provides legal services to the Company from a law firm privately owned and separate from the Company. Certain services are provided to the Company through this law firm. Total expenses incurred by the Company in relation to these services totaled $0 and $29 thousand during the three months ended March 31, 2023 and 2022, respectively. Amounts payable as of March 31, 2023 and December 31, 2022 were $0.

Options Agreement

The Company has agreed, with effect from November 13, 2020, to grant a three-year loan in the amount of $335 thousand with an abated interest rate of 0.25% per annum to an advisory contractor to purchase 281,648 options. The options provide for the right to acquire shares of Class A Common Stock at a strike price of $6.00 per share. The options have no vesting period and will expire in November 2023. The loan was repaid with in-kind services from the contractor at a rate of $9 thousand per month for 36 months with the first payment receipt in April 2020 and the final payment received in February 2023. As of March 31, 2023 and December 31, 2022, the shareholder loan balances were $0 and $19 thousand, respectively.

Mutual Channel Agreement

On November 15, 2020, the Company entered into a Mutual Channel Agreement with Vital4Data, Inc., a company at which Kristin Stafford serves as Chief Executive Officer, who is a current Director of the Company. Pursuant to the agreement, the Company engaged Vita4Data, Inc. as a non-exclusive sales representative for the Company’s products and services. Vital4Data, Inc. is entitled to compensation in the form of commissions, receiving a 20% of commission-eligible on net revenue from sales generated by Vital4Data, Inc. in the first year of the contract term, which is reduced to 10% in the second year, and 5% in the third year. The Company has not earned or expensed any commissions pursuant to the Vital4Data, Inc. agreement to date. As of March 31, 2023 and December 31, 2022, the Vital4Data, Inc. commission due was $0.

9.    Malta Grant

During July 2020 the Company entered into an agreement with the Republic of Malta that would provide for a grant of up to €200 thousand or $251 thousand as reimbursement for operating expenses over the first twelve months following Trust Stamp Malta’s incorporation in the Republic of Malta. The Company must provide an initial capital amount of €50 thousand or $62 thousand, which is matched with a €50 thousand or $62 thousand grant. The remaining €150 thousand or $190 thousand are provided as reimbursement of operating expenses twelve months following incorporation.

U.S. GAAP does not provide authoritative guidance regarding the receipt of economic benefits from government entities in return for compliance with certain conditions. Therefore, based on ASC 105-10-05-2, non-authoritative accounting guidance from other sources was considered by analogy in determining the appropriate accounting treatment, the Company elected to apply International Accounting Standards 20 – Accounting for Government Grants and Disclosure of Government Assistance and recognizes the expected reimbursements from the Republic of Malta as deferred income. As reimbursable operating expenses are incurred, a receivable is recognized (reflected within “prepaid expenses and other current assets” in the unaudited condensed consolidated balance sheets) and income is recognized in a similar systematic basis over the same periods in the unaudited condensed consolidated statements of operations. During the three months ended March 31, 2023 and 2022, the Company incurred $0 in expenses that are reimbursable under the grant. As of March 31, 2023, all amounts provided for under this grant were received.

On January 25, 2022, the Company entered into an additional agreement with the government of Malta for a grant of up to €100 thousand or $107 thousand, in terms of the ‘Investment Aid to produce the COVID-19 Relevant Product’ program, to support the proposed investment. The estimated value of the grant is €136,568 or $146,493, at an aid intensity of 75% to cover eligible wage costs incurred after February 1, 2022 in relation to new employees engaged specifically for the implementation of the project. On September 22, 2022, the Company entered into an amendment agreement that enables the Company to submit eligible employee expenses for reimbursement by October 31, 2022. During the three months ended March 31, 2023 and 2022, the Company incurred $0, respectively, in expenses that are reimbursable under the grant. As of March 31, 2023, no amounts provided under this grant were received.

10.    Leases and Commitments

Operating Leases — The Company leases office space in Atlanta, Georgia, which serves as its corporate headquarters, office space in Malta, which serves as its research and development facility, and vehicles in Malta that are considered operating lease arrangements under ASC 842 guidance. In addition. the Company contracts for month-to-month coworking arrangements in other office spaces in North Carolina, Denmark, Poland, and Rwanda to support its dispersed workforce. As of March 31, 2023, there were no minimum lease commitments related to month-to-month lease arrangements.

Initial lease terms are determined at commencement date, the date the Company takes possession of the property, and the commencement date is used to calculate straight-line expense for operating leases. Certain leases contain renewal options for varying periods, which are at the Company’s sole discretion. For leases where the Company is reasonably certain to exercise a renewal option, such option periods have been included in the determination of the Company’s right-of-use assets and lease liabilities. The Company’s leases have remaining terms of 1 to 4 years. As the Company’s leases do not provide an implicit rate, the present value of future lease payments is determined using the Company’s incremental borrowing rate based on information available at the commencement date.

Lease term and discount rate	March 31, 2023
Weighted average remaining lease term	1.86 years
Weighted average discount rate	5.0%

The most significant impact of the adoption of the standard was the recognition of right-of-use assets and lease liabilities for operating leases on our unaudited condensed consolidated balance sheet. As of January 1, 2022, the Company had operating right-of-use assets of $323 thousand and operating lease liabilities of $303 thousand comprised of $162 thousand of current lease liabilities and $141 thousand of non-current lease liabilities. Upon adoption, the difference between the right-of-use asset and operating lease liability was due to prepaid rent of $20 thousand. Adoption of the standard did not have a material impact on our consolidated statements of operations or cash flows.

During the three months ended March 31, 2023, the Company terminated four leases including two offices in Malta and two vehicles in Malta. The terminated leases were operating leases. As a result of the terminations, the Company incurred $11 thousand in lease termination fees and recorded a loss of $187 related to this lease termination for the three months ended March 31, 2023.

March 31, 2023
Leases terminated	4
Lease termination fees	$10,932
Right-of-use assets derecognized upon lease termination	$82,982
Lease liabilities derecognized upon lease termination	$77,648
Loss recognized upon lease termination	$187

Balance sheet information related to leases as of March 31, 2023 and December 31, 2022 was as follows:

	March 31, 2023	December 31, 2022
Right-of-use assets
Operating lease right-of-use assets	$166,024	$315,765

Operating lease liabilities
Short-term operating lease liabilities	$79,269	$177,795
Long-term operating lease liabilities	56,739	102,407
Total operating lease liabilities	$136,008	$280,202

Future maturities of ASC 842 lease liabilities as of March 31, 2023 are as follows:

		Imputed
	Principal Payments	Interest Payments	Total Payments
2023	$62,004	$3,742	$65,746
2024	50,610	2,075	52,685
2025	22,800	390	23,190
2026	594	—	594
Total future maturities	$136,008	$6,207	$142,215

Total lease expense, under ASC 842, was included in selling, general, and administrative expenses in our consolidated statement of operations for the three months ended March 31, 2023 as follows:

Three Months Ended
March 31, 2023
Operating lease expense – fixed payments	$83,034
Short term lease expense	21,935
Total lease expense	$104,969

Supplemental cash flows information related to leases was as follow:

Three Months Ended
March 31, 2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$66,546

During the three months ended March 31, 2023, the Company did not incur variable lease expense.

Financial Liability Obligation — As of March 31, 2023, the Company’s financial liability totaled $178 thousand for an executed agreement with a telecommunications company for acquiring mobile hardware. On March 3, 2023, the Company provided a 30-day termination notice to the telecommunications company which terminates the mobile hardware data service. Under the contract terms with the telecommunications company, upon termination of the data service the Company must pay the remaining financial liability during the final data service billing period. The remaining financial liability will be paid within the year ending December 31, 2023.

Litigation — The Company is not currently involved with and does not know of any pending or threatening litigation against the Company or any of its officers or directors in connection with its business.

11.    Subsequent Events

Subsequent events have been evaluated through May 15, 2023, the date these unaudited condensed consolidated financial statements were available to be issued.

On April 14, 2023, the Company entered into a securities purchase agreement (“SPA”) with an institutional investor, pursuant to which the Company agreed to issue and sell to the investor (i) in a registered direct offering, 563,380 shares of Class A Common Stock, par value $0.01 per share of the Company at a price of $3.30 per share, and pre-funded warrants to purchase up to 1,009,950 shares of Class A Common Stock, at a price of $3.299 per pre-funded warrant, at an exercise price of $0.001 per share of Class A Common Stock, and (ii) in a concurrent private placement, common stock purchase warrants, exercisable for an aggregate of up to 1,573,330 shares of Class A Common Stock, at an exercise price of $3.30 per share. On April 18, 2023, the Company sold 563,380 shares of Class A Common Stock to the institutional investor for total proceeds of $3.30 for $1,859,154. Additionally, on same date, the institutional investor purchased and exercised the 1,009,950 pre-funded warrants, for total proceeds to the Company of $3,332,835, resulting in an aggregate issuance by the Company of 1,573,330 shares of Class A Common Stock for net proceeds of $4.78 million from the registered direct offering after deducting placement fee and legal expense of $363 thousand and $50 thousand, respectively. Maxim Group LLC is the sole placement agent for the registered direct offering on Form S-3, which was initially declared effective by the U.S. Securities and Exchange Commission on April 12, 2023.

T STAMP INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

T Stamp Inc. and Subsidiaries

Atlanta, Georgia

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of T Stamp Inc. and Subsidiaries (the “Company”) as of December 31, 2021, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for the year then ended and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Emphasis of Matter Regarding Liquidity

As discussed in Note 1 (not presented herein) to the consolidated financial statements, the Company has not yet generated profits and has recorded a loss of $9.1 million for the year ended December 31, 2021, operating cash outflows of $6.7 million for the year ended December 31, 2021, and an accumulated deficit of $27.2 million as of December 31, 2021. Management’s evaluation of the conditions and management’s plans to mitigate these conditions are also described in Note 1 (not presented herein). Our opinion is not modified with respect to this matter.

/s/ Cherry Bekaert LLP

We served as the Company’s auditor from 2017 to 2022.

Atlanta, Georgia

March 30, 2023 April 6, 2022 except for the impact of the reverse stock split on the 2021 financial statements as described in Note 1, as to which date is March 30, 2023.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

T Stamp Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of T Stamp Inc. (the “Company”) as of December 31, 2022, the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for the year ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2022.

Marlton, New Jersey

March 30, 2023

T STAMP INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$1,254,494	$3,475,695
Accounts receivable (includes unbilled receivables of $109,475 and $109,194 as of December 31, 2022 and 2021, respectively)	1,008,375	1,278,286
Related party receivables	31,446	13,648
Prepaid expenses and other current assets	580,086	996,602
Total Current Assets	2,874,401	5,764,231
Capitalized internal-use software, net	1,418,672	1,160,044
Goodwill	1,248,664	1,248,664
Intangible assets, net	251,686	201,807
Property and equipment, net	300,664	111,768
Operating lease right of use assets	315,765	—
Other assets	2,066	178,140
Total Assets	$6,411,918	$8,664,654
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$945,162	$304,140
Related party payables	273,176	252,773
Accrued expenses	1,099,824	1,059,532
Deferred revenue	1,811,680	503,433
Income tax payable	21,076	—
Short-term operating lease liabilities	177,795	—
Short-term financial liabilities	118,860	—
Customer deposit liabilities	—	280,108
Total Current Liabilities	4,447,573	2,399,986
Warrant liabilities	261,569	374,694
Non-convertible notes plus accrued interest of $16,458 and $12,252, on December 31, 2022 and December 31, 2021, respectively	886,465	856,258
Long-term financial liabilities	88,760	—
Long-term operating lease liabilities	102,407	—
Total Liabilities	5,786,774	3,630,938

Commitments, Note 14

Stockholders’ Equity:
Series A Preferred Stock $.01 par value, 2,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2022 and 2021, respectively	—	—
Common stock $.01 par value, 50,000,000 shares authorized, 4,910,815 and 4,151,542 shares issued and 4,854,302 and 4,095,029 outstanding at December 31, 2022 and 2021, respectively	48,543	40,950
Treasury stock, at cost: 56,513 shares held as of December 31, 2022 and 2021, respectively	—	—
Additional paid-in capital	39,496,183	31,985,880
Stockholders’ notes receivable	(18,547)	(130,267)
Accumulated other comprehensive income	237,252	183,900
Accumulated deficit	(39,299,726)	(27,208,186)
Total T Stamp Inc. Stockholders’ Equity	463,705	4,872,277
Noncontrolling interest	161,439	161,439
Total Stockholders’ Equity	625,144	5,033,716
Total Liabilities and Stockholders’ Equity	$6,411,918	$8,664,654

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2022	2021
Net revenue	$5,385,077	$3,677,896
Operating Expenses:
Cost of services provided (exclusive of depreciation and amortization shown separately below)	1,785,167	1,151,057
Research and development	2,474,327	2,529,501
Selling, general, and administrative	12,444,009	8,314,575
Depreciation and amortization	760,497	573,755
Total Operating Expenses	17,464,000	12,568,888
Operating Loss	(12,078,923)	(8,890,992)
Non-Operating Income (Expense):
Interest expense	(8,890)	(39,970)
Change in fair value of warrant liability	113,125	(86,944)
Impairment of digital assets	(27,934)	—
Grant income	—	61,601
Other income	50,354	56,932
Other expense	(118,196)	(159,533)
Total Other Income (Expense), Net	8,459	(167,914)
Net Loss before Taxes	(12,070,464)	(9,058,906)
Income tax expense	(21,076)	—
Net loss including noncontrolling interest	(12,091,540)	(9,058,906)
Net loss attributable to noncontrolling interest	—	(1,743)
Net loss attributable to T Stamp Inc.	$(12,091,540)	$(9,057,163)
Basic and diluted net loss per share attributable to T Stamp Inc.	$(2.55)	$(2.40)
Weighted-average shares used to compute basic and diluted net loss per share	4,732,774	3,767,472

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	For the years ended December 31,
	2022	2021
Net loss including noncontrolling interest	$(12,091,540)	$(9,058,906)
Other Comprehensive Income:
Foreign currency translation adjustments	53,352	138,800
Total Other Comprehensive Income	53,352	138,800
Comprehensive loss	(12,038,188)	(8,920,106)
Comprehensive loss attributable to noncontrolling interest	—	(1,743)
Comprehensive loss attributable to T Stamp Inc.	$(12,038,188)	$(8,918,363)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

							Accumulated
			Additional			Stockholders	Other
	Common Stock		Paid-In	Treasury Stock		Note	Comprehensive	Accumulated	Noncontrolling
	Shares	Amount	Capital	Shares	Amount	Receivable	Loss	Deficit	Interest	Total
Balance, January 1, 2021	3,539,197	$35,393	$20,448,068	56,513	$—	$(467,061)	$45,100	$(18,151,023)	$163,182	$2,073,659
Update for Exercise of warrants to common stock	15,000	30	120	—	—	—	—	—	—	150
Issuance of common stock	540,832	5,527	7,627,518	—	—	—	—	—	—	7,633,045
Issuance of warrants	—	—	1,129,535	—	—	—	—	—	—	1,129,535
Repayment of shareholders loan	—	—	—	—	—	75,000	—	—	—	75,000
Repayment of shareholders loan through in-kind services	—	—	—	—	—	261,794	—	—	—	261,794
Stock-based compensation	—	—	2,780,639	—	—	—	—	—	—	2,780,639
Currency translation adjustment	—	—	—	—	—	—	138,800	—	—	138,800
Net loss attributable to non-controlling interest	—	—	—	—	—	—	—	—	(1,743)	(1,743)
Net loss attributable to T Stamp Inc.	—	—	—	—	—	—	—	(9,057,163)	—	(9,057,163)
Balance, December 31, 2021	4,095,029	$40,950	$31,985,880	56,513	$—	$(130,267)	$183,900	$(27,208,186)	$161,439	$5,033,716
Exercise of warrants to common stock	490,490	4,905	3,378,857	—	—	—	—	—	—	3,383,762
Exercise of options to common stock	13,964	140	94,976	—	—	—	—	—	—	95,116
Issuance of common stock	210,836	2,108	1,021,537	—	—	—	—	—	—	1,023,645
Issuance of warrants	—	—	667,290	—	—	—	—	—	—	667,290
Issuance of common stock in relation to vested restricted stock units, net of shares forfeited to satisfy taxes	43,983	440	(51,420)	—	—	—	—	—	—	(50,980)
Repayment of shareholders loan through in-kind services	—	—	—	—	—	111,720	—	—	—	111,720
Stock-based compensation	—	—	2,399,063	—	—	—	—	—	—	2,399,063
Currency translation adjustment	—	—	—	—	—	—	53,352	—	—	53,352
Net loss attributable to T Stamp Inc.	—	—	—	—	—	—	—	(12,091,540)	—	(12,091,540)
Balance, December 31, 2022	4,854,302	$48,543	$39,496,183	56,513	$—	$(18,547)	$237,252	$(39,299,726)	$161,439	$625,144

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss attributable to T Stamp Inc.	$(12,091,540)	$(9,057,163)
Net loss attributable to noncontrolling interest	—	(1,743)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	760,497	573,755
Stock-based compensation	2,399,063	2,780,639
Change in fair value of warrant liability	(113,125)	86,944
Repayment of shareholder loans through in-kind services	111,720	261,794
Impairment of digital assets	27,934	—
Non-cash interest expense	16,458	12,252
Non-cash lease expense	266,086	—
Changes in assets and liabilities:
Accounts receivable (includes unbilled receivables activity of $281 and $109,194 as of December 31, 2022 and 2021, respectively)	269,911	(1,137,433)
Related party receivables	(17,798)	857
Prepaid expenses and other current assets	373,760	(537,607)
Other assets	178,140	19,816
Accounts payable	630,492	(73,565)
Accrued expenses	40,290	250,329
Related party payables	20,403	(195,532)
Deferred revenue	1,308,247	34,328
Income tax payable	21,076	—
Operating lease liabilities	(258,892)	—
Customer deposit liabilities	(280,108)	280,108
Net cash flows from operating activities	(6,337,386)	(6,702,221)

Cash flows from investing activities:
Purchases of property and equipment	(30,842)	(34,217)
Capitalized internally developed software costs	(776,055)	(482,219)
Acquisition of Pixelpin intangible asset	13,362	(90,621)
Purchase of digital assets	(30,000)	—
Patent application costs	(174,655)	(161,296)
Net cash flows from investing activities	(998,190)	(768,353)
Cash flows from financing activities:
Proceeds from issuance of common stock, net	983,195	7,633,045
Proceeds from issuance of common stock warrants	667,290	1,129,535
Proceeds from exercise of warrants to common stock	3,383,762	150
Proceeds from exercise of options to common stock	95,116	—
Proceeds from loan from Maltese government	61,361	844,006
Repayment of debt	—	(344,219)
Proceeds from repayment of shareholder loan	—	75,000
Principal payments on financial liability	(89,530)	—
Net cash flows from financing activities	$5,101,194	$9,337,517
Effect of foreign currency translation on cash	13,181	138,800
Net change in cash and cash equivalents	(2,221,201)	2,005,743
Cash and cash equivalents, beginning of year	3,475,695	1,469,952
Cash and cash equivalents, end of year	$1,254,494	$3,475,695

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$8	$30,215

Non-cash transactions:
Property and equipment acquired under financial liability	$297,150	$—
Operating lease right-of-use assets established upon adoption of ASC 842	$322,559	$—
Operating lease liabilities established upon adoption of ASC 842	$302,573	$—
Adjustment to operating lease right-of-use assets related to renewed leases	$259,292	$—
Adjustment to operating lease operating lease liabilities related to renewed leases	$236,521	$—
Prepaid rent expense reclassified upon adoption of ASC 842	$42,756	$—

The accompanying notes to the consolidated financial statements are an integral part of these statements.

1.    Description of Business and Summary of Significant Accounting Policies and Going Concern

Description of Business — T Stamp Inc. was incorporated on April 11, 2016 in the State of Delaware. T Stamp Inc. and its subsidiaries (“Trust Stamp”, “we”, “us”, “our” or the “Company”) develops and markets identity authentication software solutions for enterprise and government partners and peer-to-peer markets.

Trust Stamp develops proprietary artificial intelligence-powered solutions, researching and leveraging biometric science, cryptography, and data mining, to deliver insightful identity and trust predictions that identify and defend against fraudulent identity attacks, protect sensitive user information, and extend the reach of digital services through global accessibility. We utilize the power and agility of technologies such as GPU processing, edge-computing, and neural networks to process and protect data faster and more effectively than has ever previously been possible, to deliver results at a disruptively low cost for usage across multiple industries, including:

●	Banking/FinTech
●	KYC/AML Compliance
●	Humanitarian and Development Services
●	Government and Law Enforcement, including Alternative to Detention programs
●	Cryptocurrency and Digital Assets
●	Biometrically Secured Email and Digital Communications
●	P2P Transactions, Social Media, and Sharing Economy
●	Real Estate, Travel and Healthcare

Reverse Split — On February 15, 2023 our Board of Directors approved and, as of February 20, 2023, the holders of a majority of our voting capital stock approved an amendment (the “Certificate of Amendment”) to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse split of our issued and outstanding shares of Class A Common Stock at a ratio of one share for every five shares currently held, rounded up to the nearest whole share – whereby every (5) outstanding shares of Class A Common Stock will be combined and become one (1) share of Class A Common Stock, rounding up to the nearest whole number of shares (the “Reverse Split”). All share and per share amount in these consolidated financial statements have been retroactively restated to reflect the stock split. The stock split was effective for trading on the market opening of both Nasdaq on March 23, 2023.

Regulation D Common Stock Offering — On March 12, 2021, the Company launched a Regulation D offering of its Class A Common Stock to accredited investors for $5.00 million or 326,797 shares. The raise was marketed to the Company’s existing investor email list as well as new investors with an initial minimum investment of $25 thousand and a share price of $15.30 per share. The initial tranche of the round closed on April 5, 2021, with $3.92 million of reserved investment with the contracted sale of 255,965 shares of Class A Common Stock. After the initial phase, on April 6, 2021, the Company then offered up to $700 thousand or 36,458 additional shares, again only to accredited investors, with a $5 thousand minimum investment and a share price of $19.20 per share. The second tranche of the round closed on June 4, 2021, with $82 thousand of reserved investment with the contracted sale of 4,280 shares of Class A Common Stock. The Company incurred offering costs of $62 thousand from this offering that were recorded as a reduction of the gross proceeds.

Regulation CF, D, and S Common Stock and Warrant Offering — On August 25, 2021, the Company launched concurrent offerings under Regulation Crowdfunding (“Regulation CF”), Regulation D and Regulation S. The Company initially sought to raise up to $5.00 million in the aggregate between the three offerings through the sale of units but had the discretion to accept up to $5.00 million in each offering. Each unit consists of 1 share of the Company’s Class A Common Stock, par value $0.01 per share, and 1 warrant to purchase 1 share of Class A Common Stock of the Company in a future registered or exempt offering of the Company (i.e. a Regulation CF, Regulation D, or Regulation S Warrant, as applicable). The minimum target amount under the Regulation CF offering was $100 thousand, which the Company achieved.

On November 19, 2021, we closed the Regulation CF offering, having received binding commitments for 250,000 units at $20.00 per unit for a total of $5,000,000 In gross proceeds. We continued to hold closings on investments from investors who subscribed prior to November 19, 2021. As of December 31, 2021, the Company received $4,353,480 in gross proceeds from the issuance of 217,674 Regulation CF Units to investors. The Company received an additional $198,420 in gross proceeds from the issuance of 9,921 Regulation CF Units to investors during the year ended December 31, 2022. On August 25, 2022, we refunded $5,000 in Regulation CF Units to two investors. We raised a final total of $4,546,900 in gross proceeds from the issuance of 227,345 Regulation CF units to investors in this offering as of December 31, 2022. The Company incurred offering costs of $48 thousand from this offering that were recorded as a reduction of the gross proceeds.

On January 7, 2022, we closed the public portion of the Regulation D offering and conducted an additional close on February 2, 2022. As of December 31, 2021, the Company received $858,956 in gross proceeds from the issuance of 42,948 Regulation D Units to investors. The Company received an additional $105,000 in gross proceeds from the issuance of 5,250 Regulation D Units to investors during the year ended December 31, 2022. We raised a final total of $963,956 in gross proceeds from the issuance of 48,198 Regulation D units to investors in this offering as of December 31, 2022.

On January 7, 2022, we closed the Regulation S offering. We raised a final total of $224,416 in gross proceeds from the issuance of 11,221 Regulation S units to investors in this offering. As of December 31, 2021, the Company received $219,416 in gross proceeds from the issuance of 10,971 Regulation S Units to investors. The Company received an additional $5,000 in gross proceeds from the issuance of 250 Regulation D Units to investors during the year ended December 31, 2022.

Going Concern — The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not yet generated profits, with a loss in the year ended December 31, 2022, of $12.09 million, negative operating cash outflows of $6.34 million for the same period, and an accumulated deficit of $39.30 million as of December 31, 2022.

The Company’s ability to continue as a going concern in the next twelve months following the date the consolidated financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenue and raise capital as needed to satisfy its capital needs. While the negotiation of significant additional revenue is well advanced, it has not reached a stage that allows it to be factored into a going concern evaluation. In addition, although the Company has previously been successful in raising capital as needed and has already made plans to do so as well as restructuring expenses to meet the Company’s cash needs, no assurance can be given that the Company will be successful in its capital raising efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period.

Basis of Presentation — The accompanying financial statements have been prepared in conformity with US Generally Accepted Accounting Principles (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

Basis of Consolidation and Presentation — The accompanying consolidated financial statements reflect the activity of the Company and its subsidiaries, Trusted Mail Inc. (“Trusted Mail”), Sunflower Artificial Intelligence Technologies (“SAIT”), Finnovation LLC (“Finnovation”), Trust Stamp Malta Limited (“Trust Stamp Malta”), AIID Payments Limited, Biometric Innovations Limited (“Biometrics”), Trust Stamp Rwanda Limited, Metapresence Limited, and Trust Stamp Denmark ApS. All significant intercompany transactions and accounts have been eliminated.

Trust Stamp Cayman was established with the intention of taking advantage of enterprise grants which were offered by the Cayman National Government’s Enterprise Zone. No operations were established. On October 5, 2022, the Company received the Certificate of Strike Off from the Cayman Registrar of Companies, which represents the completion of administratively dissolving Trust Stamp Cayman. The dissolution was effective December 30, 2022.

Further, we continue to consolidate TStamp Incentive Holdings “TSIH” which we consider to be a variable interest entity.

Variable Interest Entity — On April 9, 2019, management created a new entity, TSIH. Furthermore, on April 25, 2019, the Company issued 320,513 shares of Class A Shares of Common Stock to TSIH that the Board can use for employee stock awards in the future and was recorded initially as treasury stock. On January 8, 2021, 206,667 shares were transferred to various employees as a stock award that was earned and outstanding on December 8, 2020, upon the Company being listed on a public market. The remaining 56,513 shares are earmarked for future employee RSU bonuses and recorded to treasury stock as of December 31, 2022.

The Company does not own any of the stock in TSIH; however, it is held by members of the Company’s management. The Company considers this entity to be a variable interest entity (“VIE”) because it is thinly capitalized and holds no cash. Because the Company does not own shares in TSIH, management believes that this gives the Company a variable interest. Further, management of the Company also acts as management of TSIH and is the decision-maker as management grants shares held by TSIH to employees of the Company. As this VIE owns only shares in the Company and no other liabilities or assets, the Company is the primary beneficiary of TSIH and will consolidate the VIE.

Use of Estimates — The preparation of the consolidated financial statements in conformity with United States generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ materially from these estimates. On an ongoing basis, we evaluate our estimates that include, but are not limited to, percentage of completion related to revenue contracts that are not fully complete at the end of a fiscal quarter, capitalization and estimated useful life of internal-use software, the allowance for doubtful accounts, the fair value of financial assets and liabilities, the recoverability of goodwill, stock-based compensation including the determination of the fair value of our common stock, impairment of long-lived assets, the valuation of deferred tax assets and uncertain tax positions, and warrant liabilities. We base our estimates on assumptions, both historical and forward-looking trends, and various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Impacts of COVID-19 — The World Health Organization declared in March 2020 that the outbreak of the novel coronavirus disease (“COVID-19”) constituted a pandemic. The COVID-19 pandemic has caused general business disruption worldwide, beginning in January 2020. The Company assessed the impacts of the coronavirus pandemic on its various accounting estimates and significant judgments, including those that require consideration of forecasted financial information in the context of the unknown future impacts of COVID-19, using information that is reasonably available at this time. The accounting estimates and other matters assessed included but were not limited to, capitalized internal-use software, the recoverability of goodwill, long-lived assets and investments recorded at cost, useful lives associated with intangible assets and capitalized internal-use software, and the valuation and assumptions underlying stock-based compensation and warrant liabilities. Based on the Company’s current assessment of these estimates, there was not a material impact to the consolidated financial statements as of and for the twelve months ended December 31, 2022.

Segment Information — The Company has a single operating and reportable segment. The Company’s chief operating decision maker is its Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, and allocating resources.

Risks and Uncertainties — The Company is dependent upon additional capital resources for its planned full-scale operations and is subject to significant risks and uncertainties, including failing to secure funding to continue to operationalize the Company’s plans or failing to profitably operate the business.

Major Customers and Concentration of Risks — Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. We maintain our cash and cash equivalents with high-quality financial institutions mainly in the United States; the composition of which are regularly monitored by us. The Federal Deposit Insurance Corporation covers $250,000 for substantially all depository accounts. The Company from time to time may have amounts on deposit in excess of the insured limits. As of December 31, 2022 and 2021, the Company had $71 thousand and $2.25 million in U.S. bank accounts, respectively, which exceeded these insured amounts. Management believes minimal credit risk exists with respect to these financial institutions and the Company has not experienced any losses on such amounts.

For accounts receivable, we are exposed to credit risk in the event of nonpayment by customers to the extent the amounts are recorded in the consolidated balance sheets. We extend different levels of credit and maintain reserves for potential credit losses based upon the expected collectability of accounts receivable. We manage credit risk related to our customers by performing periodic evaluations of credit worthiness and applying other credit risk monitoring procedures.

Three customers represented 96% or 37%, 33%, and 26% of the balance of total accounts receivable as of December 31, 2022 three customers represented 92% or 51%, 31%, and 10% of the balance of total accounts receivable as of December 31, 2021. The Company seeks to mitigate its credit risk with respect to accounts receivable by contracting with large commercial customers and government agencies and regularly monitoring the aging of accounts receivable balances. As of December 31, 2022 and 2021, the Company had not experienced any significant losses on its accounts receivable.

During the year ended December 31, 2022, the Company sold to primarily three customers which made up approximately 93.60% of total Net revenue, and consisted of 61.01%, 18.36%, and 14.23% from ICE, an S&P 500 Bank, and Mastercard, respectively.

Additionally, during the year ended December 31, 2021, the Company sold to primarily three customers which made up approximately 91.97% of total Net revenue, and consisted of 45.69%, 29.25%, and 17.03% from ICE, an S&P 500 Bank, and Mastercard, respectively.

The loss of, or substantial reduction, in statements of work from the Company’s major customers, could have a material effect on the consolidated financial statements. On August 17, 2022, Trust Stamp received notification from ICE that it was terminating the ICE Contract for convenience effective immediately.

Foreign Currencies — The functional currencies of the Company’s foreign subsidiaries are the local currencies. For those subsidiaries, the assets and liabilities are translated into U.S. dollars at the exchange rate method at the consolidated balance sheet date. The Company’s other comprehensive (loss) is comprised of foreign currency translation adjustments related to the Company’s foreign subsidiaries. Income and expenses are translated at the average exchange rates for the period. Foreign currency transaction gains and losses are included in other income or other expense in the consolidated statements of operations.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash in banks and bank deposits. The Company considers all highly liquid instruments purchased with an original maturity of three months or less when purchased as cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts — Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts, if any. Allowance for doubtful accounts is based on the Company’s best estimate of probable losses inherent in its accounts receivable portfolio and is determined based on expectations of the customer’s ability to pay by considering factors such as historical experience, financial position of the customer, age of the accounts receivable, current economic conditions, including the ongoing COVID-19 pandemic, and as well as reasonable and supportable forward-looking factors about its portfolio and future economic conditions. Accounts receivables are written-off and charged against an allowance for doubtful accounts when the Company has exhausted collection efforts without success. No allowance for bad debts has been established. Bad debts are recognized when they are deemed uncollectible, and management considers all present receivables fully collectible.

As of December 31, 2022 and 2021, accounts receivable includes unbilled receivables of $109 thousand, respectively.

Property and Equipment, Net — Property and equipment, net is stated at cost less accumulated depreciation. Depreciation is recognized using the straight-line method over the estimated useful lives of the respective assets. Maintenance and repairs that do not improve or extend the useful lives of the assets are expensed when incurred whereas additions and major improvements are capitalized. Upon sale or retirement of assets, the cost and related accumulated depreciation are derecognized from the consolidated balance sheet and any resulting gain or loss is recorded in the consolidated statements of operations in the period realized.

Capitalized Internal-Use Software, Net — Costs related to software acquired, developed, or modified solely to meet our internal requirements, with no substantive plans to market such software at the time of development are capitalized. The Company capitalizes eligible costs to develop internal-use software that are incurred subsequent to the preliminary project stage through the development stage. These costs consist of personnel costs (including related benefits and stock-based compensation) that are incurred during the application development stage. Costs incurred during the preliminary project stage and during the post-implementation operational stage are expensed as incurred. Maintenance costs are expensed as incurred. The estimated useful life of costs capitalized is evaluated for each specific project that is generally five years. Actual economic lives may differ from estimated useful lives. Periodic reviews could result in a change in estimated useful lives and therefore changes in amortization expense in future periods.

Accounting for Impairment of Long-Lived Assets — Long-lived assets with finite lives include property and equipment, capitalized internal-use software, right of use assets and intangible assets subject to amortization. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset exceeds these estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the assets exceeds the fair value of the asset or asset group. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company determined that as of December 31, 2022 and 2021, no long-lived assets with finite lives were impaired.

Goodwill — Goodwill is accounted for in accordance with FASB ASC 350, Intangibles—Goodwill and Other. The Company allocates the cost of an acquired business to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase consideration transferred over the fair value of the net assets acquired, including other intangible assets, is recorded as goodwill. Goodwill is tested for impairment at the reporting unit level at least quarterly or more frequently when events or circumstances occur that indicate that it is more likely than not that an impairment has occurred. In assessing goodwill for impairment, the Company first assesses qualitative factors to determine whether it is necessary to perform the quantitative goodwill impairment test. In the qualitative assessment, the Company considers factors including economic conditions, industry and market conditions and developments, overall financial performance and other relevant entity-specific events in determining whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. Should the Company conclude that it is more likely than not that the recorded goodwill amounts have been impaired, the Company would perform the impairment test. Goodwill impairment exists when a reporting unit’s carrying value exceeds its fair value. Significant judgment is applied when goodwill is assessed for impairment. There were no impairment charges to goodwill during the year ended December 31, 2022, and 2021.

Digital Asset — Digital assets are currently accounted for intangible assets with indefinite useful lives in accordance with ASC 350, Intangibles—Goodwill and Other. Initially, the Company accounts for digital assets by recording them at cost. Digits assets are not amortized but subsequently remeasured for any impairment losses that may have occurred since acquisition. On a quarterly basis, the Company determines the fair value of the digital asset in accordance with ASC 820, Fair Value Measurement, based on quoted prices on the active exchange where the Company purchased the digital asset (Level 1 inputs). The Company performs an analysis each quarter to identify whether events or changes in circumstances, principally decreases in the quoted prices on active exchanges, indicate that it is more likely than not that the digital asset is impaired. Should the Company conclude that it is more likely than not that the recorded digital asset value is impaired, the Company will perform the impairment test. Digital asset impairment exists when the carrying value exceeds the digital asset’s fair value. Significant judgment is applied in assessing the digital asset for impairment, and subsequent reversal of impairment losses is not permitted. During the year ended December 31, 2022, we recorded $28 thousand of impairment losses on such digital assets. The digital assets are immaterial as of December 31, 2022.

Fair Value of Assets and Liabilities — The Company follows the relevant U.S. GAAP guidance regarding the determination and measurement of the fair value of assets/liabilities; in which fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction valuation hierarchy which requires an entity to maximize the use of observable inputs when measuring fair value. The guidance describes the following three levels of inputs that may be used in the methodology to measure fair value:

Level 1 – Quoted prices available in active markets for identical investments as of the reporting date;

Level 2 – Inputs other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date; and

Level 3 – Unobservable inputs, which are to be used in situations where there is little or no market activity for the asset or liability and wherein the reporting entity makes estimates and assumptions related to the pricing of the asset or liability including assumptions regarding risk.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The estimated fair values of cash, accounts receivable, related party receivables, prepaid expenses and other current assets, other assets, accounts payable, related party payables, accrued expenses, deferred revenue, customer deposit liabilities, and nonconvertible notes payable approximate their carrying values. The fair values of warrant liabilities issued in connection with equity or debt issuance are determined using the Black-Scholes valuation model, a “Level 3” fair value measurement, based on the estimated fair value of the underlying common stock, volatility based on the historical volatility data of similar companies, considering the industry, products and market capitalization of such other entities, the expected life based on the remaining contractual term of the conversion option and warrant liabilities and the risk free interest rate based on the implied yield available on U.S. Treasury Securities with a maturity equivalent to the warrant liability’s contractual life. The Company accounts for its financial assets and liabilities at fair value regularly. The Company evaluates the fair value of its non-financial assets and liabilities on a nonrecurring basis.

Revenue Recognition — The Company derives its revenue primarily from professional services. Revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, the Company includes an estimate of the amount it expects to receive or the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

The Company determines the amount of revenue to be recognized through the application of the following steps:

●	Identification of the contract, or contracts with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when or as the Company satisfies the performance obligations.

At contract inception, the Company will assess the services agreed upon within each contract and assess whether each service is distinct and determine those that are performance obligations. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. In general, each contract with a customer consists of a single performance obligation to perform services in which revenue is recognized when the service has been delivered.

Contract Balances — The timing of customer billing and payment relative to the start of the service period varies from contract to contract; however, the Company bills many of its customers in advance of the provision of services under its contracts, resulting in liabilities consisting of either deferred revenue (a “contract liability”) or customer deposit liabilities. Deferred revenue represents billings under noncancelable contracts before the related product or service is transferred to the customer. Such amounts are recognized by the Company over the life of the contract upon meeting the revenue recognition criteria, but generally within one year. Customer deposit liabilities consist of billings or payments received in advance of the start of the contractual term or for anticipated revenue-generating activities for the portion of a contract term that is subject to cancellation for convenience. Certain of the Company’s arrangements generally include terms that allow the customer to terminate the contract for convenience and receive a refund of the amount of the customer deposit for the percentage of the work not performed prior to the notice of termination. In these arrangements, the Company concluded there are no enforceable rights and obligations after such notice period and therefore, the consideration received or due from the customer that is subject to termination for convenience is recorded as customer deposit liabilities.

The payment terms and conditions vary by contract; however, the Company’s terms generally require payment within 30 to 60 days from the invoice date. In instances where the timing of revenue recognition differs from the timing of payment, the Company elected to apply the practical expedient in accordance with ASC 606 to not adjust contract consideration for the effects of a significant financing component as the Company expects, at contract inception, that the period between when promised goods and services are transferred to the customer and when the customer pays for those goods and services will be one year or less. As such, the Company determined its contracts do not generally contain a significant financing component.

Costs to Obtain and Fulfill Contracts — Incremental costs of obtaining a contract include only those costs that are directly related to the acquisition of contracts, including sales commissions, and that would not have been incurred if the contract had not been obtained. The Company recognizes an asset for the incremental costs of obtaining a contract with a customer if it is expected that the economic benefit and amortization period will be longer than one year. Costs to obtain contracts were not material in the periods presented. The Company recognizes an asset for the costs to fulfill a contract with a customer if the costs are specifically identifiable, generate or enhance resources used to satisfy future performance obligations, and are expected to be recovered. Costs to fulfill contracts were not material in the periods presented. The Company elected to apply the practical expedient in accordance with ASC 340 which allows the Company to expense commissions as incurred when the contract term is twelve months or less in total.

Warrants — The Company accounts for stock warrants as either equity instruments, derivative liabilities, or liabilities in accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”), depending on the specific terms of the warrant agreement.

Cost of Services Provided — Cost of services generally consists of the cost of hosting fees, materials, and cost of labor associated with professional services rendered. Depreciation and amortization expense is not included in cost of services.

Research and Development — Research and development costs are expensed as incurred and consist primarily of personnel costs such as salaries and benefits and relate primarily to time spent during the preliminary project stage and post implementation maintenance and bug fixes associated with capitalized internal-use software activities, and front-end application development in which technological feasibility has not been established. Depreciation and amortization expense is not included in research and development.

Advertising — Advertising costs are expensed as incurred. Advertising and marketing expense totaled $217 thousand and $135 thousand for the years ended December 31, 2022 and 2021, respectively.

Stock- Based Compensation — The Company accounts for its stock-based compensation arrangements at fair value. Fair value of each stock-based award is estimated on the date of grant using either the Black-Scholes-Merton Model for stock options granted or using the fair value of a common stock for stock grants and restricted stock units. The Black-Scholes-Merton option-pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common shares, the expected term of the share option, the expected volatility of the price of our common shares, risk-free interest rates, and the expected dividend yield of common shares. The assumptions used to determine the fair value of the option awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. The calculated fair value is recognized as expense over the requisite service period using the straight-line method. Forfeitures are accounted for in the period in which they occur. Trust Stamp offers the indirect repurchase of shares through a net-settlement feature upon the vesting of RSU awards to satisfy minimum statutory tax-withholding requirements for the recipient.

Income Taxes — The Company records income tax provisions for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts for financial reporting purposes and the tax bases of assets and liabilities, as well as for loss and tax credit carryforwards. The deferred assets and liabilities are measured using the statutorily enacted tax rates anticipated to be in effect when those tax assets and liabilities are expected to be realized or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

A valuation allowance is established if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income in assessing the need for a valuation allowance.

The Company’s tax positions are subject to income tax audits by multiple tax jurisdictions. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not the position will be sustainable upon examination by the taxing authority, including resolution of any related appeals or litigation processes. This evaluation is based on all available evidence and assumes that the tax authorities have full knowledge of all relevant information concerning the tax position. The tax benefit recognized is measured as the largest amount of benefit which is more likely than not (greater than 50% likely) to be realized upon ultimate settlement with the taxing authority. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in income tax expense. The Company adjusts these reserves in accordance with the income tax guidance when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different from the amounts recorded, such differences may affect the provision for income taxes in the period in which such determination is made and could have a material impact on the Company’s financial condition and operating results.

We continue to record a full valuation allowance on all deferred tax assets given our continued history of operating losses and have an effective tax rate of 0% for both the years ended December 31, 2022 and 2021. Management has evaluated all other tax positions that could have a significant effect on the consolidated financial statements and determined the Company had no uncertain income tax positions as of December 31, 2022 and 2021, respectively.

Leases — The Company determines if a contract is a lease or contains a lease at the inception of the contract in accordance with ASC 842. All leases are assessed for classification as an operating lease or a finance lease. The lease term begins on the commencement date, the date the Company takes possession of the property, and the commencement date is used to calculate straight-line expense for operating leases. The lease may include options to extend or terminate the lease. When it is reasonably certain that the option will be exercised, the Company reassess our conclusions to account for the modified contract.

Operating lease right-of-use assets represent the Company’s right to use an underlying asset during a lease term and are included in non-current assets on our consolidated balance sheet. Operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease liabilities are divided into two classifications on our consolidated balance sheet as a current liability, short-term operating lease liabilities, and a non-current liability, long-term operating lease liabilities. The Company does not have any finance lease right-of-use assets or finance lease liabilities.

The Company’s operating lease liabilities are recognized at the applicable lease commencement date based on the present value of the lease payments required to be paid over the lease term. The interest rate implicit in the lease is not readily determinable, therefore, the Company uses an estimated incremental borrowing rate to discount the lease payments to present value. The estimated incremental borrowing rate is derived from information available at the lease commencement date. The Company’s right-of-use assets are also recognized at the applicable lease commencement date. The right-of-use asset equals the carrying amount of the related operating lease liability, adjusted for any lease payments made prior to lease commencement and lease incentives provided by the lessor. Variable lease payments are expensed as incurred and do not factor into the measurement of the applicable right-of-use asset or operating lease liability.

The term of our leases equals the non-cancellable period of the lease, including any rent-free periods provided by the lessor, and also include options to renew or extend the lease (including by not terminating the lease) that we are reasonably certain to exercise. We establish the term of each lease at lease commencement and reassess that term in subsequent periods if a triggering event occurs. Operating lease cost for lease payments is recognized on a straight-line basis over the lease term.

Some lease contracts include lease and non-lease components. Trust Stamp elected the practical expedient offered by ASC 842 to not separate the lease components from non-lease components. As a result, the Company accounts for leases as a single lease component.

In addition, the Company elected not to recognize right-of-use assets and operating lease liabilities for leases term of twelve months or less. The short-term lease expenses are recognized on a straight-line basis over the lease term.

Commitments and Contingencies - Liabilities for loss contingencies arising from claims, disputes, legal proceedings, fines and penalties, and other sources are recorded when it is probable that a liability has been or will be incurred and the amount of the liability can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Recoveries of such legal costs from insurance policies are recorded as an offset to legal expenses in the period they are received.

Treasury Stock - Repurchased treasury stock is recorded at cost. When treasury stock is resold at a price different than its historical acquisition cost, the difference is recorded as a component of additional paid-in capital in the consolidated balance sheets.

Net Loss per Share Attributable to Common Stockholders — Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed by giving effect to all potentially dilutive Class A Shares of Common Stock equivalents for the period. For purposes of this calculation, stock-based awards, warrants, and the conversion option of convertible notes are considered to be potential common shares outstanding. Since the Company incurred net losses for each of the periods presented, diluted net loss per share is the same as basic net loss per share. The Company’s potential common shares outstanding were not included in the calculation of diluted net loss per share as the effect would be anti-dilutive.

Recent Accounting Pronouncements Not Yet Adopted — In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. The amendments in this ASU clarify that an entity should measure the fair value of an equity security subject to contractual sale restriction the same way it measures an identical equity security that is not subject to such a restriction. The FASB said the contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, should not affect its fair value. The ASU is effective for public entities for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted. The Company does not expect this guidance to have a material impact to its consolidated financial statements or related disclosures.

Recently Adopted Accounting Pronouncement — In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (“ASU 842”). The standard requires all leases with lease terms over twelve months to be capitalized as a right-of-use asset and lease liability on the balance sheet at the date of lease commencement. Leases will be classified as either financial or operating. This distinction will be relevant for the pattern of expense recognition in the income statement. The guidance is effective for reporting periods beginning after December 15, 2021, and interim periods beginning after December 15, 2022.

The Company adopted ASC 842 as of January 1, 2022 using the optional modified retrospective transition method. As a result, we will not adjust the comparative period financial statements for the effects of the new standard or make the new, expanded required disclosures for periods prior to the adoption date. Accordingly, the results for the year ended December 31, 2021 continue to be reported under the accounting guidance, ASC Topic 840, Leases (“ASC 840”), in effect for that period.

The Company elected to use the package of practical expedients to not reassess: (i) whether any expired or existing contracts are or contain leases, (ii) lease classification for any expired or existing leases, and (iii) initial direct costs for any existing leases. The Company also elected the practical expedient not to separate the non-lease components of a contract from the lease component to which they relate. In addition, the Company made an accounting policy election that will keep leases with an initial term of twelve months or less off the consolidated balance sheet.

The adoption of ASC 842 had a material impact on the consolidated balance sheet as of January 1, 2022, and resulted in the recognition of $302 thousand of operating lease liabilities and $323 thousand of right-of-use (“ROU”) assets for those leases classified as operating leases. The adoption of ASC 842 did not have a material impact on the Company’s consolidated statements of operations and other comprehensive income (loss) or consolidated statements of cash flows. See Note 14 of the consolidated financial statements for additional details.

In March 2021, the FASB issued ASU No. 2021-03, Intangibles—Goodwill and Other (Topic 350): Accounting Alternative for Evaluating Triggering Events, an amendment of the FASB Accounting Standards Codification. The amendments in this ASU allow companies to elect not to monitor for goodwill impairment triggering events during the reporting period and instead, to evaluate the facts and circumstances as of the end of the reporting period to determine whether it is more likely than not that goodwill is impaired. This aligns the triggering event evaluation date with the reporting date, whether that date is an interim or annual reporting date. The amendments in this update are effective for fiscal years beginning after December 15, 2019, with early adoption permitted for both interim and annual financial statements that have not yet been issued or made available for issuance as of March 30, 2021. The Company adopted this standard as of January 1, 2022, and the guidance did not have a material impact on its consolidated financial statements or related disclosures.

In October 2021, the FASB issued ASU 2021-08, Business Combinations: Accounting for Contract Asset and Contract Liabilities from Contracts with Customers. This ASU requires an entity to recognize and measure contract assets and liabilities acquired in a business combination in accordance with ASU 2014-09, Revenue from Contracts with Customers. This ASU is expected to reduce diversity in practice and increase comparability for both the recognition and measurement of acquired revenue contracts with customers at the date of and after a business combination. This standard is effective for annual periods beginning after December 15, 2022, including interim periods therein, with early adoption permitted. The Company adopted this standard as of January 1, 2022, and the guidance did not have a material impact on its consolidated financial statements or related disclosures.

2.    Pixelpin Acquisition and Patent Approvals

On February 23, 2021, Trust Stamp Malta completed an agreement to acquire Pixelpin, an image-based “Pin-on-Glass” account access solution that alleviates pain-points of traditional login methods while ensuring the security of authentication. The Company paid $92 thousand in cash as consideration for the asset purchase of software intellectual property including VAT taxes. The asset acquisition was recorded at 100% of the fair value of the net assets acquired. The allocation of the consideration to the fair value of 100% of the net assets acquired at the date of acquisition is as follows:

Fair Value
Trade name and trademarks	$90,621
Foreign currency translation	1,133
Total	$91,754

On June 1, 2022, Trust Stamp Malta received a $13 thousand refund for the VAT taxes paid in the Pixelpin acquisition transaction and the Company applied the refund to reduce the asset’s carrying value to $78 thousand.

In addition to the acquisition, the Company experienced continued growth in its robust intellectual property portfolio adding a total of $175 thousand in patent investments with nine (9) new patent issuances and thirteen (13) new patent filings during the year ended December 31, 2022.

3.    Borrowings

Non-Convertible Promissory Notes Payable

	As of December 31,
	2022	2021
Malta loan receipt 3 – June 3, 2022	$62,365	$—
Malta loan receipt 2 – August 10, 2021	303,778	322,190
Malta loan receipt 1 – February 9, 2021	491,996	521,816
Interest added to principal	11,551	—
Total principal outstanding	869,690	844,006
Plus accrued interest	16,775	12,252
Total promissory notes payable	$886,465	$856,258

In May 2020, the Company formed a subsidiary in the Republic of Malta, Trust Stamp Malta Limited, with the intent to establish a research and development center with the assistance of potential grants and loans from the Maltese government. As part of the creation of this entity, we entered into an agreement with the government of Malta for a potentially repayable advance of up to €800 thousand or $858 thousand to assist in covering the costs of 75% of the first 24 months of payroll costs for any employee who begins 36 months from the execution of the agreement on July 8, 2020. On February 9, 2021, the Company began receiving funds and as of December 31, 2021 the Company had received $796 thousand recorded to non-convertible notes payable. As of December 31, 2022, the balance received was $858 thousand which includes changes in foreign currency rates and one additional loan receipt of $62 thousand received during the year ended December 31, 2022.

The Company will pay an annual interest rate of 2% over the European Central Banks (ECB) base rate as set on the beginning of the year in review. If the ECB rate is below negative one percent, the interest rate shall be fixed at one percent. The Company will repay a minimum of 10%  of Trust Stamp Malta Limited’s pre-tax profits per annum capped at 15% of the amount due to the Corporation until the disbursed funds are repaid. At this time, Trust Stamp Malta Limited does not have any revenue-generating contracts and therefore, we do not believe any amounts shall be classified as current.

On April 22, 2020, the Company entered a promissory note for $350,000 with Second Century Ventures (“SCV”) in which the Company received net proceeds of $345,000. Mark Birschbach is a director of the Company is the Managing Director of SCV. The unpaid principal, together with any then unpaid and accrued interest and any other amounts payable was due and payable on April 22, 2021 or in an event of default or a change in control as defined in the agreement and was repaid on time. The note accrued interest at a rate of 8% per annum, compounded monthly. The outstanding principal of $350 thousand and interest of $29 thousand was paid off on April 22, 2021.

Concurrently with the issuance of the note on April 22, 2020, the Company entered into a warrant agreement to purchase shares of Class A Common Stock of the Company with SCV. Pursuant to the warrant agreement, the Company issued SCV a warrant to purchase 15,000 shares at a strike price of $0.01 per share through April 22, 2021. At the expiration of the warrant agreement the warrants will be automatically exercised if the fair market value of the exercise shares exceeds the exercise price. If at any time during the term the fair market value of the exercise shares exceeds five times the exercise price, the Company shall provide SCV written notice and SCV may elect to exercise the warrant. If at any time during the term of the warrant agreement any portion of the shares of Class A Common Stock are converted to other securities, the warrants shall become immediately exercisable for that number of shares of the other securities that would have been received if the warrant agreement had been exercised in full prior to the conversion and the exercise price shall be adjusted. These warrants were exercised on April 22, 2021 at $0.01 per share.

4.    Warrants

Liability Classified Warrants

The following table presents the change in the liability balance associated with the liability-classified warrants, which are classified in Level 3 of the fair value hierarchy from January 1, 2021 to December 31, 2022:

Warrants ($)
Balance as of January 1, 2021	$287,750
Additional warrants issued	—
Change in fair value	86,944
Balance as of December 31, 2021	$374,694
Additional warrants issued	—
Change in fair value	(113,125)
Balance as of December 31, 2022	$261,569

As of December 31, 2022, the Company has issued a customer a warrant to purchase up to $1.00 million of capital stock in a future round of financing at a 20% discount of the lowest price paid by another investor. The warrant was issued on November 9, 2016. There is no vesting period, and the warrant expires on November 30, 2026. The Company evaluated the provisions of ASC 480, Distinguishing Liabilities from Equity, noting the warrant should be classified as a liability due to its settlement being for a variable number of shares and potentially for a class of shares not yet authorized. The warrant was determined to have a fair value of $250 thousand which was recorded as a deferred contract acquisition asset and to a warrant liability during the year ended December 31, 2016 and was amortized as a revenue discount prior to the current periods presented. The fair value of the warrant was estimated on the date of grant by estimating the warrant’s intrinsic value on issuance using the estimated fair value of the Company as a whole and has a balance of $250 thousand as of December 31, 2022.

On December 16, 2016, the Company issued an investor warrant to purchase $50 thousand worth of shares of our Class A Shares of Common Stock. The warrants have no vesting period and expires on December 16, 2026. The warrant agreement states that the investor is entitled to the “number of shares of Common Stock with a Fair Market Value as of the Determination Date of $50,000”. The determination date is defined as the “date that is the earlier of (A) the conversion of the investor’s Note into the equity interests of the Company or (B) the maturity date of the Note.” The investor converted the referenced Note on June 30, 2020, therefore, defining the determination date. The number of shares to be purchased is settled as 6,418 shares as of June 30, 2020. The exercise price of the warrants is variable until the exercise date.

The Company used a Black-Scholes-Merton pricing model to determine the fair value of the warrants and uses this model to assess the fair value of the warrant liability. As of December 31, 2022, the warrant liability is recorded at $12 thousand which is an $113 thousand decrease, recorded to change in fair value of warrant liability, from the balance of $125 thousand as of December 31, 2021.

The following assumptions were used to calculate the fair value of warrants liabilities during the year ended December 31, 2022:

Fair Value of Warrants	$1.80 – 13.10
Exercise price	$1.00 – 1.05
Risk free interest rate	2.09 - 4.05%
Expected dividend yield	—%
Expected volatility	53.22 - 104.50%
Expected term	1-3	years

Equity Classified Warrants

	As of December 31,
Warrant Issuance Date	Strike Price	2022	2021
September 30, 2016	$0.8320	—	80,128
November 9, 2016	$3.1200	80,128	80,128
January 23, 2020	$8.0000	186,442	186,442
January 23, 2020	$8.0000	524,599	932,111
August – December 2021	$20.0000	268,743	271,593
January – February 2022	$20.0000	15,171	—
September 14, 2022	$8.8500	390,000	—
Total warrants outstanding		1,465,083	1,550,402

On September 30, 2016, the Company issued REach®, a related party, a warrant to purchase 80,128 shares of Class A Shares of Common Stock with an exercise price of $0.8320 per share. There is no vesting period, and the warrant expires on September 30, 2026. The fair value of the warrant was estimated on the date of grant using the Black-Scholes-Merton model.

On December 21, 2021, REach® executed a Notice of Exercise for its warrants to purchase 80,128 shares of Class A Common Stock at an exercise price of $0.8320 per share. The closing occurred on January 10, 2022 and resulted in total cash proceeds of $67 thousand to the Company for the warrant exercise.

The Company has issued a customer a warrant to purchase 80,128 shares of Class A Shares of Common Stock with an exercise price of $3.1200 per share. The warrant was issued on November 9, 2016. There is no vesting period, and the warrant expires on November 30, 2026. The Company used a Black-Scholes-Merton pricing model to determine the fair value of the warrant. The fair value of the warrant issued in connection with the customer contract was determined to be $2.30 per share and had a fair value of $183 thousand which was recorded as a deferred contract acquisition asset and to additional paid-in capital during the year ended December 31, 2016 and which was amortized as a revenue discount in the periods prior to those presented. The fair value of the warrant issued is recorded as a revenue discount as it is considered a sales incentive.

These warrants remain outstanding as of December 31, 2022.

In January 2020, the Company issued REach Ventures 2017 LP, a related party, a warrant to purchase 186,442 shares of the Company’s Class A Shares of Common Stock at an exercise of $8.0000 per share in exchange for the cancellation of a $100 thousand SAFE issued on August 18, 2017 by the Company’s affiliate Trusted Mail Inc. with a value of $125 thousand. The warrants were issued on January 23, 2020. There is no vesting period, and the warrants expire on December 20, 2024.

These warrants remain outstanding as of December 31, 2022.

In January 2020, the Company issued SCV, a related party, a warrant to purchase 932,111 shares of the Company’s Class A Common Stock at a strike price of $8.0000 per share in exchange for $300 thousand in cash and “Premium” sponsorship status with a credited value of $100 thousand per year for 3 years totaling $300 thousand. This “premium” sponsorship status provides the Company with certain benefits in marketing and networking, such as the Company being listed on the investor’s website, as well as providing the Company certain other promotional opportunities organized by the investor. The warrants were issued on January 23, 2020. There is no vesting period, and the warrants expire on December 20, 2024.

On December 21, 2021, SCV executed a Notice of Exercise for certain of its warrants to purchase 407,512 shares of Class A Common Stock at an exercise price of $8.0000 per share for a total purchase price of $3.26 million. The closing occurred on January 10, 2022 and resulted in total cash proceeds of $3.26 million to the Company for the warrant exercise.

The warrants to purchase the remaining 524,599 shares of the Company’s Class A Shares of Common Stock remain outstanding as of December 31, 2022.

The Company issued 271,593 warrants from August 2021 to December 2021 and 15,421 warrants from January 2022 to February 2022 related to the Regulation CF, D, and S common stock and warrant offering. These warrants became exercisable on January 26, 2022 when the Company received SEC qualification of its offering statement on Form 1-A. These warrants expire as of the earlier of: (a) January 26, 2023, (b) the acquisition of the Company by another entity, or (c) immediately prior to the closing of a firm commitment underwritten public offering. On August 25, 2022, we refunded $5,000 in Regulation CF Units to two investors resulting in the cancellation of 250 warrants.

During the year ended December 31, 2022, investors exercised 2,850 warrants at an exercise price of $20.00 per share, resulting in total cash proceeds of $57 thousand to the Company for the warrant exercises. The warrants to purchase the remaining 283,914 shares of the Company’s Class A Shares of Common Stock remain outstanding as of December 31, 2022.

On September 11, 2022, the Company entered into a Securities Purchase Agreement (the “SPA”) with Armistice Capital Master Fund Ltd. Pursuant to the terms of the SPA, the Company agreed, at the closing of the SPA, to sell and issue to the Armistice Capital Master Fund Ltd. in a private placement 195,000 shares of Class A Common Stock of the Company and warrants to purchase 390,000 shares of Class A Common Stock of the Company for a total purchase price of $1,511,250. The Company incurred offering costs of $90,675 from this transaction that were recorded as a reduction of the gross proceeds.

The warrants also allow for a “cashless exercise” if, at any time after the six (6) month anniversary of the issue date of the warrants there is no effective registration statement registering the resale of the Class A Common Stock issuable pursuant to the warrants. In such a case, then warrants may also be exercised, in whole or in part, by means of a cashless exercise in which the Selling Stockholder will be entitled to receive a number of shares of Class A Common Stock as described in the warrants. Trust Stamp filed the registration statement on September 30, 2022 and received the notice of effectiveness on January 26, 2023.

The 390,000 warrants have an exercise price of $8.85 and may be exercised at any time by the Selling Stockholder starting on the issuance date, September 14, 2022, until the five year and six-month anniversary thereafter.

These warrants remain outstanding as of December 31, 2022.

5.    Balance Sheet Components

Prepaid expenses and other current assets

Prepaid expenses and other current assets as of December 31, 2022 and 2021 consisted of the following:

	As of December 31,
	2022	2021
Prepaid operating expenses	$225,756	$319,996
Rent deposit	55,981	100,425
VAT receivable associated with SAIT	71,742	68,798
Prepaid sponsorship	—	100,000
Tax credit receivable (short-term)	218,239	75,106
Miscellaneous receivable	8,368	332,277
Prepaid expenses and other current assets	$580,086	$996,602

Capitalized internal-use software, net

Capitalized internal-use software, net as of December 31, 2022 and 2021 consisted of the following:

		As of December 31,
	Useful Lives	2022	2021
Internally developed software	5 years	$3,314,450	$2,538,395
Less accumulated amortization		(1,895,778)	(1,378,351)
Capitalized internal-use software, net		$1,418,672	$1,160,044

Amortization expense is recognized on a straight-line basis and for the years ended December 31, 2022 and 2021 totaled $517 thousand and $454 thousand, respectively.

Property and equipment, net

Property and equipment, net as of December 31, 2022 and 2021 consisted of the following:

		As of December 31,
	Useful Lives	2022	2021
Computer equipment	3-4 years	$148,832	$125,139
Furniture and fixtures	10 years	27,220	28,870
Phone equipment	2.5 years	297,150	—
Property and equipment, gross		473,202	154,009
Less accumulated depreciation		(172,538)	(42,241)
Property and equipment, net		$300,664	$111,768

Depreciation expense is recognized on a straight-line basis and for the years ended December 31, 2022 and 2021 totaled $136 thousand and $50 thousand, respectively.

Other assets

Other assets as of December 31, 2022 and 2021 consisted of the following:

	As of December 31,
	2022	2021
Digital assets	$2,066	—
Tax credit receivable (long-term)	—	$178,140
Other assets	$2,066	$178,140

Accrued expenses

Accrued expenses as of December 31, 2022 and 2021 consisted of the following:

	As of December 31,
	2022	2021
Compensation payable	$171,851	$597,849
Commission liability	58,771	—
Accrued employee taxes	591,992	349,256
Accrued mobile expenses	177,099	—
Other accrued expenses	100,111	112,427
Accrued expenses	$1,099,824	$1,059,532

6.    Goodwill and Intangible Assets

There were no changes in the carrying amount of goodwill for the years ended December 31, 2022 and 2021.

Intangible assets as of December 31, 2022 and 2021 consisted of the following:

		As of December 31,
	Useful Lives	2022	2021
Patent application costs	3 years	$382,285	$207,630
Trade name and trademarks	3 years	68,356	86,999
Intangible assets, gross		450,641	294,629
Less: Accumulated amortization		(198,955)	(92,822)
Intangible assets, net		$251,686	$201,807

Intangible asset amortization expense is recognized on a straight-line basis and intangible asset amortization expense for the years ended December 31, 2022 and 2021 totaled $107 thousand and $70 thousand, respectively.

Estimated future amortization expense of intangible assets is as follows:

Years Ending December 31,	Amount
2023	$140,434
2024	80,940
2025	30,312
Total future amortization expense of intangible assets	$251,686

7.    Revenue Recognition

Remaining Performance Obligations

The Company’s arrangements with its customers often have terms that span over multiple years. However, the Company generally allows its customers to terminate contracts for convenience prior to the end of the stated term with less than twelve months’ notice. Revenue allocated to remaining performance obligations represents noncancelable contracted revenue that has not yet been recognized, which includes deferred revenue and, in certain instances, amounts that will be invoiced. The Company has elected the practical expedient allowing the Company to not disclose remaining performance obligations for contracts with original terms of twelve months or less. Cancelable contracted revenue, which includes customer deposit liabilities, is not considered a remaining performance obligation. As of December 31, 2022 and 2021 the Company does not have any related performance obligations for contracts with terms exceeding twelve months.

Disaggregation of Revenue

	For the years ended
	December, 31
	2022	2021
Professional services (over time)	$4,415,512	$3,477,896
Termination expense reimbursement (point in time)	719,565	—
License fees (over time)	250,000	200,000
Total net revenue	$5,385,077	$3,677,896

8.    Income Taxes

Net loss before taxes consisted of the following:

	For the years ended December 31
	2022	2021
U.S.	$(7,911,970)	$(4,808,983)
Non-U.S.	(4,158,494)	(4,249,923)
Net loss before taxes	$(12,070,464)	$(9,058,906)

The components of income tax expense are as follows:

	For the years ended December 31,
	2022	2021
Current:
U.S. Federal	$—	$—
U.S. State	5,166	—
Non-U.S.	15,910
	$21,076	$—
Deferred:
U.S. Federal	$—	$—
U.S. State	—	—
Non-U.S.	—	—
	$—	$—
	—
Total income tax expense	$21,076	$—

A reconciliation of the expected tax provision (benefit) at the statutory federal income tax rate to the Company’s recorded tax provision (benefit) consisted of the following:

	For the years ended December 31,
	2022	2021
Expected tax provision (benefit) at U.S. federal statutory rate	$(2,534,797)	$(1,902,004)
State income taxes, net of federal benefit	4,081	1,560
Foreign tax rate differential	(494,278)	(475,504)
Change in valuation allowance	3,146,272	2,096,141
Prior year deferred tax adjustments	—	(1,083)
Other	(99,938)	280,890
Total provision (benefit) for income taxes	$21,340	$—

Temporary differences that give rise to significant portions of the deferred tax assets are as follows:

	As of December 31,
	2022	2021
Deferred Tax Assets:
Net operating losses	$7,082,125	$4,975,559
Section 174	463,749	—
Tax credits	335,060	176,975
Equity compensation	1,660,684	1,193,450
Lease liability	12,292	—
Other - accruals	4,937	104,807
Other	14,634	11,528
Total Deferred Tax Assets	9,573,481	6,462,319
Deferred Tax Liabilities:
Capitalized internal-use software, net	(198,051)	(245,453)
Right-of-use asset	(12,082)	—
Total Deferred Tax Liabilities	(210,133)	(245,453)
Net Deferred Tax Assets	9,363,348	6,216,866
Valuation allowance	(9,363,348)	(6,216,866)
Deferred Tax Assets, Net	$—	$—

Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. In making this determination, management considers all available positive and negative evidence affecting specific deferred tax assets, including the Company’s past and anticipated future performance, the reversal of deferred tax liabilities, the length of carry-back and carry-forward periods, and the implementation of tax planning strategies.

Objective positive evidence is necessary to support a conclusion that a valuation allowance is not needed for all or a portion of deferred tax assets when significant negative evidence exists. The Company’s cumulative losses in recent years are the most compelling form of negative evidence considered by management in making this determination. For the years ended December 31, 2022 and 2021, the net increase in the total valuation allowance was $3,146,272 and $2,096,141, respectively, and management has determined that based on all available evidence, a valuation allowance of $9,363,348 and $6,216,866 is appropriate at December 31, 2022 and 2021, respectively.

At December 31, 2022, the Company had Federal net operating loss carrying forwards of $18,103,710. Net operating losses generated for years ending December 31, 2017 and prior total $574,051 and will expire in 2037. Net operating losses generated beginning in 2018 total $17,529,659 and have an indefinite life. At December 31, 2022, the Company had state net operating loss carry forwards of $4,341,312. State net operating losses generated for years ending December 31, 2017 and prior total $574,051 and will expire in 2037. Net operating losses generated beginning in 2018 total $3,767,261 and have an indefinite life. At December 31, 2022, the Company had foreign net operating loss carry forwards of $8,712,636 with an indefinite carry forward period. Foreign net operating losses of $601,091 will begin to expire in 2026.

Included in the balance of unrecognized tax benefit as of December 31, 2022 and December 31, 2021, are $83,765 and $44,244 respectively, of tax benefits that, if recognized, would affect the effective tax rate.

The Company recognizes accrued interest related to unrecognized tax expenses and penalties as income tax expense. Related to the unrecognized tax benefits noted above, the Company accrued $0 of interest during 2022, and $0 of penalty, and in total, as of December 31, 2022 has recognized $0 of interest and penalty.

The Company is subject to taxation in the US and various state jurisdictions. As of December 31, 2022 the Company’s tax returns for 2019, 2020, and 2021 are subject to full examination by the tax authorities. As of December 31, 2022, the Company is generally no longer subject to state or local examinations by tax authorities for years before 2019, except to the extent of NOLs generated in prior years claimed on a tax return.

9.    Net Loss per Share Attributable to Common Stockholders

The following table presents the calculation of basic and diluted net loss per share:

	For the years ended December 31,
	2022	2021
Numerator:
Net loss attributable to common stockholders	$(12,091,540)	$(9,057,163)

Denominator:
Weighted average shares used in computing net loss per share attributable to common stockholders	4,732,774	3,767,472

Net loss per share attributable to common stockholders	$(2.55)	$(2.40)

The following potentially dilutive securities were excluded from the computation of diluted net loss per share calculations for the periods presented because the impact of including them would have been anti-dilutive:

	For the years ended December 31,
	2022	2021
Options, RSUs, and grants	744,373	555,581
Warrants	1,676,118	1,729,093
Total dilutive securities	2,420,491	2,284,674

10.    Stock Awards and Stock-Based Compensation

From time to time, the Company may issue stock awards in the form of Class A Shares of Common Stock grants, Restricted Stock Units (RSUs), or Class A Shares of Common Stock options with vesting/service terms. Stock awards are valued on the grant date using the Company’s common stock share price quoted on an active market. Stock options are valued using the Black-Scholes-Merton pricing model to determine the fair value of the options. We generally issue our awards in terms of a fixed monthly value, resulting in a variable number of shares being issued, or in terms of a fixed monthly share number.

During the years ended December 31, 2022 and 2021, the Company entered into agreements with advisory board members and other external advisors to issue cash payments and stock awards in exchange for services rendered to the Company monthly. The total granted stock-based awards to advisory board members and other external advisors during the years ended December 31, 2022, and 2021 included grants totaling, $49 thousand and $141 thousand, respectively, options totaling $0 and $114, respectively, and RSUs totaling $190 thousand and $297 thousand, respectively.

In addition to issuing stock awards to advisory board members and other external advisors, during the years ended December 31, 2022, and 2021, the Company granted stock-based awards to multiple employees. The total granted stock-based awards to employees during the years ended December 31, 2022, and 2021 included grants totaling, $307 thousand and $369 thousand, respectively, options totaling $57 thousand and $500 thousand, respectively, and RSUs totaling $1.80 million and $1.47 million, respectively.

The following table summarizes stock option activity for the year ended December 31, 2022 and 2021:

			Weighted
		Weighted	Average
		Average	Remaining
	Options	Exercise Price	Contractual	Aggregate
	Outstanding	Per Share	Life (years)	Intrinsic Value
Balance as of January 1, 2021	346,806	$6.30	3.21	$527,450
Options granted	52,347	7.55
Options exercised	—	—
Options canceled and forfeited	(4,151)	3.85
Balance as of December 31, 2021	395,002	6.40	2.42	5,365,737
Options granted	7,443	3.20
Options exercised	(15,121)	6.30
Options canceled and forfeited	(215)	4.40
Balance as of December 31, 2022	387,109	6.40	1.45	0
Options vested and exercisable as of December 31, 2022	387,109	$6.40	1.45	$0

The aggregate intrinsic value of options outstanding, exercisable, and vested and exercisable is calculated as the difference between the exercise price of the underlying options and the fair value of the Company’s common stock. The aggregate intrinsic value of options exercised during the year ended December 31, 2022 and 2021 is $0.

The weighted average grant-date fair value of options granted during the years ended December 31, 2022, and 2021 was $7.65 and $ 9.55 per share, respectively. The total grant-date fair value of options that vested during the years ended December 31, 2022 and 2021 was $57 thousand and $500 thousand, respectively.

As of December 31, 2022, the Company had 387,109 stock options outstanding of which all are fully vested options. As of December 31, 2022, the Company had 64,699 common stock grants outstanding of which 57,197 were vested but not issued and 7,502 were not yet vested. All granted and outstanding common stock grants will fully vest by August 31, 2023. The Company had unrecognized stock-

based compensation related to common stock grants of $23 thousand as of December 31, 2022. As of December 31, 2022, the Company had 292,565 RSUs outstanding of which 44,234 were vested but not issued and 248,331 were not yet vested. All granted and outstanding RSUs will fully vest by January 2, 2024. The Company had unrecognized stock-based compensation related to RSUs of $176 thousand as of December 31, 2022.

A summary of outstanding RSU activity is as follows:

RSU Outstanding Number of Shares
Balance as of January 1, 2021	—
Granted	126,900
Vested (issued)	—
Forfeited	—
Balance as of December 31, 2021	126,900
Granted	211,700
Vested (issued)	(46,036)
Forfeited	—
Balance as of December 31, 2022	292,564

The following assumptions were used to calculate the fair value of options granted during the year ended December 31, 2022:

Fair value of Class A Shares of Common Stock	$3.05 – 22.90
Exercise price	$3.10 – 3.75
Risk free interest rate	1.25 - 4.38%
Expected dividend yield	0%
Expected volatility	52.80 – 104.50%
Expected term	3 Years

Stock-based compensation expense

Our consolidated statements of operations include stock-based compensation expense as follows:

	For the years ended December 31,
	2022	2021
Cost of services provided	$21,721	$160,504
Research and development expense	292,084	493,336
Selling, general, and administrative	2,085,258	2,126,799
Total stock-based compensation expense	$2,399,063	$2,780,639

11.    Stockholders’ Equity

Common Stock — At December 31, 2022, the Company was authorized to issue 52,000,000 shares, consisting of (a) 50,000,000 shares of common stock and (b) 2,000,000 shares of preferred stock. Shares of common stock are designated as Class A Shares or Class B Shares.

The Class A Shares and Class B Shares are identical in all respects except as stated below. The holders of Class A Shares are entitled to one vote for each Class A Share held at all meetings of stockholders. Except as required by applicable law, the holders of Class B Shares shall have no voting rights with respect to such shares; provided, that the holders of Class B shares shall be entitled to vote (one vote for each Class B Share held) to the same extent that the holders of Class A Shares would be entitled to vote on matters as to which non-voting equity interests are permitted to vote. There were no Class B Shares issued and outstanding as of December 31, 2022 and 2021.

Series A Convertible Preferred Stock — The Company is authorized to issue preferred stock, which was designated as Series A Preferred Stock.

Significant rights and preferences of the above redeemable convertible preferred stock prior to its conversion into Class A common stock were as follows:

Liquidation Preference — The holders of Series A Preferred Stock have liquidation preference over the holders of common stock in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company or any Deemed Liquidation Event as defined by the Amended and Restated Certificate of Incorporation.

Voting — The holders of Series A Preferred Stock are entitled to a number of votes equal to the number of whole shares of common stock into which the share of Series A Preferred Stock is convertible as of the record date.

Conversion — The Series A Preferred Stock is convertible into common stock at the option of the holder by dividing the original issue price of the Series A Preferred Stock by the Conversion Price for the common stock as defined by the Amended and Restated Certificate of Incorporation. The Series A Preferred Stock is also subject to a mandatory conversion upon either (1) the closing of the sale of shares of common stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, or (2) the date and time, or the occurrence of an event, specified by a vote of the majority holders of Series A Preferred Stock. Clause (1) was triggered during the year ended December 31, 2020 causing all shares of Series A Preferred Stock to convert into Class A Shares of Common Stock.

As of September 8, 2020, the Company and a majority of the Series A Preferred Stockholders voted to convert all Series A Preferred Stock to shares of Class A Common Stock, and it was effected on that date. There was no Series A Preferred Stock issued and outstanding as of December 31, 2022 and 2021.

Dividends — The Company may declare dividends that would be pro rata on the common stock and Series A Preferred Stock on a pari passu basis according to the number of shares of common stock held by the holders or the number of shares of common stock issuable upon conversion of the Series A Preferred Stock.

12.    Related Party Transactions

Related party payables of $273 thousand and $253 thousand as of December 31, 2022 and 2021, respectively, primarily relate to amounts owed to 10Clouds, the Company’s contractor for software development and investor in the Company, and smaller amounts payable to members of management as expense reimbursements. Total costs incurred in relation to 10Clouds for the years ended December 31, 2022 and 2021, totaled approximately $935 thousand and $1.08 million, respectively.

A member of management provides legal services to the Company from a law firm privately owned and separate from the Company. Certain services are provided to the Company through this law firm. Total expenses incurred by the Company in relation to these services totaled $138 thousand and $32 thousand during the years ended December 31, 2022 and 2021, respectively. Amounts payable as of December 31, 2022 and 2021 were $0.

The Company has agreed, with effect from November 13, 2020, to grant a three-year loan in the amount of $335 thousand with an abated interest rate of 0.25% per annum to an advisory contractor to purchase 281,648 options. The options provide for the right to acquire shares of Class A Common Stock at a strike price of $ 6.00 per share. The options have no vesting period and will expire in 24 months after the date of issuance. The loan will be repaid with in-kind services from the contractor at a rate of $9 thousand per month for 36 months with the first payment receipt in April 2020. As of December 31, 2022 and 2021, the shareholder loan balances were $19 thousand and $130 thousand, respectively.

On August 16, 2017, the Company entered into three shareholder loan agreements with three related parties for $75 thousand each, at an interest rate abated to the Applicable Federal Rate in August 2017 of ninety-six basis points. The loans were issued in exchange for 35,256 shares each and are payable to Company on the earlier of three years from the date of the Agreement, or within ninety (90) days upon liquidation of the loan’s underlying security. On July 28, 2020 and August 16, 2021, the Company extended the shareholder loans maturity date of these loans by one year on each date for a total extension of two years from the original maturity date. On November 18, 2021, one shareholder repaid the loan in full, and the Company’s Board resolved to forgive the other two loans in full as a bonus to the remaining two shareholders. As of December 31, 2022 and 2021 the shareholder loan balances were $0.

Mutual Channel Agreement

On November 15, 2020, the Company entered into a Mutual Channel Agreement with Vital4Data, Inc., a company at which Kristin Stafford serves as Chief Executive Officer, who is a current Director of the Company. Pursuant to the agreement, the Company engaged Vita4Data, Inc. as a non-exclusive sales representative for the Company’s products and services. Vital4Data, Inc. is entitled to compensation in the form of commissions, receiving a 20% of commission-eligible on net revenue from sales generated by Vital4Data, Inc. in the first year of the contract term, which is reduced to 10% in the second year, and 5% in the third year. The Company has not paid Vital4Data, Inc. any commissions pursuant to this agreement to date.

13.    Malta Grant

During July 2020 the Company entered into an agreement with the Republic of Malta that would provide for a grant of up to €200 thousand or $251 thousand as reimbursement for operating expenses over the first twelve months following Trust Stamp Malta’s incorporation in the Republic of Malta. The Company must provide an initial capital amount of €50 thousand or $62 thousand, which is matched with a €50 thousand or $62 thousand grant. The remaining €150 thousand or $190 thousand are provided as reimbursement of operating expenses twelve months following incorporation.

U.S. GAAP does not provide authoritative guidance regarding the receipt of economic benefits from government entities in return for compliance with certain conditions. Therefore, based on ASC 105-10-05-2, non-authoritative accounting guidance from other sources was considered by analogy in determining the appropriate accounting treatment, the Company elected to apply International Accounting Standards 20 – Accounting for Government Grants and Disclosure of Government Assistance and recognizes the expected reimbursements from the Republic of Malta as deferred income. As reimbursable operating expenses are incurred, a receivable is recognized (reflected within “prepaid expenses and other current assets” in the consolidated balance sheets) and income is recognized in a similar systematic basis over the same periods in the consolidated statements of operations. During the years ended December 31, 2022 and 2021, the Company incurred $0 in expenses that are reimbursable under the grant. As of December 31, 2022, all amounts provided for under this grant were received.

On January 25, 2022, the Company entered into an additional agreement with the government of Malta for a grant of up to €100 thousand or $107 thousand, in terms of the ‘Investment Aid to produce the COVID-19 Relevant Product’ program, to support the proposed investment. The estimated value of the grant is €136,568 or $146,493, at an aid intensity of 75% to cover eligible wage costs incurred after February 1, 2022 in relation to new employees engaged specifically for the implementation of the project. On September 22, 2022, the Company entered into an amendment agreement that enables the Company to submit eligible employee expenses for reimbursement by October 31, 2022. During the years ended December 31, 2022 and 2021, the Company incurred $0, respectively, in expenses that are reimbursable under the grant. As of December 31, 2022, no amounts provided under this grant were received.

14.    Leases and Commitments

Operating Leases — As of January 1, 2022, the Company adopted Accounting Standards Codification Topic 842, or ASC 842, Leases, which requires recognition of right-of-use assets and operating lease liabilities on our consolidated balance sheet. Operating lease liabilities expected to be paid within one year are recorded in current liabilities in the consolidated balance sheets. All other lease liabilities are recorded in non-current liabilities in the consolidated balance sheets. The Company adopted ASC 842 using a modified retrospective transition approach as of the effective date as permitted. As a result, the Company is not required to adjust comparative period financial information for effects of the standard or make the new required lease disclosures for the periods before the date of adoption, January 1, 2022. The Company elected the package of practical expedients which allows us not to reassess (1) whether existing or expired contracts, as of the adoption date, contain leases, (2) the lease classification for existing leases, and (3) whether existing initial direct costs meet the new definition. The Company also elected the practical expedient to not separate lease and non-lease components for our leases, and to not recognize right-of-use assets and liabilities for short-term leases.

The Company leases office space in Atlanta, Georgia, which serves as its corporate headquarters, office space in Malta, which serves as its research and development facility, and vehicles in Malta that are considered operating lease arrangements under ASC 842 guidance. In addition. the Company contracts for month-to-month coworking arrangements in other office spaces in North Carolina, Denmark, Poland, and Rwanda to support its dispersed workforce. As of December 31, 2022, there were no minimum lease commitments related to month-to-month lease arrangements.

Initial lease terms are determined at commencement date, the date the Company takes possession of the property, and the commencement date is used to calculate straight-line expense for operating leases. Certain leases contain renewal options for varying periods, which are at the Company’s sole discretion. For leases where the Company is reasonably certain to exercise a renewal option, such option periods have been included in the determination of the Company’s right-of-use assets and lease liabilities. The Company’s leases have remaining terms of 1 to 4 years. As the Company’s leases do not provide an implicit rate, the present value of future lease payments is determined using the Company’s incremental borrowing rate based on information available at the commencement date.

Lease term and discount rate	December 31, 2022
Weighted average remaining lease term	1.85 years
Weighted average discount rate	5.0%

The most significant impact of the adoption of the standard was the recognition of right-of-use assets and lease liabilities for operating leases on our consolidated balance sheet. As of January 1, 2022, the Company had operating right-of-use assets of $323 thousand and operating lease liabilities of $303 thousand comprised of $162 thousand of current lease liabilities and $141 thousand of non-current lease liabilities. Upon adoption, the difference between the right-of-use asset and operating lease liability was due to prepaid rent of $20 thousand. Adoption of the standard did not have a material impact on our consolidated statements of operations or cash flows.

Balance sheet information related to leases as of December 31, 2022 was as follows:

December 31, 2022
Right-of-use assets
Operating lease right-of-use assets	$315,765

Operating lease liabilities
Short-term operating lease liabilities	$177,795
Long-term operating lease liabilities	102,407
Total operating lease liabilities	$280,202

Future maturities of ASC 842 lease liabilities as of December 31, 2022 are as follows:

	Principal Payments	Imputed Interest Payments	Total Payments
2023	$177,795	$7,930	$185,725
2024	67,882	3,027	70,909
2025	33,774	551	34,325
2026	751	—	751
Total future maturities	$280,202	$11,508	$291,710

Total lease expense, under ASC 842, was included in selling, general, and administrative expenses in our consolidated statement of operations for the year ended December 31, 2022 as follows:

Year Ended December 31, 2022
Operating lease expense – fixed payments	$276,562
Short term lease expense	90,159
Total lease expense	$366,721

Supplemental cash flows information related to leases was as follow:

Year Ended December 31, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$258,892

During the year ended December 31, 2022, the Company did not incur variable lease expense.

Disclosures related to periods prior to adoption of ASU 2016-02 — The Company adopted ASU 2016-02 using a modified retrospective adoption method at January 1, 2022. As required, the following disclosure is provided for periods prior to adoption. Minimum operating lease commitments as of December 31, 2021 are as follows:

Years Ending December 31,	Amount
2022	$370,493
2023	76,725
2024	66,427
2025	59,157
2026	4,669
Total future minimum lease obligations	$577,471

The rent expense for the years ended December 31, 2021 was approximately $594 thousand.

Financial Liability Obligation — As of December 31, 2022, the Company’s financial liability totaled $208 thousand for an executed agreement with a telecommunications company for acquiring mobile hardware. The financial liability term is thirty months from the time each mobile hardware asset was acquired.

Future Financial Liability Obligations	Amount
2023	$118,860
2024	88,760
Total future financial liability obligations	$207,620

Financial Liability — Trust Stamp executed an agreement on September 24, 2021 with a telecommunications company for the right to purchase mobile hardware with a monthly service agreement. The mobile hardware is to be purchased at a predetermined price over a thirty-month period beginning after thirty days from the receipt and activation of the mobile hardware. Trust Stamp determined that the debt met the qualification of financial liability as it requires the payment of cash for the mobile hardware over the contractual period. The short-term financial liability is $119 thousand, and the long-term financial liability is $89 thousand as of December 31, 2022.

Litigation — The Company is not currently involved with and does not know of any pending or threatening litigation against the Company or any of its officers or directors in connection with its business.

15.    Subsequent Events

On February 28, 2023, the Company received the Certificate of Termination from the State of Georgia, which represents the completion of administratively dissolving T Avatar LLC. As there were no operations established under the entity, there is a limited impact to Trust Stamp. The dissolution of T Avatar LLC was effective February 28, 2023.

On March 10, 2023 Silicon Valley Bank was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation (“FDIC”) as receiver. At the time of closing, the Company maintained approximately $286 thousand of its cash in deposit accounts with SVB. On March 12, 2023, the U.S. Treasury, Federal Reserve, and FDIC announced that Silicon Valley Bank depositors will have access to all their money starting March 13, 2023. As of March 14, 2023, the Company had access to all its money held at Silicon Valley Bank.